                                                                 RULE 424(b)(3)
                                                      REGISTRATION NO. 33-63161

PNC BANK CORP.                     THOMAS H. O'BRIEN
Fifth Avenue and Wood Street       Chairman and
Pittsburgh, PA 15265               Chief Executive Officer

                                                                            LOGO

October 3, 1995

Dear Shareholder:

You are cordially invited to attend a Special Meeting of the shareholders of PNC Bank Corp. ("PNC") to be held on November 17, 1995 beginning at 11:00 a.m., local time, on the 15th Floor of One PNC Plaza, Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania.

At the Special Meeting, you will be asked to consider and vote upon the proposed merger of Midlantic Corporation ("Midlantic") with and into PNC Bancorp, Inc., a wholly-owned subsidiary of PNC, and the issuance of up to 115,000,000 shares of the common stock of PNC in connection therewith. Upon consummation of the merger, Midlantic shareholders will receive 2.05 shares of the common stock of PNC for each share of Midlantic common stock, and cash in lieu of any fractional share. Midlantic is a registered bank holding company with total assets of $13.7 billion headquartered in Edison, New Jersey.

Among other anticipated benefits, the merger presents a unique opportunity for PNC to achieve a significant position in the attractive New Jersey and metropolitan Philadelphia markets, to generate substantial economies by reducing costs associated with overlapping and duplicative operations and to enhance revenue growth through the marketing of PNC's products and services to Midlantic's customers. PNC's balance sheet will also be positively impacted by Midlantic's large and stable base of consumer core deposits and superior capital position. Based on the assumptions and subject to the qualifications described in the enclosed Joint Proxy Statement, we expect the proposed merger to be accretive to earnings in 1996. Further, we believe it represents a more attractive investment than other alternatives, and creates a financial institution with a more stable and consistent earnings stream capable of sustaining superior returns.

Your Board of Directors has unanimously approved the consummation of the proposed transaction subject to shareholder approval and certain other conditions, and recommends that you vote FOR the merger, which requires the issuance of additional shares of PNC common stock. The Board reached this decision after careful consideration of a number of factors. The enclosed Joint Proxy Statement describes these factors and also explains the proposed merger in greater detail. Please read it carefully.

I urge you to take the time to consider this very important matter and vote now. In order to make sure that your vote is represented, indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope regardless of whether you plan to attend the meeting. If you do attend the meeting, you may revoke your proxy at the meeting and vote in person. If you have any questions regarding the proxy form, the Special Meeting or the proposed merger, please call 1-800-488-8075.

Cordially,

THOMAS H. O'BRIEN

Thomas H. O'Brien

                                 PNC BANK CORP.
                                 ONE PNC PLAZA
                         PITTSBURGH, PENNSYLVANIA 15265

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 17, 1995

To The Shareholders of PNC Bank Corp.:

     A Special Meeting of Shareholders (the "PNC Special Meeting") of PNC Bank Corp. ("PNC") will be held on the 15th floor of One PNC Plaza, Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania, on November 17, 1995 beginning at 11:00 a.m. local time, for the following purposes:

     1. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization ("Reorganization Agreement") among Midlantic Corporation ("Midlantic"), PNC and its wholly-owned subsidiary, PNC Bancorp, Inc. ("PNC Bancorp"), and a related Agreement and Plan of Merger, each as amended ("Merger Agreement" and, collectively, with the Reorganization Agreement, "Agreement"), a copy of each of which is included in Appendix A to the accompanying Joint Proxy Statement, pursuant to which (i) Midlantic would be merged with and into PNC Bancorp; (ii) each outstanding share of common stock of Midlantic, par value $3.00 per share (except as otherwise provided in the Agreement), including each attached stock purchase right issued pursuant to the Rights Agreement dated as of February 23, 1990 between Midlantic and Midlantic Bank, N.A., as amended, would be converted into 2.05 shares of the common stock of PNC, par value $5.00 per share ("PNC Common Stock"), and cash in lieu of any fractional share; and
(iii) up to 115,000,000 shares of PNC Common Stock would be issued in connection with the proposed merger (the matters being voted on constituting the "PNC Proposal"); and

     2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Shareholders of record at the close of business on September 29, 1995 are entitled to notice of and to vote at the PNC Special Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,

WILLIAM F. STROME

William F. Strome
Corporate Secretary
Pittsburgh, Pennsylvania
October 3, 1995

                                   IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE PNC SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE PNC PROPOSAL.

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
  INTRODUCTION.........................................................................     1
  AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE...........................     2
  THE COMPANIES........................................................................     3
  SUMMARY..............................................................................     5
  MEETING INFORMATION..................................................................    17
    Date, Place and Time...............................................................    17
    Record Date; Voting Rights.........................................................    17
    Voting and Revocation of Proxies...................................................    18
    Solicitation of Proxies............................................................    18
  PROPOSED MERGER......................................................................    19
    Background of and Reasons for the Merger; Recommendations
       of the Boards of Directors......................................................    19
    Terms of the Merger................................................................    25
    Surrender of Certificates..........................................................    26
    Opinions of Financial Advisors.....................................................    26
    Representations and Warranties; Conditions to the Merger; Waiver...................    36
    Regulatory and Other Approvals.....................................................    36
    Business Pending the Merger........................................................    37
    Effective Date of the Merger; Termination..........................................    38
    Management and Operations After the Merger.........................................    38
    Interests of Certain Persons in the Merger.........................................    41
    Certain Differences in Rights of Shareholders......................................    43
    Certain Federal Income Tax Consequences............................................    48
    Resale of PNC Common Stock.........................................................    49
    Dividend Reinvestment and Stock Purchase Plan......................................    50
    Share Repurchase Program...........................................................    50
    Accounting Treatment...............................................................    50
    Stock Option Agreements............................................................    51
  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Unaudited).............................    53
  CERTAIN LEGAL PROCEEDINGS............................................................    61
  CERTAIN REGULATORY CONSIDERATIONS....................................................    62
  RELATIONSHIPS WITH INDEPENDENT AUDITORS..............................................    65
  EXPERTS..............................................................................    66
  LEGAL OPINION........................................................................    66
  SUBMISSION OF SHAREHOLDER PROPOSALS..................................................    66
  APPENDIX A-- AGREEMENT AND PLAN OF REORGANIZATION AND RELATED AGREEMENT AND PLAN OF
               MERGER, AS AMENDED
  APPENDIX B--PNC STOCK OPTION AGREEMENT
  APPENDIX C--MIDLANTIC STOCK OPTION AGREEMENT
  APPENDIX D--OPINION OF SMITH BARNEY INC.
  APPENDIX E--OPINION OF MERRILL LYNCH & CO.

                                 PNC BANK CORP.
                                      AND
                             MIDLANTIC CORPORATION

                             JOINT PROXY STATEMENT

                                  INTRODUCTION

     This Joint Proxy Statement/Prospectus ("Joint Proxy Statement") is being furnished to shareholders of PNC Bank Corp. ("PNC") and Midlantic Corporation ("Midlantic") in connection with the solicitation of proxies by the Boards of Directors of PNC and Midlantic (the "PNC Board" and the "Midlantic Board," respectively) for their use at their respective special meetings of shareholders, and any adjournments or postponements thereof, to be held at the time and place set forth in the accompanying respective notices of special meeting ("Special Meetings"). It is anticipated that the mailing of this Joint Proxy Statement and the enclosed proxy card will commence on or about October 6, 1995.

     At their respective Special Meetings, shareholders of PNC and Midlantic will be asked to approve an Agreement and Plan of Reorganization (the "Reorganization Agreement") and related Agreement and Plan of Merger (the "Merger Agreement"), each dated as of July 10, 1995, and each as subsequently amended (collectively, the "Agreement"), copies of which are attached hereto as Appendix A, providing for the Merger ("Merger") of Midlantic with and into PNC Bancorp, Inc. ("PNC Bancorp"), a wholly-owned subsidiary of PNC and, in the case of shareholders of PNC, approval of the issuance of up to 115,000,000 shares of PNC Common Stock in connection with the Merger (the matters being voted on by the PNC shareholders and the Midlantic shareholders are referred to herein as the "PNC Proposal" and the "Midlantic Proposal", respectively).

     Upon the Effective Date (as defined in the Agreement) of the Merger, each share of the common stock of Midlantic, par value $3.00 per share ("Midlantic Common Stock"), issued and outstanding immediately prior to the Effective Date (except as otherwise provided in the Agreement), including each attached stock purchase right issued pursuant to the Rights Agreement dated as of February 23, 1990 between Midlantic and Midlantic Bank, N.A., as amended (the "Rights Agreement"), will be converted into 2.05 shares of the common stock, par value $5.00 per share, of PNC ("PNC Common Stock"), and cash in lieu of any fractional share ("Exchange Ratio"). For a more complete description of the Agreement and the terms of the Merger, see "PROPOSED MERGER."

     All information concerning PNC contained in this Joint Proxy Statement has been furnished by PNC, and all information contained herein concerning Midlantic has been furnished by Midlantic.

     PNC Common Stock is listed and traded on the New York Stock Exchange ("NYSE") under the symbol "PNC." Midlantic Common Stock is traded in the over-the-counter market and price quotations therefor are reported on The Nasdaq National Market(R) ("NASDAQ/NMS") under the symbol "MIDL." The last reported sale price per share of Midlantic Common Stock as of October 2, 1995 (the latest practicable trading day before the printing of this Joint Proxy Statement) was $54.25. The closing price per share of PNC Common Stock on the NYSE as of that date was $27.875 (which would be equivalent to $57.14 for the 2.05 shares of PNC Common Stock into which each share of Midlantic Common Stock will be converted in the Merger.) See "SUMMARY--Markets and Market Prices." The price of PNC Common Stock and Midlantic Common Stock may change prior to and (in the case of PNC Common Stock) following consummation of the Merger.

     THE SHARES OF PNC COMMON STOCK OFFERED HEREBY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), AND ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF, OR GUARANTEED BY, ANY BANK SUBSIDIARY OF PNC.

     THE PNC COMMON STOCK TO BE ISSUED IN THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION

("COMMISSION" OR "SEC"), ANY STATE SECURITIES AUTHORITY OR OTHER GOVERNMENTAL AGENCY, NOR HAS THE COMMISSION, ANY STATE SECURITIES AUTHORITY OR OTHER GOVERNMENTAL AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PNC OR MIDLANTIC SINCE THE DATE OF THIS JOINT PROXY STATEMENT.

     The date of this Joint Proxy Statement, which also constitutes a prospectus of PNC for up to 115,000,000 shares of PNC Common Stock issuable in connection with the Merger, is October 3, 1995. This Joint Proxy Statement does not cover any resales of PNC Common Stock received by shareholders of Midlantic upon consummation of the Merger, and no person is authorized to make use of this Joint Proxy Statement in connection with any such resale.

     ALL SHAREHOLDERS ARE URGED TO READ THIS JOINT PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY.

           AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

     PNC (Commission File No. 1-9718) and Midlantic (Commission File No. 0-15870) are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, PNC and Midlantic file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by PNC and Midlantic can be inspected and copied at the Commission's public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at 7 World Trade Center (13th floor), New York, New York 10006 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, copies of such material can be obtained upon payment of prescribed fees by writing to the Commission, Public Reference Section, Washington, D.C. 20549.

     Reports, proxy statements and other information filed by PNC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which exchange PNC Common Stock and two series of PNC's preferred stock are listed. Reports, proxy statements and other information filed by Midlantic can also be inspected at the offices of the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006.

     PNC has filed with the Commission a registration statement ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), relating to the shares of PNC Common Stock that may be issued in connection with the Merger. This Joint Proxy Statement also constitutes the prospectus of PNC filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto. Statements contained in this Joint Proxy Statement or in any document incorporated by reference in this Joint Proxy Statement as to the contents of any documents referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits thereto may be inspected and copied, upon payment of prescribed fees, at the public reference facilities maintained by the Commission at the addresses set forth above.

     THIS JOINT PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO PNC (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO GLENN DAVIES, VICE PRESIDENT - FINANCIAL REPORTING, PNC BANK CORP., ONE PNC PLAZA, PITTSBURGH, PENNSYLVANIA 15265. TELEPHONE REQUESTS MAY BE DIRECTED TO (412) 762-1553. DOCUMENTS RELATING TO MIDLANTIC (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO JOHN M. SPERGER, SENIOR VICE PRESIDENT AND SECRETARY, MIDLANTIC CORPORATION, METRO PARK PLAZA, P.O. BOX 600, EDISON, NEW JERSEY 08818. TELEPHONE REQUESTS MAY BE DIRECTED TO (908) 321-2793. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE TO PNC BY NOVEMBER 10, 1995 AND TO MIDLANTIC BY NOVEMBER 9, 1995.

     The following documents filed with the Commission are incorporated herein by reference: (i) Annual Report on Form 10-K of PNC for the year ended December 31, 1994, as amended on June 29, 1995; (ii) Quarterly Reports on Form 10-Q of PNC for the quarters ended March 31 and June 30, 1995; (iii) Current Reports on Form 8-K of PNC dated as of April 17, July 10 (as amended on July 17, 1995), and July 20, 1995; (iv) the description of PNC Common Stock set forth in response to
Item 1 of the Registration Statement on Form 8-A of PNC filed September 24, 1987 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description; (v) Annual Report on Form 10-K of Midlantic for the year ended December 31, 1994; (vi) Quarterly Reports on Form 10-Q of Midlantic for the quarters ended March 31 and June 30, 1995; (vii) Current Reports on Form 8-K of Midlantic dated as of May 31 and July 10, 1995; and (viii) the description of Midlantic's Series B Junior Participating Preferred Stock set forth in Midlantic's Registration Statement on Form 8-A dated as of February 27, 1990 (as amended by a Form 8-A/A dated July 20, 1995).

     All documents filed by PNC or Midlantic pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the dates of the Special Meetings shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement.

                                 THE COMPANIES

     PNC. PNC is a Pennsylvania corporation registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). PNC was incorporated in 1983 with the consolidation of Pittsburgh National Corporation and Provident National Corporation. Since 1983, PNC has diversified its geographical presence and product capabilities through strategic acquisitions and the formation of various nonbanking subsidiaries. PNC operates banking subsidiaries in Pennsylvania, Delaware, Florida, Indiana, Kentucky, Massachusetts, New Jersey and Ohio and conducts certain nonbanking operations throughout the United States. PNC's major businesses include corporate banking, consumer banking, private banking, mortgage banking and trust and mutual fund asset management. As of June 30, 1995, PNC had total assets of $62.8 billion and shareholders' equity of $4.4 billion. As of June 30, 1995, PNC was ranked, on the basis of total assets, as the 13th largest bank holding company in the United States and the largest headquartered in Pennsylvania.

     On March 7, 1995, PNC entered into a definitive agreement with Chemical Banking Corp. ("Chemical") to acquire Chemical New Jersey Holdings, Inc. ("CNJ Holdings") and its wholly owned subsidiary, Chemical Bank New Jersey, National Association ("Chemical-New Jersey"). In conjunction with and prior to consummation of such transaction, Chemical will undertake an internal reorganization of CNJ Holdings and Chemical-New Jersey such that PNC will acquire a network of 82 branches, located in 15 counties throughout central and southern New Jersey. The total purchase price, which will be based on the closing date balance sheet for Chemical-New Jersey, is anticipated to approximate $490 million. The transaction includes assets approximating $3.2 billion and retail core deposits approximating $2.7 billion. No nonperforming assets will be acquired. PNC expects the transaction to close in early October 1995. PNC currently expects to merge the Chemical-New Jersey franchise acquired with and into PNC Bank, National Association ("PNC Bank"), a wholly-owned indirect subsidiary of PNC with banking operations throughout Pennsylvania. The Chemical-New Jersey acquisition does not represent a "significant subsidiary" in relation to PNC and therefore the financial impact has not been reflected in the pro forma financial statements included herein. See "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Unaudited)."

     From time to time, PNC investigates and holds discussions and negotiations in connection with possible transactions with other banks and financial service entities. At the date hereof, PNC has not entered into any agreements or understandings with respect to any significant transactions of the type referred to above except for the transactions described herein and in documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE." If required under applicable law, or NYSE policy, any such transactions would be subject to regulatory approval and the approval of shareholders.

     The principal executive offices of PNC are located at One PNC Plaza, Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania 15265. Its telephone number is
(412) 762-1553. For additional information concerning the business of PNC and its financial condition, reference should be made to the PNC documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

     PNC BANCORP. PNC Bancorp is a Delaware corporation registered under the BHCA and a wholly-owned subsidiary of PNC. PNC Bancorp serves as an intermediate holding company for PNC's bank subsidiaries.

     MIDLANTIC. Midlantic is a New Jersey corporation registered under the BHCA. As of June 30, 1995, Midlantic had total assets of $13.7 billion and shareholders' equity of $1.4 billion. Midlantic's principal subsidiary is Midlantic Bank, N.A. ("Midlantic Bank"), a national banking association, with 336 banking offices in New Jersey and southeastern Pennsylvania. Midlantic Bank engages in a full range of commercial and retail banking and trust businesses, including taking deposits, extending secured and unsecured credit and providing personal and corporate trust services.

     The principal executive offices of Midlantic are located at Metro Park Plaza, P.O. Box 600, Edison, New Jersey 08818. Its telephone number is (908) 321-8000. For additional information concerning the business of Midlantic and its financial condition, reference should be made to Midlantic's documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

     COMBINED COMPANY. Upon consummation of the Merger, PNC will significantly expand its presence in New Jersey and in metropolitan Philadelphia. After the Merger and the Chemical transaction described above, PNC expects that it will have the third and second largest market share (measured in terms of deposits) in New Jersey and in metropolitan Philadelphia, respectively. In addition, the Merger will provide the opportunity for PNC to achieve significant cost savings in areas such as branch network consolidations, back office and administrative units and marketing expenses, while at the same time making its broad array of national products and services, such as asset management, treasury management, residential mortgages and credit cards, available to the current customer base of Midlantic Bank. See "PROPOSED MERGER--Management and Operations After the Merger."

                                    SUMMARY

     This summary is necessarily general and abbreviated and has been prepared to assist shareholders in their review of this Joint Proxy Statement. This summary is not intended to be a complete explanation of the matters covered in this Joint Proxy Statement and is qualified in all respects by reference to the more detailed information contained elsewhere in this Joint Proxy Statement, the Appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read this Joint Proxy Statement and the Appendices hereto carefully and in their entirety.

THE SPECIAL MEETINGS

     PNC. The Special Meeting of PNC shareholders (the "PNC Special Meeting") to consider and vote upon the PNC Proposal will be held on November 17, 1995 beginning at 11:00 a.m., local time, on the 15th floor of One PNC Plaza, Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania. Only holders of record of PNC capital stock described below at the close of business on September 29, 1995 (the "Record Date") will be entitled to notice of and to vote at such Special Meeting and any adjournments or postponements thereof. At such date, there were outstanding and entitled to vote 228,598,590 shares of PNC Common Stock, and the following shares of PNC preferred stock, par value $1 per share ("PNC Preferred Stock"): 17,951 shares of $1.80 Cumulative Convertible Preferred Stock-Series A ("PNC Preferred Stock-A"); 6,336 shares of $1.80 Cumulative Convertible Preferred Stock-Series-B ("PNC Preferred Stock-B"); 361,363 shares of $1.60 Cumulative Convertible Preferred Stock-Series C ("PNC Preferred Stock-C"); and 479,383 shares of $1.80 Cumulative Convertible Preferred Stock-Series D ("PNC Preferred Stock-D"). PNC Common Stock and PNC Preferred Stock are hereinafter collectively referred to as "PNC Capital Stock."

     MIDLANTIC. The Special Meeting of Midlantic shareholders (the "Midlantic Special Meeting") to consider and vote upon the Midlantic Proposal will be held on November 16, 1995 at 10:00 a.m., local time, at the Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, New Jersey. Only holders of record of Midlantic Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at such Special Meeting and any adjournments or postponements thereof. At such date, there were outstanding and entitled to vote 52,359,775 shares of Midlantic Common Stock.

     For additional information with respect to the Special Meetings and the voting rights of shareholders, see "MEETING INFORMATION."

THE PROPOSED MERGER

     In accordance with the terms of the Agreement, on the Effective Date Midlantic will be merged with and into PNC Bancorp. Also on the Effective Date, the separate existence of Midlantic will cease and PNC Bancorp, as the surviving entity, will continue unaffected and unimpaired by the Merger. On the Effective Date, each outstanding share of Midlantic Common Stock (except as otherwise provided in the Agreement) will be converted into 2.05 shares of PNC Common Stock and cash in lieu of any fractional share (the "Exchange Ratio"). See "PROPOSED MERGER--Terms of the Merger." It is expected that the Merger will be accounted for as a "pooling-of-interests" transaction.

     For a discussion of treatment of outstanding stock options issued pursuant to Midlantic's stock option plans, see "SUMMARY--Management and Operations after the Merger; Interests of Certain Persons in the Merger" and "PROPOSED MERGER--Terms of the Merger."

BENEFITS OF THE PROPOSED MERGER

     Among other anticipated benefits, the Merger presents a unique opportunity for PNC to achieve a significant position in the attractive New Jersey and metropolitan Philadelphia markets, to generate substantial economies by reducing costs associated with overlapping and duplicative operations and to enhance revenue growth through the marketing of PNC's products and services to Midlantic's customers. PNC's balance sheet will also be positively impacted by Midlantic's large and stable base of consumer core deposits and superior capital position.

     Based on the assumptions and subject to the qualifications described elsewhere herein, PNC expects the Merger to be accretive to earnings in 1996 and believes the Merger represents a more attractive investment than other alternatives available to PNC. The balance sheet and other business implications of the Merger are expected to position PNC to generate a more stable and consistent earnings stream capable of sustaining superior returns. PNC has estimated that 1996 earnings could approximate $983 million or $2.87 per fully diluted common share. The 1996 earnings estimate is based upon expectations with respect to cost savings and other synergies consistent with PNC's acquisition experience. Attainment of these earnings would result in a substantial improvement in profitability measures, including return on assets, return on equity and after tax profit margin. Such estimates are based on many factors and assumptions, including economic and business conditions, many of which are beyond PNC's control, as well as management's strategies, which are subject to change. See "PROPOSED MERGER--Management and Operations After the Merger."

MANAGEMENT AND OPERATIONS AFTER THE MERGER;
INTERESTS OF CERTAIN PERSONS IN THE MERGER

     After the Merger, those persons serving as directors of PNC and PNC Bancorp immediately prior to the Effective Date will continue as directors of those respective entities, except that, on the Effective Date, Garry J. Scheuring, Chairman of the Board, President and Chief Executive Officer of Midlantic and three as yet undesignated individuals who currently are serving as directors of Midlantic will be appointed directors of an expanded PNC Board. In addition, Mr. Scheuring will become Vice Chairman of PNC with responsibility for the New Jersey and metropolitan Philadelphia markets and the retail line of business corporate-wide and Howard I. Atkins, Executive Vice President and Chief Financial Officer of Midlantic, will become the Executive Vice President of Asset and Liability Management/Treasury of PNC. The Agreement also contains provisions relating to, among other things, a new employment agreement for Mr. Scheuring, employee benefits, indemnification of directors and officers, and directors' and officers' liability insurance after the Merger (which insurance is anticipated to be obtained at a total cost of approximately $1.1 million). In addition, although not required by the Agreement, PNC has agreed to enter into an employment agreement with Mr. Atkins. If the Effective Date were to occur on the date of this Joint Proxy Statement, the amount payable to Mr. Scheuring under the New Employment Agreement, were his employment to terminate on that day under circumstances entitling him to a benefit thereunder, would be approximately $3 million. Eleven executive officers of Midlantic (not including Mr. Scheuring) and four other officers participate in the Midlantic Corporation Executive Severance Plan (the "Executive Severance Plan"). If the Effective Date were to occur on the date of this Joint Proxy Statement and the employment of each of the participants in the Executive Severance Plan were terminated on the next business day under circumstances entitling them to benefits under the Executive Severance Plan, the aggregate amount payable thereunder to Messrs. Atkins, James J. Lynch, Alfred J. Schiavetti, Jr., and Alan M. Silberstein (the executive officers of Midlantic other than Mr. Scheuring who are named in Midlantic's most recent annual meeting proxy statement) and to all participants in the aggregate would be approximately $750,000, $450,000, $850,000, $850,000 and $6.7 million, respectively. See "PROPOSED MERGER--Management and Operations After the Merger" and "--Interests of Certain Persons in the Merger."

     The Agreement also provides for the following treatment upon consummation of the Merger of outstanding stock options (the "Midlantic Stock Options") issued pursuant to Midlantic's stock option plans. Midlantic Stock Options that would not otherwise be exercisable prior to the Merger, in accordance with their terms, will become exercisable as a result of the Merger. Midlantic Stock Options held by Insiders (defined in the Merger Agreement to include the executive officers of Midlantic), the exercisability of which is so accelerated, will expire upon consummation of the Merger if not exercised. Midlantic expects that all such options will be exercised prior to their expiration. All other Midlantic Stock Options not exercised prior to the Merger will be exchanged in connection with the Merger for shares of PNC Common Stock having a value equal to the excess of the value of the shares of Midlantic Common Stock issuable upon exercise of the options over their aggregate exercise price. See "PROPOSED MERGER--Terms of the Merger."

     As of October 2, 1995, Mr. Scheuring held Midlantic Stock Options with respect to an aggregate of 490,000 shares of Midlantic Common Stock. Of this total amount, options with respect to 415,000 shares

(with a weighted average exercise price of $12.75) are currently exercisable and options with respect to 75,000 shares (with an exercise price of $28.3125 per share) will become exercisable in connection with the Merger. Of the Midlantic Stock Options held as of October 2, 1995 by Messrs. Atkins, Lynch, Schiavetti and Silberstein, options with respect to 30,000, 25,000, 30,000 and 30,000 shares, respectively, all with an exercise price of $28.3125, will become exercisable in connection with the Merger. Based upon the closing price of PNC Common Stock on July 7, 1995 (the last trading day preceding public announcement of the proposed Merger) and the Exchange Ratio of 2.05, the value of the options held by Messrs. Scheuring, Atkins, Lynch, Schiavetti and Silberstein that will become exercisable as a result of the Merger was $2,008,594, $803,438, $669,531, $803,438 and $803,438, respectively. See "PROPOSED MERGER--Interests of Certain Persons in the Merger--Option Plans."

RECOMMENDATION OF THE BOARDS OF DIRECTORS

     The PNC Board and the Midlantic Board have each unanimously approved the Agreement, believe that the Merger is in the best interests of their respective shareholders and recommend that their respective shareholders vote FOR the PNC Proposal and FOR the Midlantic Proposal. See "PROPOSED MERGER--Background of and Reasons for the Merger; Recommendations of the Boards of Directors."

OPINIONS OF FINANCIAL ADVISORS

     Smith Barney Inc. ("Smith Barney"), PNC's financial advisor in connection with the Merger, has rendered its opinion dated October 3, 1995 that the Exchange Ratio in the Merger is fair, as of the date of the opinion, from a financial point of view, to PNC and its shareholders. Merrill Lynch & Co. ("Merrill Lynch"), Midlantic's financial advisor in connection with the Merger, has also rendered its opinion dated October 3, 1995 that the Exchange Ratio is fair, as of the date of the opinion, from a financial point of view, to Midlantic shareholders. The summaries of such opinions set forth in this Joint Proxy Statement are qualified in their entirety by reference to the full text of such opinions. Copies of the opinions of Smith Barney and Merrill Lynch are attached hereto as Appendices D and E, respectively, and should be read in their entirety with respect to the procedures followed, assumptions made and other matters considered. PNC and Midlantic have agreed to pay fees of $3,750,000 and approximately $10,900,000 to Smith Barney and Merrill Lynch, respectively, a portion of which fees are contingent upon consummation of the Merger. See "PROPOSED MERGER--Opinions of Financial Advisors."

VOTE REQUIRED

     PNC. Although neither applicable Pennsylvania law nor the Articles of Incorporation of PNC require the shareholders of PNC to approve the PNC Proposal, the rules and regulations of the NYSE require that the issuance of shares of PNC Common Stock in connection with the Merger must be approved by the affirmative vote of the holders of a majority of the shares cast by the holders of PNC Capital Stock eligible to vote thereon, voting as a single class, at a meeting at which a quorum is present. Approval of the PNC Proposal by the requisite vote of the holders of PNC Capital Stock is a condition to, and required for, consummation of the Merger. See "MEETING INFORMATION--Record Date; Voting Rights."

     As of a recent date, directors and executive officers of PNC and their affiliates had voting power with respect to 600,506 shares of PNC Common Stock, representing less than 1.0% of the aggregate voting power of the then outstanding PNC Capital Stock. Each such director or executive officer of PNC has indicated his or her intention to vote the PNC Capital Stock as to which such person has voting power for approval of the PNC Proposal (and are the only persons to indicate to PNC their voting intentions). Other than compensation paid in connection with their executive duties or service as members of the PNC Board, no compensation has been paid to any person who has indicated an intention to vote in favor of the Merger. In addition, as of the Record Date, PNC, through the asset management activities of its subsidiary banks, as fiduciaries, custodians or agents, had sole or shared voting power with respect to 16,061,368 shares of PNC Common Stock, 789 shares of PNC Preferred Stock-C and 3,104 shares of PNC Preferred Stock-D, representing approximately 7.0% of the aggregate voting power of the then outstanding PNC Capital Stock. PNC's asset management units will vote the shares of PNC Capital Stock over which they exercise sole or shared voting authority in accordance with the terms of the respective governing documents, applicable law and PNC's fiduciary policies. A determination with respect to the manner in which such shares will be voted will be made following their receipt of this Joint Proxy Statement. In addition, as of the same date, Midlantic's directors and executive officers as a group had voting power with respect to 54,388 shares, or less than .01% of the outstanding shares of PNC Common Stock. Each such director or executive officer has indicated his or her intention to vote for approval of the PNC Proposal. As of the same date, the trust division of Midlantic Bank, as a fiduciary, custodian or agent, had sole or shared voting power with respect to 103,422 shares of PNC Common Stock.

     MIDLANTIC. Under applicable New Jersey law and the Certificate of Incorporation of Midlantic, approval of the Midlantic Proposal will require the affirmative vote of the holders of a majority of the shares of Midlantic Common Stock cast by the holders of such shares entitled to vote thereon, at a meeting at which a quorum is present. Approval of the Midlantic Proposal by the requisite vote of the holders of Midlantic Common Stock is a condition to, and required for, consummation of the Merger. See "MEETING INFORMATION--Record Date; Voting Rights."

     As of a recent date, directors and executive officers of Midlantic and their affiliates had voting power with respect to 787,760 shares of Midlantic Common Stock, representing approximately 1.5% of the shares of Midlantic Common Stock then outstanding. Each such director or executive officer has indicated his or her intention to vote for the Midlantic Proposal. Other than compensation paid in connection with their executive duties or service as members of the Midlantic Board, no compensation has been paid to any person who has indicated an intention to vote in favor of the Merger. In addition, as of the same date, the trust division of Midlantic Bank, as a fiduciary, custodian or agent, had sole or shared voting power with respect to 872,193 shares of Midlantic Common Stock, representing approximately 1.7% of the then outstanding Midlantic Common Stock. The trust division of Midlantic Bank will vote the shares of Midlantic Common Stock over which it exercises sole or shared voting authority in accordance with the terms of the respective governing documents, applicable law and the trust division's fiduciary policies. The trust division will make a determination with respect to the manner in which such shares will be voted following receipt of this Joint Proxy Statement.

     As of a recent date, the various trust departments of PNC's subsidiary banks held an aggregate of 143,313 shares of Midlantic Common Stock in fiduciary accounts for the benefit of other persons and had voting power (sole or shared) with respect to 44,113 of such shares. As of the same date, PNC's directors and executive officers held no shares of Midlantic Common Stock.

CONDITIONS; AMENDMENT; TERMINATION

     Consummation of the Merger is subject to satisfaction of certain conditions, including, among other conditions, approval of the PNC Proposal and the Midlantic Proposal by the requisite vote of the shareholders of PNC and Midlantic, respectively; qualification of the Merger as a pooling-of-interests transaction for financial accounting purposes; receipt by the parties of the opinions described in "PROPOSED MERGER--Certain Federal Income Tax Consequences" below; and the receipt of all regulatory approvals required by law or deemed necessary by the parties in connection with the Merger, which approvals shall be without any condition reasonably determined by the PNC Board or the Midlantic Board to so materially and adversely affect the benefits of the Merger as to render its consummation inadvisable. See "PROPOSED MERGER--Regulatory and Other Approvals."

     Except for required shareholder and regulatory approvals, the absence of any order, decree or injunction enjoining or prohibiting the consummation of the Merger, receipt of all state securities or "Blue Sky" permits or other authorizations and the effectiveness of the Registration Statement under the Securities Act and the absence of any "stop order" proceeding related thereto, all of the conditions to consummation of the Merger may be waived at any time, by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time, by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by PNC's or Midlantic's shareholders shall change the Exchange Ratio. In addition, the Agreement may be terminated, either before or after shareholder approval, under certain circumstances. Under the Agreement, there are no termination payments that would become payable by either PNC or Midlantic. However, PNC and Midlantic have entered into stock option agreements, described below, which could survive the date of termination by up to six months and, depending upon the reasons for the termination, provide PNC or Midlantic with the right to purchase up to 16.67% of the Common Stock of the other (after giving effect to the issuance of such shares pursuant to the stock option agreement). See "PROPOSED MERGER--Representations and Warranties; Conditions to the Merger; Waiver"; "--Effective Date of the Merger; Termination"; and "--Stock Option Agreements."

REGULATORY APPROVALS

     On September 26, 1995, PNC received approval of the Merger from the Board of Governors of the Federal Reserve System ("Federal Reserve") under the BHCA. The BHCA provides that the Merger may not be consummated until the 30th day after Federal Reserve approval is received. On October 3, 1995, PNC also received approval of the Merger from the Commissioner of Banking of New Jersey ("NJ Commissioner"). In addition, Midlantic will make all necessary filings with the New Jersey Department of Environmental Protection pursuant to the New Jersey Industrial Site Recovery Act, either for exemption from or to comply with the statute, as appropriate. See "PROPOSED MERGER--Representations and Warranties; Conditions to the Merger; Waiver" and "--Regulatory and Other Approvals."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is a condition to consummation of the Merger that each party receives an opinion from its respective counsel, in form and substance reasonably satisfactory to such party, that the Merger, when consummated in accordance with the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"), and that the exchange of Midlantic Common Stock solely for PNC Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to Midlantic's shareholders with respect to such exchange. Gain or loss, if any, generally will be recognized by a holder of Midlantic Common Stock with respect to the receipt of cash in lieu of any fractional share of PNC Common Stock. See "PROPOSED MERGER--Certain Federal Income Tax Consequences."

     Because of the complexities of the federal income tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, each shareholder of Midlantic should consult his or her tax advisor concerning the federal (and any applicable state, local, foreign or other) tax consequences of the Merger.

ACCOUNTING TREATMENT

     The Merger is intended to be accounted for as a pooling of interests under generally accepted accounting principles. It is a condition to consummation of the Merger that no event shall have occurred that would preclude the Merger from being accounted for as a pooling of interests. See "PROPOSED MERGER--Accounting Treatment."

NO DISSENTERS' RIGHTS

     Holders of PNC Capital Stock and Midlantic Common Stock will not be entitled to statutory dissenters' rights in connection with the Merger. See "PROPOSED MERGER--Terms of the Merger."

EFFECTIVE DATE OF THE MERGER

     The Effective Date shall be the date and time as set forth in the certificate of merger to be delivered to and filed with the Delaware Secretary of State and the New Jersey Secretary of State in accordance with Delaware and New Jersey law, respectively. PNC and Midlantic each anticipate that the Effective Date will occur and the Merger will be consummated by the end of 1995. However, consummation of the Merger could be delayed and there can be no assurances as to if or when the Merger will be consummated. See "PROPOSED MERGER--Effective Date of the Merger; Termination."

MIDLANTIC STOCK CERTIFICATES

     MIDLANTIC SHAREHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. If the Merger is approved and consummated, PNC's stock transfer agent will send Midlantic shareholders instructions on where to send and surrender their stock certificates. See "PROPOSED MERGER--Surrender of Certificates."

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     On the Effective Date, shareholders of Midlantic will automatically become shareholders of PNC and their rights as shareholders of PNC will be governed by PNC's Articles of Incorporation and By-Laws, and by Pennsylvania law. The rights of Midlantic shareholders currently are governed by Midlantic's Certificate of Incorporation and Bylaws, and by applicable New Jersey law. The rights of shareholders of PNC are different in certain respects from the rights of shareholders of Midlantic. See "PROPOSED MERGER--Certain Differences in Rights of Shareholders."

STOCK OPTION AGREEMENTS

     As a condition to execution of the Agreement, Midlantic and PNC executed
(i) a stock option agreement ("Midlantic Option Agreement") pursuant to which Midlantic granted PNC an option ("Midlantic Option") to purchase up to 10,425,000 authorized but unissued shares of Midlantic Common Stock at a price of $48 per share and (ii) a stock option agreement ("PNC Option Agreement" and, together with the Midlantic Option Agreement, the "Option Agreements") pursuant to which PNC granted Midlantic an option ("PNC Option") to purchase up to 45,500,000 authorized but unissued shares of PNC Common Stock at a price of $35 per share; in the case of both the Midlantic Option and the PNC Option, such number of shares and exercise price being subject to adjustment under certain circumstances. Each of the Midlantic Option and the PNC Option is exercisable only upon the occurrence of certain events that could jeopardize consummation of the Merger pursuant to the terms of the Agreement, none of which has occurred as of the date hereof to the best of PNC's and Midlantic's knowledge. Each of PNC and Midlantic believes that the approval of the execution of the PNC Option Agreement and the Midlantic Option Agreement, respectively, by its Board of Directors was consistent with such Board's fiduciary obligations and will not deter such Board from fulfilling its fiduciary obligations in the future. In this regard, if either option were to become exercisable in circumstances requiring the Board of either company to determine whether or not to take action, such as in connection with an offer to acquire PNC or Midlantic, the PNC Board or the Midlantic Board, as appropriate, would, in considering an appropriate course of action, consider the impact of the relevant Option Agreement. See "PROPOSED MERGER--Stock Option Agreements" and the text of the Option Agreements attached hereto as Appendices B and C.

CERTAIN LEGAL PROCEEDINGS

     A purported class action lawsuit has been filed in the Superior Court of New Jersey against Midlantic, Midlantic's chief executive officer and its directors and PNC. The lawsuit challenges the Merger and seeks to enjoin it. Among other things, the complaint alleges that the Merger is unfair to Midlantic's shareholders and that consideration to be paid in the Merger is grossly unfair, inadequate, and substantially below the fair or inherent value of Midlantic. The plaintiff also seeks unquantified compensatory damages and costs and expenses of the action. Management of both PNC and Midlantic believes that the plaintiff's allegations are without merit and intends to defend them vigorously. See "CERTAIN LEGAL PROCEEDINGS."

MARKETS AND MARKET PRICES

     PNC Common Stock is listed and traded on the NYSE under the symbol "PNC." Midlantic Common Stock is traded in the over-the-counter market and price quotations therefor are reported in the NASDAQ/NMS under the symbol "MIDL."

     The table below sets forth the high and low quarterly sale prices for PNC and Midlantic Common Stock for the periods indicated.


                                                   PNC COMMON STOCK        MIDLANTIC COMMON STOCK
                                                   ----------------        ----------------------
                                                 HIGH           LOW          HIGH           LOW
                                                 ----           ---          ----           ---
1995 QUARTER
First.....................................      $25.750       $21.125       $34.875       $26.250
Second....................................       28.125        24.250        40.250        33.875
Third.....................................       28.625        23.625        55.000        39.750
1994 QUARTER
First.....................................      $29.875       $25.250       $30.875       $24.250
Second....................................       31.625        26.125        31.875        27.500
Third.....................................       30.000        25.625        30.625        27.625
Fourth....................................       26.375        20.000        28.625        24.000
1993 QUARTER
First.....................................      $35.000       $27.000       $22.375       $18.125
Second....................................       36.125        29.750        25.125        17.500
Third.....................................       32.750        28.500        27.750        21.125
Fourth....................................       31.125        27.625        28.625        22.250
1992 QUARTER
First.....................................      $25.750       $23.375       $ 9.125       $ 4.500
Second....................................       27.687        23.812        15.000         5.875
Third.....................................       27.250        23.937        18.000        12.875
Fourth....................................       29.125        25.875        21.875        13.250

     The information presented in the following table reflects the closing price for PNC Common Stock and the last reported sale price for Midlantic Common Stock on July 7, 1995, the last trading day preceding public announcement of the proposed Merger, and on October 2, 1995 (the latest practicable trading day before the printing of this Joint Proxy Statement). The Midlantic Common Stock equivalent pro forma per share is calculated by multiplying the closing price of PNC Common Stock on each such date by the Exchange Ratio.

                                                          PNC       MIDLANTIC
                                                        COMMON       COMMON      EQUIVALENT
                                                         STOCK        STOCK       PRO FORMA
                                                         -----        -----       ---------
    Market value per share:
      July 7, 1995..................................    $26.875      $41.375       $ 55.09
      October 2, 1995...............................    $27.875      $54.250       $ 57.14

     No assurance can be given as to what the market price of PNC Common Stock will be if and when the Merger is consummated. Because the Exchange Ratio is fixed and because the market price of PNC Common Stock is subject to fluctuation, the value of the shares of PNC Common Stock that holders of Midlantic Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. PNC AND MIDLANTIC SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR PNC COMMON STOCK AND MIDLANTIC COMMON STOCK.

COMPARATIVE PER SHARE DATA

     The following table presents at the dates and for the periods indicated (i) historical and pro forma consolidated per share data for PNC Common Stock, and
(ii) historical and equivalent pro forma per share data for Midlantic Common Stock. The information is based upon and should be read in conjunction with the historical financial statements of PNC and Midlantic incorporated by reference in this Joint Proxy Statement and the pro forma consolidated financial information giving effect to the Merger appearing elsewhere herein. The pro forma data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations which would have been realized had the Merger been consummated during the periods or as of the dates for which the pro forma data are presented or which will be attained in the future. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE" and "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Unaudited)."

                                                                                      MIDLANTIC
                                                            PNC                ------------------------
                                                  ------------------------                   EQUIVALENT
                                                  HISTORICAL    PRO FORMA(1)   HISTORICAL    PRO FORMA(2)
                                                  ----------    ----------     ----------    ----------
PER COMMON SHARE
BOOK VALUE:
     December 31,......................   1994      $18.76        $16.71         $25.19        $34.26
     June 30,..........................   1995       19.37         16.93          26.80         34.71
CASH DIVIDENDS DECLARED:(3)
     Year Ended December 31,...........   1994        1.31                          .40          2.69
                                          1993        1.175                                      2.41
                                          1992        1.08                                       2.21
     Six Months Ended June 30,.........   1995         .70                          .54          1.44
                                          1994         .64                          .10          1.31
FULLY DILUTED EARNINGS PER COMMON SHARE
  BEFORE CUMULATIVE EFFECT OF CHANGES
  IN ACCOUNTING PRINCIPLES:
     Year Ended December 31,...........   1994        2.56          2.54           5.11          5.21
                                          1993        3.13          2.53           2.51          5.19
                                          1992        2.34          1.70            .08          3.49
     Six Months Ended June 30,.........   1995        1.13          1.08           2.02          2.21
                                          1994        1.65          1.48           2.31          3.03

---------

1 The pro forma per share data give effect to the Merger, but, except for pro forma book value per share data as of June 30, 1995, do not reflect anticipated expenses and nonrecurring charges which may result from the Merger. The pro forma per share data also do not reflect estimated expense savings and revenue enhancements anticipated to result from the Merger. See "PROPOSED MERGER--Management and Operations After the Merger."

2 The equivalent pro forma per share data for Midlantic represent, in the case of book value and fully diluted earnings per share, the pro forma data for PNC multiplied by the Exchange Ratio and, in the case of cash dividends declared, the historical data for PNC multiplied by the Exchange Ratio.

3 No assurance can be given that equivalent dividends will be paid in the future. The amount of future dividends payable by PNC will depend upon the earnings and financial condition of PNC and other factors, including, but not limited to, applicable governmental regulations and policies.

SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain unaudited historical and selected pro forma consolidated financial data ("selected financial data") for PNC and Midlantic. Certain of the historical selected financial data for the five years in the period ended December 31, 1994 are derived from the respective audited consolidated financial statements of PNC and Midlantic. The selected financial data for the six month periods ended June 30, 1995 and 1994 are derived from unaudited consolidated interim financial statements and are not necessarily indicative of the results for the remainder of the year or any future period. In management's opinion, the consolidated interim financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the interim periods presented. This summary should be read in connection with the financial statements and other financial information included in documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

     The pro forma selected financial data were developed giving effect to the Merger on a pooling-of-interests accounting basis. For a description of the pooling-of-interests accounting basis with respect to the Merger and the related effects on the historical financial statements of PNC and Midlantic, see "PROPOSED MERGER--Accounting Treatment." The pro forma consolidated financial statements are presented for informational purposes only and may not be indicative of the combined financial position or results of operations that actually would have occurred had the Merger been consummated during the periods or as of the dates indicated, or which will be attained in the future. See "SUMMARY--Comparative Per Share Data" and "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Unaudited)."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                 PNC BANK CORP.
                                  (HISTORICAL)

                                          SIX MONTHS ENDED
                                              JUNE 30,                                YEAR ENDED DECEMBER 31,
                                       -----------------------    ---------------------------------------------------------------
                                          1995         1994          1994         1993         1992         1991          1990
                                          ----         ----          ----         ----         ----         ----          ----
EARNINGS (IN THOUSANDS)
  Interest income....................  $2,066,722   $1,830,098    $3,861,812   $3,201,120   $3,218,971   $3,657,533    $4,223,375
  Interest expense...................   1,320,420      839,798     1,952,206    1,372,087    1,561,679    2,222,335     2,874,118
  Net interest income................     746,302      990,300     1,909,606    1,829,033    1,657,292    1,435,198     1,349,257
  Provision for credit losses........                   50,045        60,123      203,944      323,531      428,038       760,507
  Noninterest income.................     502,147      486,791       822,641      945,249      886,776      812,025       656,533
  Noninterest expense................     863,782      845,141     1,769,735    1,453,726    1,442,415    1,270,984     1,215,858
  Income before cumulative effect of
    changes in accounting
    principles.......................     262,639      393,534       610,062      745,263      529,440      389,786        70,912
PER COMMON SHARE DATA
  Primary earnings(1)................        1.13         1.66          2.57         3.14         2.36         1.97           .37
  Fully diluted earnings(1)..........        1.13         1.65          2.56         3.13         2.34         1.94           .37
  Cash dividends declared............         .70          .64          1.31         1.175        1.08          .795(2)      1.06
AVERAGE BALANCES (IN MILLIONS)
  Assets.............................      61,806       59,297        60,896       50,321       44,744       42,793        45,716
  Earning assets.....................      57,333       55,625        57,187       47,340       42,192       40,096        42,544
  Securities.........................      20,378       21,550        22,116       20,403       16,653       11,949        13,432
  Loans, net of unearned income......      35,755       32,278        33,511       25,959       24,520       26,954        27,867
  Deposits...........................      33,422       31,996        32,852       28,442       28,476       31,202        30,791
  Shareholders' equity...............       4,363        4,299         4,336        3,957        3,436        2,795         2,780
PERIOD END BALANCES (IN MILLIONS)
  Assets.............................      62,763       63,967        64,145       62,080       51,380       44,892        45,533
  Earning assets.....................      57,082       59,546        57,626       58,617       47,945       41,822        41,794
  Securities.........................      19,105       23,207        20,921       23,060       20,741       14,173        12,189
  Loans, net of unearned income......      36,690       34,860        35,407       33,308       25,817       25,443        27,633
  Deposits...........................      35,290       32,949        35,011       33,115       29,470       30,019        32,043
  Shareholders' equity...............       4,436        4,349         4,394        4,325        3,745        3,317         2,601
SELECTED RATIOS:
FINANCIAL PERFORMANCE
  Net interest margin (fully taxable
    equivalent)......................        2.65%        3.63%         3.40%        3.95%        4.03%        3.73%         3.40%
  Return on average total assets.....         .86         1.34          1.00         1.44          .95          .91           .16
  Return on average common
    shareholders' equity.............       12.16        18.51         14.10        18.40        12.47        14.02          2.46
CAPITAL
  Tier 1 risk-based capital..........        8.07         8.99          8.62         9.57        10.17         9.69          7.12
  Total risk-based capital...........       11.63        11.88         11.45        12.11        12.09        12.13          9.35
  Leverage...........................        6.29         6.99          6.59         7.85         7.62         7.81          5.62
  Average shareholders' equity to
    average total assets.............        7.06         7.25          7.12         7.86         7.68         6.53          6.08
PERIOD END
  Allowance as a percent of:
    Loans............................        2.62         2.97          2.83         2.92         3.47         3.13          2.84
    Nonperforming loans..............      311.53       267.09        314.17       253.12       162.08       104.71         76.99
  Nonperforming assets to loans and
    foreclosed assets................        1.21         1.55          1.25         1.65         3.14         4.21          4.67
  Loans to deposits..................      103.97       105.80        101.13       100.58        87.60        84.76         86.24
  Securities to earning assets.......       33.47        38.97         36.30        39.34        43.26        33.89         29.16

---------
1 Primary and fully diluted earnings per common share are before the cumulative effect of changes in accounting principles.

2 During the second quarter of 1991, no common stock dividend was declared due to a change in PNC's board of directors' meeting dates. However, a dividend of $.265 per common share was paid during each quarter in 1991 and dividends paid totaled $1.06 per common share.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                             MIDLANTIC CORPORATION
                                 (HISTORICAL)(1)

                                               SIX MONTHS ENDED
                                                   JUNE 30,                             YEAR ENDED DECEMBER 31,
                                              -------------------      ----------------------------------------------------------
                                                1995       1994          1994       1993        1992         1991         1990
                                                ----       ----          ----       ----        ----         ----         ----
EARNINGS (IN THOUSANDS)
 Interest income............................  $489,198   $416,996      $863,484   $825,547   $1,062,207   $1,742,380   $2,208,119
 Interest expense...........................   173,398    135,496       278,947    310,857      542,012    1,104,779    1,370,822
 Net interest income........................   315,800    281,500       584,537    514,690      520,195      637,601      837,297
 Provision for credit losses................     3,000     18,983        23,335    146,305      170,299      724,393      742,904
 Noninterest income.........................    96,660    117,558       214,210    186,453      290,365      244,361      284,591
 Noninterest expense........................   233,993    239,947       471,407    534,485      630,389      744,348      674,823
 Income (losses) before cumulative effect
   of changes in accounting principles......   109,716    125,632       279,105    131,396        7,028     (543,303)    (195,005)
PER COMMON SHARE DATA
 Primary earnings (losses)(2,3).............      2.04       2.34          5.18       2.51          .08       (14.36)       (5.22)
 Fully diluted earnings (losses)(2,3).......      2.02       2.31          5.11       2.51          .08       (14.36)       (5.22)
 Cash dividends declared....................       .54        .10           .40                                              1.19
AVERAGE BALANCES (IN MILLIONS)
 Assets.....................................    13,264     13,684        13,443     13,708       16,244       21,763       23,845
 Earning assets.............................    12,156     12,419        12,239     12,647       15,233       20,278       21,929
 Securities.................................     3,179      2,244         2,236      1,931        2,742        2,839        2,417
 Loans, net of unearned
   income...................................     8,218      8,373         8,304      8,767       11,480       16,054       18,092
 Deposits...................................    10,596     11,302        11,085     11,783       14,297       19,073       19,708
 Shareholders' equity.......................     1,396      1,168         1,237        973          763        1,033        1,451
PERIOD END BALANCES (IN MILLIONS)
 Assets.....................................    13,734     13,429        13,294     13,909       14,397       18,132       23,530
 Earning assets.............................    12,541     12,210        12,127     12,679       13,442       16,790       21,184
 Securities.................................     3,292      1,917         2,749      2,436        2,108        2,632        2,722
 Loans, net of unearned income..............     8,657      8,419         8,256      8,445        9,331       13,025       17,209
 Deposits...................................    10,887     11,142        10,807     11,588       12,560       16,090       20,152
 Shareholders' equity.......................     1,397      1,238         1,374      1,123          843          727        1,273
SELECTED RATIOS:
FINANCIAL PERFORMANCE
 Net interest margin(4).....................      5.36%      4.60%         4.81%      4.07%        3.41%        3.14%        3.82%
 Return on average total assets.............      1.67       1.74          2.02       1.24          .04        (2.49)        (.82)
 Return on average common shareholders'
   equity...................................     16.16      20.97         22.57      18.05          .47       (55.64)      (14.19)
CAPITAL
 Tier 1 risk-based capital..................     12.57      10.85         13.07       9.28         6.83         4.29         5.93
 Total risk-based capital...................     16.63      14.87         17.22      13.29        10.76         7.69         8.86
 Leverage...................................      9.08       8.17          9.43       6.81         5.19         3.43         4.81
 Average shareholders' equity to average
   total assets.............................     10.52       8.54          9.20       7.08         4.69         4.74         6.07
PERIOD END
 Allowance as a percent of:
   Loans....................................      3.91       4.43          4.23       4.74         7.19         6.51         4.31
   Nonperforming loans......................    203.19     105.26        143.69      84.67        53.63        50.14        51.32
 Nonperforming assets to loans and
   foreclosed assets........................      2.58       5.19          3.70       6.67        14.95        13.78         8.59
 Loans to deposits..........................     79.51      75.57         76.40      72.88        74.30        80.95        85.39
 Securities to earning assets...............     26.25      15.70         22.67      19.21        15.68        15.67        12.85

---------

1 Certain reclassifications have been made to the historical financial information to conform presentation.

2 Primary and fully diluted earnings (losses) per common share are before the cumulative effect of changes in accounting principles.

3 Common share equivalents for both primary and fully diluted in 1991 and 1990 and convertible subordinated debentures for fully diluted in 1992, 1991 and 1990 were antidilutive and have been excluded from the per share computations.

4 Net interest margin for the year ended December 31, 1994 and for the six months ended June 30, 1995 and 1994 is presented on a fully taxable equivalent basis. Prior period amounts are not presented on a fully taxable equivalent basis as Midlantic was not able to utilize the benefits of tax-exempt income.

                PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA1

                                                  SIX MONTHS ENDED
                                                      JUNE 30,                   YEAR ENDED DECEMBER 31,
                                               -----------------------     ------------------------------------
                                                  1995         1994           1994         1993         1992
                                                  ----         ----           ----         ----         ----
EARNINGS (IN THOUSANDS)
  Interest income............................  $2,555,920   $2,247,094     $4,725,296   $4,026,667   $4,281,178
  Interest expense...........................   1,493,818      975,294      2,231,153    1,682,944    2,103,691
  Net interest income........................   1,062,102    1,271,800      2,494,143    2,343,723    2,177,487
  Provision for credit losses................       3,000       69,028         83,458      350,249      493,830
  Noninterest income.........................     598,807      604,349      1,036,851    1,131,702    1,177,141
  Noninterest expense........................   1,097,775    1,085,088      2,241,142    1,988,211    2,072,804
  Income before cumulative effect of changes
    in accounting principles.................     372,355      519,166        889,167      876,659      536,468
PER COMMON SHARE DATA
  Primary earnings(2)........................        1.09         1.50           2.56         2.55         1.72
  Fully diluted earnings(2)..................        1.08         1.48           2.54         2.53         1.70
AVERAGE BALANCES(3) (IN MILLIONS)
  Assets.....................................      75,070       72,981         74,339       64,029       60,988
  Earning assets.............................      69,489       68,044         69,426       59,987       57,425
  Securities.................................      23,557       23,794         24,352       22,334       19,395
  Loans, net of unearned income..............      43,973       40,651         41,815       34,726       36,000
  Deposits...................................      44,018       43,298         43,937       40,225       42,773
  Shareholders' equity.......................       5,759        5,467          5,573        4,930        4,199
PERIOD END BALANCES(3) (IN MILLIONS)
  Assets.....................................      76,548       77,396         77,439       75,989       65,777
  Earning assets.............................      69,623       71,756         69,753       71,296       61,387
  Securities.................................      22,397       25,124         23,670       25,496       22,849
  Loans, net of unearned income..............      45,347       43,279         43,663       41,753       35,148
  Deposits...................................      46,177       44,091         45,818       44,703       42,030
  Shareholders' equity.......................       5,754        5,587          5,768        5,448        4,588
SELECTED RATIOS:(3)
FINANCIAL PERFORMANCE
  Net interest margin (fully taxable
    equivalent)..............................        3.15%        3.82%          3.65%        3.99%        3.90%
  Return on average total assets.............        1.00         1.41           1.19         1.40          .71
  Return on average common shareholders'
    equity...................................       13.10        19.02          15.93        18.33        10.39
CAPITAL
  Average shareholders' equity to average
    total assets.............................        7.67         7.49           7.50         7.70         6.88
PERIOD END
  Allowance as a percent of:
    Loans....................................        2.87         3.26           3.10         3.29         4.46
    Nonperforming loans......................      273.80       189.76         240.38       160.17        86.87
  Nonperforming assets to loans and
    foreclosed assets........................        1.47         2.26           1.72         2.67         6.30
  Loans to deposits..........................       98.20        98.16          95.30        93.40        83.63
  Securities to earning assets...............       32.17        35.01          33.93        35.76        37.22

---------
1 Pro forma consolidated financial data do not reflect the effect of estimated expense savings and revenue enhancements associated with the consolidation of operations of PNC and Midlantic.

2 Primary and fully diluted earnings per common share are before the cumulative effect of changes in accounting principles.

3 Balance sheet data as of June 30, 1995 give effect to adjustments for anticipated expenses and nonrecurring charges relating to the Merger, an anticipated charge associated with the termination of PNC interest rate caps and the exchange of PNC Common Stock for Midlantic Stock Options. Prior period balance sheet and all income statement data do not give effect to such adjustments. See "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Unaudited)."

                              MEETING INFORMATION

DATE, PLACE AND TIME

     The PNC Special Meeting will be held at 11:00 a.m. on November 17, 1995 on the 15th floor of One PNC Plaza, Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania.

     The Midlantic Special Meeting will be held at 10:00 a.m. on November 16, 1995 at the Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, New Jersey.

RECORD DATE; VOTING RIGHTS

     PNC. The close of business on September 29, 1995 has been fixed as the Record Date for purposes of determining shareholders entitled to notice of, and to vote at, the PNC Special Meeting. On that date, there were issued and outstanding 228,598,590 shares of PNC Common Stock, 17,951 shares of PNC Preferred Stock-A, 6,336 shares of PNC Preferred Stock-B, 361,363 shares of PNC Preferred Stock-C and 479,383 shares of PNC Preferred Stock-D. The holders of PNC Common Stock are entitled to one vote per share. The holders of PNC Preferred Stock-A and PNC Preferred Stock-B are entitled to eight votes per share and the holders of PNC Preferred Stock-C and PNC Preferred Stock-D are entitled to four votes per 2.4 shares. Holders of PNC Capital Stock will vote together as a single class at the PNC Special Meeting.

     Although neither applicable Pennsylvania law nor the Articles of Incorporation of PNC requires that the shareholders of PNC approve the PNC Proposal, the rules and regulations of the NYSE require PNC shareholders' approval for the issuance of shares of PNC Common Stock in connection with the Merger. The affirmative vote of the holders of a majority of the votes cast by the holders of PNC Capital Stock eligible to vote thereon, voting as a single class, at a meeting at which a quorum is present will be required to approve the PNC Proposal. Under Pennsylvania law and PNC's By-Laws, a quorum is constituted by the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matters to be voted on.

     PNC intends to count the shares of PNC Capital Stock present in person at the PNC Meeting but not voting, and shares of PNC Capital Stock for which it has received proxies, but with respect to which holders of shares have abstained on any matter, as present at the PNC Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. However, such nonvoting shares and abstentions will not be counted as votes cast for purposes of determining whether a majority has been attained and therefore will have no effect on the vote to approve the PNC Proposal. In addition, under the rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the PNC Proposal without specific instruction from such customers. Accordingly, the failure of such customers to provide instructions with respect to their shares of PNC Capital Stock to their broker will have the effect of such shares not being voted and therefore will have no effect on the vote to approve the PNC Proposal. Such instances, if any, are referred to as broker non-votes. Broker non-votes, if any, will be counted as present for determining the presence or the absence of a quorum for the transaction of business.

     MIDLANTIC. The close of business on September 29, 1995, has been fixed as the Record Date for purposes of determining shareholders entitled to notice of, and to vote at, the Midlantic Special Meeting. The holders of each of the 52,359,775 shares of Midlantic Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Midlantic Special Meeting. The affirmative vote of the holders of a majority of the shares of Midlantic Common Stock cast by the holders of such shares entitled to vote at the Midlantic Special Meeting is required to approve the Midlantic Proposal under New Jersey law, assuming that a quorum is present. Under New Jersey law and Midlantic's Bylaws, a quorum is constituted by the presence, in person or by proxy, of a majority of the aggregate number of shares of Midlantic Common Stock outstanding and entitled to vote on the Record Date.

     Midlantic intends to count shares of Midlantic Common Stock present in person at the Midlantic Special Meeting but not voting, and shares of Midlantic Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Midlantic Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. However, such nonvoting shares and abstentions will not be counted as votes cast with respect to the approval of the Midlantic Proposal and therefore will have no effect on the vote to approve the Midlantic Proposal. In addition, under the rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the Midlantic Proposal. Accordingly, the failure of such customers to provide instructions with respect to their shares of Midlantic Common Stock to their broker will have the effect of such shares not being voted and therefore will have no effect on the vote to approve the Midlantic Proposal. However, broker non-votes, if any, will be counted as present for determining the presence or absence of a quorum for the transaction of business.

VOTING AND REVOCATION OF PROXIES

     Shares of PNC Capital Stock or Midlantic Common Stock represented by a proxy properly signed and returned at or prior to either Special Meeting and not subsequently revoked prior to the vote will be voted at each respective Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, the shares of PNC Capital Stock or Midlantic Common Stock represented by such proxy will be voted FOR approval of the PNC Proposal in the case of PNC shareholders and FOR approval of the Midlantic Proposal in the case of Midlantic shareholders. Any shareholder giving a proxy may revoke it at any time before it is exercised. In order to revoke a proxy, the shareholder must either give written notice of such revocation to the Secretary of PNC or Midlantic or to the Secretary of the PNC Special Meeting or the Midlantic Special Meeting, as appropriate, or vote the shares of PNC Common Stock or Midlantic Common Stock subject to the proxy by a later dated proxy or by written ballot at the appropriate Special Meeting. The presence at a Special Meeting of any shareholder who has given a proxy will not, in and of itself, revoke the proxy. Any shareholder of record attending either the PNC Special Meeting or the Midlantic Special Meeting may vote in person whether or not a proxy has been previously given.

     The Boards of Directors of PNC and Midlantic are not aware of any other business to be acted upon at the Special Meeting of their respective shareholders other than as described herein. It is not anticipated that other matters will be brought before either Special Meeting. If, however, other matters are duly brought before either Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. The persons named as proxies by a shareholder may propose and vote for one or more adjournments or postponements of the PNC Special Meeting or Midlantic Special Meeting, as the case may be, to permit another solicitation of proxies in favor of the PNC Proposal or the Midlantic Proposal, as the case may be; provided, however, that no proxy which is voted against the proposal to approve the Midlantic Proposal, in the case of Midlantic shareholders, or against the PNC Proposal, in the case of PNC shareholders, will be voted in favor of any such adjournment or postponement.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, proxies may be solicited personally or by telephone, and directors, officers and employees of PNC and Midlantic may solicit proxies from the shareholders of PNC and Midlantic, respectively, without additional compensation to them and at nominal cost to PNC and Midlantic, respectively. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward proxy materials to beneficial owners of PNC Capital Stock and Midlantic Common Stock and such parties will be reimbursed for the expenses incurred by them. PNC has retained D.F. King & Co., Inc. and Midlantic has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies. It is anticipated that the base fees of such firms will not exceed $15,000 and $10,500, respectively, plus reasonable out-of-pocket costs, fees and expenses authorized by PNC or Midlantic, as the case may be. PNC and Midlantic each will bear its own expenses in connection with the solicitation of proxies, except that PNC and Midlantic each will bear 50% of all printing and mailing costs and filing fees associated with this Joint Proxy Statement and the Registration Statement.

                                PROPOSED MERGER

     This section of the Joint Proxy Statement describes material aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Joint Proxy Statement and is incorporated herein by reference. All shareholders are urged to read the Agreement and the Option Agreements carefully and in their entirety.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

BACKGROUND

     PNC. PNC was formed in 1983 through the consolidation of Pittsburgh National Corporation and Provident National Corporation. Since that time, PNC's strategy has been to build a regional banking franchise with sufficient size to absorb the substantial investments in technology and infrastructure necessary to remain competitive while generating an appropriate return to shareholders. PNC also made substantial investments in selected national financial service businesses in order to expand product offerings and meet the competitive challenge from nonbank financial service providers.

     Since 1983, PNC has made a number of acquisitions in eastern Pennsylvania and Delaware, including its acquisitions of Northeastern Bancorp, Inc., Scranton, Pennsylvania, in 1985 (approximately $1.4 billion in assets); The First National Bank of Avoca, Avoca, Pennsylvania, in 1987 (approximately $50 million in assets); The First National Bank of Peckville, Peckville, Pennsylvania, in 1988 (approximately $92 million in assets); Bank of Delaware Corporation, Wilmington, Delaware, in 1989 (approximately $1.8 billion in assets); Flagship Financial Corporation, Jenkintown, Pennsylvania, in 1992 (approximately $900 million in assets); and First Eastern Corporation, Wilkes-Barre, Pennsylvania, in 1994 (approximately $2 billion in assets). As a result, PNC created a sizable banking franchise which bordered the entire state of New Jersey. Despite these actions, PNC had not been able to meaningfully improve its competitive position in metropolitan Philadelphia and maintained only a marginal de novo banking presence in southern New Jersey. The metropolitan Philadelphia and New Jersey markets contain a higher concentration of households, businesses and wealth than any other market served by PNC. For this reason PNC had continually reaffirmed a desire to expand in these markets and had discussions with and responded to inquiries from a number of other financial institutions in addition to those discussed above. Except for the acquisitions discussed above, none of the discussions led to an agreement on the terms of a potential transaction. On March 7, 1995, PNC executed an agreement to purchase a substantial portion of Chemical-New Jersey's banking operations, which represented PNC's first significant entry into the New Jersey banking market. PNC will acquire total assets and deposits of approximately $3.2 billion and $2.7 billion, respectively, in markets contiguous to PNC's eastern Pennsylvania and Delaware operations. The proposed Merger with Midlantic provides PNC an opportunity to further expand in metropolitan Philadelphia and capitalize on the Chemical-New Jersey investment.

     MIDLANTIC. In the early 1990s, the results of a regional recession caused significant asset quality problems at Midlantic, which in turn adversely affected Midlantic's financial condition and results of operations. In 1991, a new senior management team led by Garry J. Scheuring, Chairman of the Board, President and Chief Executive Officer, was put in place by Midlantic. Mr. Scheuring was directed by the Midlantic Board to take action to return Midlantic to consistent profitability. The Midlantic Board and the new management team concluded that this goal would be achieved by implementing strategies aimed at restoring asset quality, improving capital adequacy, sharpening business focus and enhancing operating efficiency.

     Between mid-1991 and mid-1994, numerous actions were taken by Midlantic in furtherance of these strategies. Certain non-strategic subsidiaries and businesses of Midlantic located outside of its principal markets were divested; many steps, including bulk sales of problem loans, were taken to improve asset quality; Midlantic raised over $216 million through sales of over 13 million shares of Midlantic Common Stock; and Midlantic undertook Focus '92, a program aimed at achieving greater operating efficiencies. As a result of all of these actions, by mid-1994 Midlantic had restored strong core operating profitability, and its operating efficiency, asset quality and capital position had improved dramatically, making Midlantic, by measures of financial condition and performance, among the strongest institutions in its peer group.

     As Midlantic's financial strength was being restored, the Midlantic Board from time to time considered possible strategies for further enhancing shareholder value, including remaining independent and affiliating with either a larger or a similar-sized bank holding company with a similar strategic focus and business strengths complementary to those of Midlantic. As part of Midlantic's assessment of which strategy would best enhance shareholder value, Midlantic engaged in exploratory discussions with certain large regional bank holding companies other than PNC concerning their interest in a potential affiliation with Midlantic. However, none of the discussions resulted in a firm merger proposal being submitted to Midlantic or being considered by the Midlantic Board. Until the Midlantic Board approved the Agreement, the strategy chosen to be pursued by Midlantic was to remain independent.

     THE MERGER. Thomas H. O'Brien, PNC's Chairman and Chief Executive Officer, and Mr. Scheuring have met on a number of occasions over the last few years to discuss regional business issues and developments at their respective organizations. Such meetings and discussions, although infrequent, continued throughout 1994 and into 1995. However, each of those meetings ended without any commitment on the part of either executive to pursue further discussions.

     In late spring 1995, representatives of PNC and Merrill Lynch (see "--Opinions of Financial Advisors") had several conversations regarding a potential merger of PNC and Midlantic. On June 13, 1995, Mr. O'Brien and other representatives of PNC reviewed the strategic, business and financial implications of a potential PNC/Midlantic merger. On June 23, 1995, Mr. O'Brien met with Mr. Scheuring to discuss a potential merger of the companies. Mr. O'Brien and Mr. Scheuring subsequently held additional discussions to explore the potential transaction structure and value of the potential merger. Subsequent to this time, Messrs. O'Brien and Scheuring met with selected members of their respective senior management teams and financial and legal advisors to refine their evaluation of the transaction and possible terms of a merger agreement and each company commenced its preliminary due diligence review of the other. On July 3, 1995, meetings were held among selected members of senior management of PNC and Midlantic and certain of their financial and legal advisors. The purpose of these meetings was to review financial forecasts, asset and liability risk profiles, material litigation, credit quality assessments, employee benefits plans and other information, including long-term strategies and potential operating synergies.

     On July 5, 1995, members of PNC's management team made a presentation to the PNC Board which reviewed the reasons for the merger and the benefits to PNC and its shareholders. On July 6, 1995, the PNC Board reconvened to discuss the transaction further. At the conclusion of the meeting, the PNC Board authorized senior management to continue negotiations and to complete a due diligence review. Representatives from Smith Barney, PNC's financial advisor, were present at the July 5 and July 6 meetings and participated in the discussions.

     On July 7, 1995, Mr. O'Brien and Mr. Scheuring met and reached tentative agreement on the principal terms of the Merger. Over the following days, negotiation of a definitive agreement proceeded while expanded due diligence reviews were conducted by both PNC and Midlantic.

     At meetings of the Midlantic Board held on July 8, 1995 and on July 9, 1995, the management of Midlantic, as well as Midlantic's legal and financial advisors, reviewed, among other things, a summary of management's due diligence findings concerning PNC, presentations by management concerning the strategic alternatives available to Midlantic (which strategic alternatives are more fully described below (see "--Reasons for the Merger--Recommendation of the Midlantic Board")), the terms of the Agreement and Option Agreements negotiated between the parties and Merrill Lynch's fairness opinion concerning the Exchange Ratio. Based upon that review, and after consideration of other factors, the Midlantic Board unanimously approved and authorized (with two directors absent) the execution and delivery of the Agreement and the Option Agreements. The Midlantic Board unanimously (with no directors absent) ratified and confirmed the execution and delivery of the Agreement and the Option Agreements on July 19, 1995.

     On July 10, 1995, the PNC Board met again. Mr. O'Brien reviewed the final terms of the transaction which reflected a value per share of Midlantic Common Stock of $55.09 based on PNC's closing price on July 7, 1995 (see "SUMMARY--Markets and Market Prices"). The results of PNC's due diligence were presented and PNC's legal advisors reviewed the terms of the proposed Merger Agreement and Option

Agreements. Smith Barney made presentations regarding the financial terms and fairness, from a financial point of view, of the Exchange Ratio to PNC and its shareholders. After consideration of these factors, among others, the PNC Board unanimously approved and authorized (with no directors absent) execution and delivery of the Agreement and the Option Agreements.

     The Agreement and the Option Agreements were executed by the parties on July 10, 1995. The terms of the Agreement, as executed, do not differ materially from those of the tentative agreement reached by the parties on July 7, 1995.

REASONS FOR THE MERGER

     GENERAL. The Merger is intended to create a regional banking franchise with sufficient scale, product diversity, financial strength and national presence to compete effectively in a consolidating financial services industry.

     Each Board believes that each institution is well managed and possesses compatible management philosophies, cultures and strategies, and that the strong capitalization of PNC following the Merger will allow it to take advantage of future opportunities for growth. In evaluating the Merger, each Board discussed the critical importance of successfully integrating, and building on the strength of, the management teams and cultures of both companies, and considered the uncertainties inherent in any combination of two significant companies. No member of the PNC Board has any interests in the Merger beyond those of PNC shareholders generally. The Midlantic Board, in deciding to approve the Merger, was aware of the interests of certain members of Midlantic management and the Midlantic Board in the Merger. See "--Interests of Certain Persons in the Merger--General."

     PNC. In reaching its decision to approve the Agreement, the PNC Board considered that the Merger would create a financial institution with greater scale, breadth of services, efficiency, capital, earnings and growth potential than either PNC or Midlantic would possess on a stand-alone basis. The PNC Board also considered that the Merger would represent a strategic alliance between the two companies and that PNC shareholders should realize the expected benefits of such an alliance. Such benefits include, but are not limited to, the future prospects of the combined company, the combined company's financial strength and an enhanced ability to strengthen existing businesses and develop new products and services, the cost efficiencies expected to be derived from the consolidation of services in the metropolitan Philadelphia and southern New Jersey markets and the elimination of redundant back office operations and staff functions, the potential for cross-marketing products and services to customers of the two companies, the opportunity to diversify earnings, the business synergies that might be realized, and the potential effect of the Merger on the perception of the combined companies' businesses by the financial markets.

     MIDLANTIC. The Midlantic Board's decision to approve and adopt the Agreement reflects its belief that the terms of the Agreement will provide significant value to all Midlantic shareholders and will also enable them to participate in the opportunities for growth that the Midlantic Board believes the Merger makes possible. In reaching its decision, the Midlantic Board considered the current and prospective economic, regulatory and competitive environment facing financial institutions and the combined company's financial strengths and earnings prospects.

RECOMMENDATION OF THE PNC BOARD

     THE PNC BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, PNC AND ITS SHAREHOLDERS. THE PNC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PNC PROPOSAL.

     In reaching its conclusion to approve the Agreement, the PNC Board consulted with PNC management, as well as its financial and legal advisors, and considered the factors described above under "General" and the following additional factors, which together constitute all material factors considered by the PNC Board:

     (i) PNC's business, operations, financial condition, earnings, and acquisition strategy, including the desirability of achieving a significant position in the attractive New Jersey and metropolitan Philadelphia markets (PNC currently holds (after giving effect to the Chemical-New Jersey acquisition) 2.3% and 8.2% of the total deposits in the New Jersey and metropolitan Philadelphia markets, respectively, and will hold 8.9% and 14.6% of the total deposits in the respective markets after the Merger) (see "THE COMPANIES-- Combined Company"); the scarcity in these markets of bank and thrift acquisitions that could deliver similar market share and scale benefits; and the ability to leverage PNC's substantial investment in technology and products (see "--Management and Operations After the Merger--Estimated Financial Impact");

     (ii) the financial and/or strategic contributions of PNC's recent acquisitions, including management's assessment that the financial performance of such acquisitions substantially met or exceeded management's projections and that the effect of such acquisitions was to diversify PNC's revenue base and product lines;

     (iii) the current and prospective economic, regulatory and competitive climate facing financial institutions, including without limitation the consolidation currently underway in the banking industry, competition from nonbank providers of financial services and the need for financial institutions to be low cost providers of quality financial services;

     (iv) the presentations by PNC management and Smith Barney of (a) the business, operations, earnings and financial condition of Midlantic, including substantial improvement in Midlantic's profitability and asset quality and factors that might adversely affect Midlantic's ability to maintain its recent financial performance such as pressure on its net interest margin and increased competition resulting from the pending acquisition of First Fidelity Bancorp, the largest bank holding company in New Jersey, by First Union Corporation, and
(b) the historical price performance of Midlantic Common Stock (including the substantial increases in the market price of Midlantic Common Stock reflected under "SUMMARY--Markets and Market Prices");

     (v) the anticipated pre-tax annual cost savings of approximately $150 million and net revenue enhancements of approximately $10 million available to the combined institution from the Merger (see "--Management and Operations After the Merger"); the relative importance of achieving the cost savings identified to eliminate the pro forma earnings dilution arising from the Merger; and PNC's performance in achieving targeted cost savings in previous acquisitions, as well as PNC's prior experience with customer attrition;

     (vi) the determination, based on the discounted cash flow analyses prepared by PNC management (the results of which were consistent with Smith Barney's analyses), that the indicated rate of return on the Merger exceeds 15%, which was higher than other investment alternatives, including PNC's share repurchase program (see "--Management and Operations After the Merger");

     (vii) the effectiveness of the Merger in implementing and accelerating certain of PNC's balance sheet objectives, including enhancements to PNC's core deposit funding and capital position;

     (viii) the common philosophy and culture of PNC and Midlantic particularly with respect to customer satisfaction and segmentation strategies, efficiency and credit quality and the performance of the current Midlantic senior management team under Mr. Scheuring; the proposed arrangements with respect to the PNC Board and the executive management structure following the Merger including the role of Messrs. Scheuring and Atkins (see "--Management and Operations After the Merger" and "--Interests of Certain Persons in the Merger");

     (ix) the Exchange Ratio in the Merger (2.05 shares of PNC Common Stock for each share of Midlantic Common Stock valued at $55.09 per share of Midlantic Common Stock based on stock prices on the last trading day prior to execution of the Agreement) from a number of valuation perspectives, as presented by Smith Barney (including a comparable company analysis assuming an acquisition premium of 35%, selected comparable nationwide stock-for-stock merger transactions and a discounted cash flow analysis assuming cost savings allocated to Midlantic); the July 10, 1995 opinion of Smith Barney that the Exchange Ratio was fair to PNC and its shareholders from a financial point of view and a review of the significant financial information, projections, assumptions and other information received by, and the significant assumptions and the methodologies utilized by Smith Barney in arriving at such opinion (see "--Opinions of Financial Advisors-PNC");

     (x) the terms of the Agreement and the Option Agreements; the regulatory and shareholder approval processes; the treatment of the Merger as a pooling-of-interests for financial accounting purposes; the resultant impact on PNC's previously authorized share repurchase program (see "--Share Repurchase Program"); and the nature of the Merger as a tax-free reorganization for federal income tax purposes (see "--Certain Federal Income Tax Consequences");

     (xi) the resultant capital of the combined institution and the positive financial implications of the Merger in conjunction with PNC's pending acquisition of Chemical-New Jersey (1996 estimated tangible equity to assets of 6.90% after giving effect to the issuance of debt in lieu of preferred stock for the Chemical-New Jersey acquisition, which will result in income applicable to common shareholders increasing by approximately $11 million); and a discussion of options available in deploying excess capital including share repurchases, increased lending and investment activity and purchase acquisitions; and

     (xii) the potential effect of the Merger announcement on the market price of PNC Common Stock, which the Board was advised would be negative in the short term in view of the dilutive effect of the transaction on a pro forma historical basis (without giving effect to potential cost savings and revenue enhancements), the number of shares to be issued and the effect of risk arbitrage transactions.

     The foregoing discussion of the information and factors considered by the PNC Board is not intended to be exhaustive but includes all material factors considered by the PNC Board. In reaching its determination to approve and recommend the Agreement, the PNC Board did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Through its deliberations, the PNC Board received the advice of in-house and outside counsel. After deliberating with respect to the Merger and the other transactions contemplated by the Agreement, considering, among other things, the matters discussed above and the opinion of Smith Barney referred to above, the PNC Board, by unanimous vote of all directors, approved the Agreement as being in the best interests of PNC and its shareholders and directed that the PNC Proposal be submitted to the holders of PNC Capital Stock to vote at the PNC Special Meeting. The PNC Board is unanimous in its recommendation that holders of PNC Capital Stock vote for approval of the PNC Proposal.

     BASED ON THE FOREGOING, THE PNC BOARD CONCLUDED THAT THE PROPOSED MERGER WOULD BE IN THE BEST INTERESTS OF PNC'S SHAREHOLDERS, CUSTOMERS AND COMMUNITIES SERVED. ACCORDINGLY, THE PNC BOARD UNANIMOUSLY VOTED TO RECOMMEND THAT THE PNC SHAREHOLDERS VOTE "FOR" THE PNC PROPOSAL.

RECOMMENDATION OF THE MIDLANTIC BOARD

     THE MIDLANTIC BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, MIDLANTIC AND ITS SHAREHOLDERS. THE MIDLANTIC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MIDLANTIC PROPOSAL.

     In reaching its determination to approve and adopt the Agreement, the Midlantic Board considered the factors described above under "General" and the following additional factors, which, together, constitute all material factors considered by the Midlantic Board:

     (i) the Midlantic Board's familiarity with and review of Midlantic's business, operations, financial condition and earnings;

     (ii) the current and prospective economic, regulatory and competitive environment facing financial institutions, including Midlantic and PNC, including without limitation the consolidation currently underway in the banking industry, the need of financial institutions to diversify revenue sources and the difficulties faced by Midlantic in attempting to achieve such diversification as a stand-alone entity;

     (iii) the Midlantic Board's review, based on the advice of Midlantic's management, of alternatives to the Merger (including the alternatives of remaining independent while implementing strategies aimed at achieving both internal and in-market acquisition growth and further cost savings, and the alternative of affiliating with either a larger or similar-sized bank holding company (other than PNC) with a similar strategic focus and business strengths complementary to those of Midlantic), and the risks associated with such alternative strategies. With respect to a strategy of continued independence, the Midlantic Board noted the difficulty in achieving further significant cost savings given Midlantic's past successes in this area, the time required in order for Midlantic to gain a significant competitive edge in its markets, the high cost of investments in technology necessary to obtain such an edge, and the scarcity of attractive bank and thrift acquisition candidates in Midlantic's existing markets which were of meaningful size and could be acquired at prices which would enhance the value of the Midlantic Common Stock. With respect to affiliations with similarly sized in-market bank holding companies, the Midlantic Board noted reasons why such a transaction with the other potential merger partners might not be feasible or beneficial to Midlantic's shareholders at this time;

     (iv) the Midlantic Board's review, based in part on presentations by Merrill Lynch and Midlantic management, of (a) the business, operations, earnings and financial condition of PNC on both a historical and a prospective basis (including the recent losses incurred by PNC in its securities and derivative portfolios, the risk faced by PNC in these portfolios and PNC's strategies for reducing this risk (see the documents previously filed with the SEC by PNC and described under "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE")) and (b) the historical market price of PNC Common Stock; (see "SUMMARY--Market and Market Prices");

     (v) the anticipated cost savings and operating efficiencies available to the combined institution from the Merger and the potential for revenue enhancements at the combined institution (see "--Management and Operations After the Merger");

     (vi) the Midlantic Board's belief that the terms of the Agreement are attractive in that the Agreement allows Midlantic stockholders to become shareholders in a combined institution which would be the eleventh largest bank holding company in the United States on the basis of assets as of December 31, 1994;

     (vii) the financial presentations of Merrill Lynch and the July 9, 1995 opinion of Merrill Lynch as to the fairness from a financial point of view of the Exchange Ratio to the shareholders of Midlantic and a review of the significant financial information, projections, assumptions and other information provided to, and the significant assumptions and methodologies utilized by, Merrill Lynch in arriving at such opinion (see "--Opinions of Financial Advisors--Midlantic");

     (viii) the expectation that the Merger will generally be a tax-free transaction to Midlantic and its stockholders (see "--Certain Federal Income Tax Consequences");

     (ix) the interests of certain members of Midlantic management and the Midlantic Board in the Merger (see "--Interests of Certain Persons in the Merger--General"); and

     (x) the terms of the Agreement and the Option Agreements, which were generally reciprocal in nature, and certain other information regarding the Merger, including the terms and structure of the Merger, the proposed arrangements with respect to the PNC Board and the management structure of PNC following the Merger (see "--Management and Operations After the Merger").

     The foregoing discussion of the information and factors considered by the Midlantic Board is not intended to be exhaustive but includes all material factors considered by the Midlantic Board. In reaching its determination to approve and recommend the Merger, the Midlantic Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Throughout its deliberations, the Midlantic Board received the advice of special counsel. After deliberating with respect to the Merger and the other transactions contemplated by the Agreement, considering, among other things, the matters discussed above and the opinion of Merrill Lynch referred to above, the Midlantic Board, by unanimous vote, approved and adopted the Agreement and the transactions contemplated thereby, including the Option Agreements, as being in the best interests of Midlantic and its shareholders. The Midlantic Board is unanimous in its recommendation that holders of Midlantic Common Stock vote for approval and adoption of the Merger.

     BASED ON THE FOREGOING, THE MIDLANTIC BOARD CONCLUDED THAT THE PROPOSED MERGER WOULD BE IN THE BEST INTERESTS OF MIDLANTIC'S SHAREHOLDERS, CUSTOMERS, EMPLOYEES AND COMMUNITIES SERVED. ACCORDINGLY, THE MIDLANTIC BOARD UNANIMOUSLY VOTED TO RECOMMEND THAT THE MIDLANTIC SHAREHOLDERS VOTE "FOR" THE MIDLANTIC PROPOSAL.

     For information regarding certain interests of directors and executive officers of Midlantic in the Merger, see "--Management and Operations After the Merger" and "--Interests of Certain Persons in the Merger."

TERMS OF THE MERGER

     On the Effective Date, Midlantic will be merged with and into PNC Bancorp and the separate existence of Midlantic will cease. PNC Bancorp, as the surviving entity, will continue its corporate existence. Also on the Effective Date, each outstanding share of Midlantic Common Stock (except as otherwise provided in the Agreement and as described below), including each attached stock purchase right issued pursuant to the Rights Agreement, will be converted into PNC Common Stock at the Exchange Ratio of 2.05 shares of PNC Common Stock for each share of Midlantic Common Stock, and, with respect to the aggregate number of shares of PNC Common Stock issuable to any shareholder of Midlantic, cash in lieu of any fractional share of PNC Common Stock that such shareholder otherwise would receive. Any such cash payment shall be in an amount equal to such fraction multiplied by the reported closing price of PNC Common Stock in the "NYSE--Composite Transactions List" on the last business day immediately preceding the Effective Date. HOLDERS OF PNC CAPITAL STOCK AND MIDLANTIC COMMON STOCK WILL NOT BE ENTITLED TO STATUTORY DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER.

     Midlantic has in effect the Midlantic Incentive Stock and Stock Option Plan (the "1986 Plan"), the Midlantic Incentive Plan (the "Midlantic Plan") and the Continental Bancorp, Inc. 1982 Stock Option Plan (the "Continental Plan") (collectively, the "Option Plans") pursuant to which officers and key employees of Midlantic have been granted options to purchase Midlantic Common Stock. The Merger Agreement provides for the treatment of options outstanding under the Option Plans on the Effective Date as follows:

     1. On the Effective Date, Midlantic's obligations under the Option Plans with respect to stock options granted thereunder to any Insider (which is defined in the Merger Agreement as any person who is, on the date Midlantic's shareholders approve the Merger, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to equity securities of Midlantic and which will include certain of Midlantic's executive officers) shall, as to the portion of such Insider's options that is a Vested MC Option (as defined in the Merger Agreement) and that has not been exercised prior to the Merger, be assumed by PNC and each such option shall become an option that entitles the Insider to receive, upon payment of the exercise price, 2.05 shares of PNC Common Stock for each share of Midlantic Common Stock covered by the Vested MC Option; provided, however, that immediately after the Effective Date, such option shall be cancelled in exchange for the number of shares of PNC Common Stock having an aggregate "fair market value" (as defined in the Merger Agreement) equal to the product of (1) the number of shares of PNC Common Stock subject to such option and (2) the excess, if any, of the fair market value of a share of PNC Common Stock on the Effective Date over the exercise price of such option.

     2. Any options (or portions thereof) held by an Insider that do not constitute a Vested MC Option shall automatically become exercisable in accordance with the terms of the Option Plans immediately prior to the Effective Date and shall be cancelled on the Effective Date if not theretofore exercised.

     3. Each option to purchase a share of Midlantic Common Stock held by any person who is not an Insider and that has not been exercised prior to the Merger shall be cancelled at the Effective Date and PNC shall deliver to the holder of each such option, in respect thereof, the number of shares of PNC Common Stock having an aggregate fair market value equal to the product of (1) the number of shares of Midlantic Common Stock subject to such option and (2) the excess, if any, of the fair market value of a share of Midlantic Common Stock on the Effective Date over the exercise price of such option.

For additional information, see "--Interests of Certain Persons in the Merger--Option Plans."

     At September 30, 1995, Midlantic had outstanding $68,650,000 aggregate principal amount of 8 1/4% Convertible Subordinated Debentures Due 2010 (the "Midlantic Debentures"), which are currently convertible into one share of Midlantic Common Stock for each $48 of aggregate principal amount. At the Effective Date of the Merger, subject to execution and delivery of a supplemental indenture, the Midlantic Debentures will be assumed by PNC Bancorp and PNC and each $48 of aggregate principal amount will be convertible into 2.05 shares of PNC Common Stock.

     In the event that prior to the Effective Date the outstanding shares of PNC Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in PNC's capitalization, all without PNC receiving adequate consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of PNC Common Stock to be thereafter delivered pursuant to the Agreement.

SURRENDER OF CERTIFICATES

     As soon as practicable after the Effective Date, the stock transfer agent of PNC (currently, Chemical Bank), acting in the capacity of exchange agent, will mail to all holders of Midlantic Common Stock a letter of transmittal, together with instructions for the exchange of their Midlantic Common Stock certificates for certificates representing PNC Common Stock and, if applicable, a check representing the amount paid in lieu of issuing any fractional share. Until so exchanged, each certificate representing Midlantic Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes to evidence ownership of the number of shares of PNC Common Stock into which such shares have been converted; provided, however, that no dividends or other distributions declared after the Effective Date with respect to PNC Common Stock shall be paid to the holder of any unsurrendered certificate until the holder surrenders that certificate. MIDLANTIC SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE FURTHER INSTRUCTIONS.

OPINIONS OF FINANCIAL ADVISORS

     PNC. Smith Barney was retained by PNC to act as its financial advisor in connection with the Merger. As part of such engagement, PNC requested that Smith Barney evaluate the fairness, from a financial point of view, to PNC and its shareholders of the consideration to be paid by PNC in the Merger. On July 10, 1995, Smith Barney delivered to the PNC Board a written opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to PNC and its shareholders. Smith Barney confirmed such opinion by delivery of a written opinion to the PNC Board dated the date of this Joint Proxy Statement.

     In arriving at its opinion, Smith Barney reviewed the Agreement and certain ancillary documents related thereto and held discussions with certain senior officers, directors and other representatives and advisors of PNC and with certain senior officers and other representatives and advisors of Midlantic concerning the businesses, operations and prospects of PNC and Midlantic. Smith Barney examined certain publicly available business and financial information relating to PNC and Midlantic as well as certain financial forecasts and other data for PNC and Midlantic which were provided to it by, or otherwise discussed with, the respective managements of PNC and Midlantic, including information relating to certain strategic implications and operational benefits anticipated from the Merger. Smith Barney reviewed the current and historical market prices and trading volumes of PNC Common Stock and Midlantic Common Stock, historical and projected earnings and operating data of PNC and Midlantic, and the capitalization and financial condition of PNC and Midlantic. Additionally, Smith Barney evaluated the potential pro forma financial impact of the Merger on PNC. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered comparable to the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered comparable to those of PNC and Midlantic. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with Smith Barney, including, without limitation, projected cost savings, revenue enhancements and other operating synergies resulting from the Merger, Smith Barney was advised by the management of PNC that such forecasts and other information and data were prepared on reasonable bases reflecting the best currently available estimates and judgments of the management of PNC as to the future financial performance of PNC and Midlantic and the potential strategic implications and operational benefits anticipated from the Merger. Smith Barney assumed, with the consent of the PNC Board, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney noted that it is not an expert in the evaluation of loan portfolios or the allowances for loan losses with respect thereto and Smith Barney assumed, with the consent of the PNC Board, that such allowances for Midlantic were in the aggregate adequate to cover such losses. In addition, Smith Barney did not review individual credit files nor did it make or was it provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PNC or Midlantic, nor did Smith Barney make any physical inspection of the properties or assets of PNC or Midlantic. Smith Barney was not asked to consider, and its opinion did not address, the relative merits of the Merger as compared to any alternative business strategies that might have existed for PNC or the effect of any other transaction in which PNC might have engaged. Smith Barney's opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Smith Barney, as of the date of its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY, DATED THE DATE OF THIS JOINT PROXY STATEMENT, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX D AND IS INCORPORATED HEREIN BY REFERENCE. PNC SHAREHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND HAS BEEN PROVIDED FOR THE USE OF THE PNC BOARD IN ITS EVALUATION OF THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY PNC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE PNC SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion to the PNC Board, Smith Barney performed a variety of financial and comparative analyses. The following discussion summarizes all of the material financial and comparative analyses presented to the PNC Board at the July 10 meeting at which Smith Barney's July 10 opinion was delivered. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any specific analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering them in their entirety, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to PNC, Midlantic, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PNC and Midlantic. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     Transaction Summary. Smith Barney multiplied the closing price of $26.875 for PNC Common Stock on July 7, 1995 (the last trading day prior to the announcement of the Merger) by the Exchange Ratio of

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

2.05x, which resulted in consideration of $55.09 per share of Midlantic Common Stock (the "Imputed Per Share Value") and noted that the aggregate transaction price was $2.96 billion, assuming none of the Midlantic Debentures was converted into Midlantic Common Stock prior to the Merger, and $3.05 billion, assuming all outstanding Debentures were converted into Midlantic Common Stock prior to the Merger. Smith Barney also noted that the Imputed Per Share Value represented a multiple of (i) 14.3x Midlantic's latest 12 months adjusted earnings per share ("EPS") of $3.85 (adjusted to reflect an assumed tax rate of 38%); (ii) 14.4x Midlantic's estimated 1995 EPS of $3.82; (iii) 13.3x Midlantic's estimated 1996 EPS of $4.14; (iv) 2.10x Midlantic's book value per share (assuming that none of the Debentures was converted into Midlantic Common Stock prior to the Merger); and (v) 2.26x Midlantic's tangible book value per share (assuming that none of the Debentures was converted into Midlantic Common Stock prior to the Merger).

     Smith Barney noted by comparison that the purchase price payable by First Union Corporation in the First Union Corporation/First Fidelity Bancorporation ("First Fidelity") transaction, announced on June 19, 1995, represented a multiple of: (i) 12.4x First Fidelity's latest 12 months EPS; (ii) 11.8x First Fidelity's estimated 1995 EPS; (iii) 10.8x First Fidelity's estimated 1996 EPS;
(iv) 1.92x First Fidelity's book value per share; and (v) 2.72x First Fidelity's tangible book value per share.

     Smith Barney noted in addition that the mean purchase prices in certain nationwide stock-for-stock bank merger and acquisition transactions and in certain bank merger and acquisition transactions involving a New Jersey target corporation (see "Selected Merger and Acquisition Transaction Analysis" below) represented multiples for nationwide and New Jersey transactions of: (i) 15.0x and 19.2x latest 12 months EPS, respectively; (ii) 14.2x and 14.9x the price as a multiple of estimated EPS for the fiscal year ending the year in which the transaction was announced, respectively; (iii) 12.9x and 13.0x the price as a multiple of estimated EPS for the following fiscal year, respectively; (iv) 2.05x and 2.27x book value per share, respectively; and (v) 2.33x and 2.40x tangible book value per share, respectively.

     Comparable Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the stock price, market value and trading multiples of Midlantic relative to: BayBanks, Inc; Central Fidelity Banks, Inc.; CoreStates Financial Corporation; Crestar Financial Corporation; First Virginia Banks, Inc.; Integra Financial Corporation; Meridian Bancorp, Inc.; UJB Financial Corporation and Star Banc Corporation (the "Midlantic Comparables"). Among other things, Smith Barney made the following comparisons of multiples of the price of Midlantic Common Stock prior to the Merger to multiples of the stock prices of the Midlantic Comparables: (i) book value per share (which was 1.60x for Midlantic and 1.73x mean for the Midlantic Comparables); (ii) tangible book value per share (which was 1.72x for Midlantic, and 1.93x mean for the Midlantic Comparables); (iii) latest 12 months EPS (which was 10.7x for Midlantic and 12.4x mean for the Midlantic Comparables); (iv) estimated 1995 EPS (which was 10.8x for Midlantic and 10.8x mean for the Midlantic Comparables); and (v) estimated 1996 EPS (which was 10.0x for Midlantic, and 9.8x mean for the Midlantic Comparables). EPS projections for Midlantic and the Midlantic Comparables were based on estimates of selected investment banking firms. All multiples were based on closing stock prices on July 7, 1995.

     Based on the foregoing comparative company data, Smith Barney developed the following ranges of valuation multiples for Midlantic per share data: (i) latest 12 months EPS, 11.5x to 13.5x; (ii) estimated 1995 EPS, 10.0x to 12.0x; (iii) estimated 1996 EPS, 9.0x to 11.0x; (iv) book value per share, 1.65x to 1.85x; and (v) tangible book value per share, 1.85x to 2.05x. On the basis of such multiples, Smith Barney developed implied values for Midlantic Common Stock of approximately $41 to $48 per share, assuming no acquisition premium, and approximately $55 to $65 per share, assuming an acquisition premium of 35% (see "Premium Analysis" below), in each case assuming that none of the Debentures was converted into Midlantic Common Stock prior to the Merger.

     Selected Merger and Acquisition Transaction Analysis. Using publicly available information, Smith Barney analyzed the implied purchase price multiples and certain other ratios in the following selected nationwide stock-for-stock merger and acquisition transactions in the banking industry completed or announced since January 1, 1992 (acquiror/target): First Union Corporation/First Fidelity Bancorporation; US Bancorp/West One Bancorp; Fleet Financial Group, Inc./Shawmut National Corporation; Banc One

Corporation/Liberty National Bancorp Inc.; KeyCorp/Society Corporation; Marshall & Ilsley Corporation/Valley Bancorporation; First Union Corporation/Dominion Bankshares Corporation; Barnett Banks, Inc./First Florida Banks, Inc.; Banc One Corporation/Valley National Corporation; Banc One Corporation/Team Bancshares, Inc.; NBD Bancorp, Inc./INB Financial Corporation; KeyCorp/Puget Sound Bancorp ("Nationwide Transactions"). Smith Barney also separately analyzed the implied purchase price multiples and certain other ratios in the following selected bank merger and acquisition transactions involving a New Jersey target corporation completed or announced since January 1, 1994 (acquiror/target): First Union Corporation/First Fidelity Bancorporation; Summit Bancorp/Garden State Bancshares, Inc.; Meridian Bancorp/United Counties Bancorporation; HUBCO, Inc./Urban National Bank; United National Bancorp/New Era Bank; Valley National Bancorp/Rock Financial Corporation; National Westminster Bancorp/Central Jersey Bancorp; Mellon Bank Corporation/Glendale Bancorporation; National Westminster Bancorp/Citizens First Bancorp ("New Jersey Transactions" and, together with the Nationwide Transactions, "Comparable Transactions").

     Smith Barney made the following comparisons, among others: (i) price per share as a multiple of book value per share (2.05x mean for Nationwide Transactions, 2.27x mean for New Jersey Transactions); (ii) price per share as a multiple of tangible book value per share (2.33x mean for Nationwide Transactions, 2.40x mean for New Jersey Transactions); (iii) price per share as a multiple of latest 12 months EPS (15.0x mean for Nationwide Transactions; 19.2x mean for New Jersey Transactions); (iv) price per share as a multiple of estimated EPS for the fiscal year ending the year in which the transaction was announced (14.2x mean for Nationwide Transactions, 14.9x mean for New Jersey Transactions); and (v) price per share as a multiple of estimated EPS for the following fiscal year (12.9x mean for Nationwide Transactions, 13.0x mean for New Jersey Transactions). All multiples for the Comparable Transactions were based on information available at the time of announcement of such transactions. Certain data pertaining to the Comparable Transactions deemed not representative were excluded from the calculation of the foregoing mean multiples and values.

     Based on the foregoing comparative transaction data, Smith Barney developed the following ranges of valuation multiples for Midlantic per share data: (i) latest 12 months EPS, 13.5x to 16.5x; (ii) estimated 1995 EPS, 12.5x to 15.5x;
(iii) estimated 1996 EPS, 11.5x to 14.5x; (iv) book value per share, 1.80x to 2.20x; and (v) tangible book value per share, 2.20x to 2.40x. On the basis of such multiples, Smith Barney developed implied values for Midlantic Common Stock of approximately $49 to $59 per share, assuming that none of the Debentures was converted into Midlantic Common Stock prior to the Merger.

     No company or transaction used in the comparable company and selected merger and acquisition transaction analysis as a comparison is identical to PNC, Midlantic, the pro forma combined entity or the Merger. Accordingly, the foregoing analyses were not entirely mathematical; rather, they involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other value of the comparable companies or transactions to which PNC and Midlantic were compared.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flows of Midlantic for the fiscal years ending December 31, 1996 through 2000 based on projected earnings and utilizing discount rates of 13.0%, 14.0%, 15.0% and 16.0% and terminal multiples of trailing net income of 8.0x, 9.0x and 10.0x. On the basis of such analysis, Smith Barney developed implied values for Midlantic Common Stock ranging from approximately $41 to $50 per share assuming that none of the cost savings and operational synergies anticipated from the Merger was achieved, and approximately $55 to $68 per share assuming approximately $108 million in 1996 and $159 million in 1997 of after-tax benefits resulting from cost savings and operational synergies anticipated from the Merger were achieved, and that after-tax benefits generally consistent with the 1997 levels were achieved in 1998 to 2000, all of which were allocated to Midlantic.

     Premium Analysis. Smith Barney compared the implied premium over the market price of Midlantic Common Stock payable in the Merger with the premiums paid in 11 selected stock-for-stock transactions based on stock prices one day, one month and three months prior to the announcement date of such transactions. Among the conclusions of the premium analysis were that mean premiums paid in such transactions one day, one month and three months prior to the announcement date of such transactions were approximately 37.7%, 51.1% and 67.1%, respectively, as compared to the implied premiums payable in the Merger, as of such dates, of approximately 33.2%, 54.9% and 62%, respectively.

     Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on PNC's: (i) projected EPS for the fiscal years 1996 and 1997 based on estimates of selected investment banking firms and projections provided by the managements of PNC and Midlantic and assumptions provided by PNC management regarding the phase-in of cost reductions (including benefits related to decreased reliance by PNC upon hedging transactions to reduce its interest rate sensitivity), revenue enhancements, leverage from increased excess capital, savings associated with the avoidance by PNC of a planned preferred stock issue and the impact of merger expenses resulting from the Merger; (ii) tangible book value; and (iii) book value. Assuming that approximately $108 million and $159 million of after-tax benefits were generated in 1996 and 1997 respectively, Smith Barney performed a pro forma merger analysis which suggested that the Merger would be accretive to PNC's EPS in fiscal years 1996 and 1997, and dilutive to PNC's tangible book value and book value for such fiscal years. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and other comparative analyses, including, among other things, analyses of: (i) the historical financial results and historical growth rates of PNC and Midlantic; (ii) the projected financial results of PNC and Midlantic, as provided by PNC and Midlantic, including the levels of projected cost savings, revenue enhancements and other operating synergies resulting from the Merger; (iii) the history of trading prices and volume for PNC Common Stock and Midlantic Common Stock; (iv) the pro forma market share ranking of the combined company; (v) the stock prices, market value and trading multiples of PNC relative to those of a selected peer group of publicly traded bank holding companies; and (vi) the pro forma share ownership of the combined company by current PNC shareholders and former Midlantic shareholders (approximately 67.4% and 32.6%, respectively, assuming no conversion of Debentures prior to the Merger and 66.8% and 33.2%, respectively, assuming all outstanding Debentures were converted prior to the Merger).

     Pursuant to the terms of Smith Barney's engagement, PNC has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of $3,750,000 as follows: (i) $250,000, which was paid upon execution of the engagement letter; (ii) $750,000, which was paid upon the delivery by Smith Barney of its fairness opinion, (iii) $1,000,000, payable upon the mailing of proxies by PNC related to the Merger; and (iv) $1,750,000, payable upon the closing of the Merger. PNC has also agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised PNC that, in the ordinary course of business, Smith Barney and its affiliates may actively trade the securities of PNC and Midlantic for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided financial advisory and investment banking services to PNC and its affiliates unrelated to the Merger and has received fees for such services. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) maintain business relationships with PNC and may also retain business relationships with Midlantic.

     Smith Barney is a nationally recognized investment banking firm and was selected by PNC based on Smith Barney's experience and expertise. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     MIDLANTIC. Midlantic has retained Merrill Lynch to act as its financial advisor in connection with rendering a fairness opinion with respect to the Merger. Merrill Lynch has rendered its oral opinion (the "July Opinion") that, based upon and subject to the various considerations set forth therein, as of July 9, 1995, the Exchange Ratio was fair, from a financial point of view, to the holders of Midlantic Common Stock. Merrill Lynch confirmed the July Opinion by delivery of its written opinion dated the date of this Joint Proxy Statement (the "October Opinion" and, together with the July Opinion, the "Merrill Lynch Opinions") that, as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Midlantic Common Stock.

     The full text of the October Opinion, which sets forth assumptions made, matters considered and limits on the review undertaken by Merrill Lynch, is attached hereto as Appendix E. Midlantic shareholders are urged to read the October Opinion in its entirety. The summary set forth in this Joint Proxy Statement of the Merrill Lynch Opinions is qualified in its entirety by reference to the full text of the October Opinion.

     The Merrill Lynch Opinions were addressed to the Board of Directors of Midlantic and do not constitute a recommendation to any shareholder of Midlantic as to how such shareholder should vote with respect to the Merger.

     In connection with the October Opinion, Merrill Lynch reviewed, among other things: (i) Midlantic's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1994, and Midlantic's Quarterly Reports on Form 10-Q and related unaudited financial information for the quarterly periods ended March 31, 1995 and June 30, 1995; (ii) PNC's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1994, and PNC's Quarterly Reports or Form 10-Q and related unaudited financial information for the quarterly periods ended March 31, 1995 and June 30, 1995; (iii) certain information concerning the respective businesses, operations, regulatory condition and prospects of Midlantic and PNC, including financial forecasts, relating to the business, earnings, assets and prospects of Midlantic and PNC, furnished to Merrill Lynch by Midlantic and PNC, which Merrill Lynch discussed with members of senior management of Midlantic and PNC; (iv) historical market prices and trading activity for the Midlantic Common Stock and PNC Common Stock and similar data for certain publicly traded companies which Merrill Lynch deemed to be relevant; (v) the results of operations of Midlantic and PNC and similar data for certain companies which Merrill Lynch deemed to be relevant; (vi) the financial terms of the Merger contemplated by the Agreement and the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (vii) the pro forma impact of the Merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of PNC; (viii) the Agreement; (ix) the Option Agreements; and (x) such other matters as Merrill Lynch deemed necessary. Merrill Lynch also met with certain members of senior management and other representatives of Midlantic and PNC to discuss the foregoing as well as other matters Merrill Lynch deemed relevant. Merrill Lynch also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions, and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Merrill Lynch's opinions are necessarily based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to Merrill Lynch through the respective dates thereof.

     In preparing the Merrill Lynch Opinions, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by Midlantic and PNC, and it did not assume any responsibility for independently verifying such information or for undertaking an independent evaluation or appraisal of the assets or liabilities of Midlantic or PNC or any of their subsidiaries nor was Merrill Lynch furnished with any such evaluation or appraisal. Merrill Lynch also relied upon the managements of Midlantic and PNC as to the reasonableness and achievability of the financial operating forecasts (and the assumptions and bases therefor) provided to Merrill Lynch. In that regard, Merrill Lynch assumed that such forecasts, including without limitation, financial forecasts, projected cost savings and operating synergies resulting from the Merger and projections regarding future economic conditions and results of operations, reflected the best currently available estimates and judgments of such respective managements and that such projections and forecasts would be realized in the amounts and the time periods estimated by the managements of Midlantic and PNC. Merrill Lynch is not an expert in the evaluation of allowances for loan losses and did not assume any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses of Midlantic and PNC nor did Merrill Lynch review any individual credit files.

     In connection with rendering its July Opinion to the Midlantic Board, Merrill Lynch performed a variety of financial analyses, which are summarized below. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Merrill Lynch's opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Merrill Lynch also took into account its assessment of general economic, market, and financial conditions and its experience in other merger transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. With respect to the peer group analysis and selected merger transaction analysis summarized below, no public company or transaction utilized as a comparison is identical to Midlantic or PNC or the Merger, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and transactions, and other factors that could affect the companies concerned. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. None of the analyses performed by Merrill Lynch was assigned a greater significance by Merrill Lynch than any other.

     The following is a summary of the analyses presented to the Midlantic Board by Merrill Lynch in connection with the rendering of the July Opinion to the Midlantic Board on July 9, 1995 and reflects all material valuation methodologies used by Merrill Lynch:

     Overview of PNC. Merrill Lynch reviewed with the Midlantic Board a financial overview of PNC. Merrill Lynch described the key businesses, financial attributes and deposit franchise of PNC, described certain recent merger transactions that had been undertaken by PNC and reviewed with the Midlantic Board PNC's recent asset/liability management, deleveraging and hedging initiatives. Merrill Lynch also reviewed the 1995 and 1996 earnings estimates for PNC of the various investment banking research analysts. The mean earnings per share estimate for 1995 was $2.42 per share and the mean earnings per share estimate for 1996 was $2.81 per share. Merrill Lynch also reviewed the trading ranges for the PNC Common Stock over the prior 52-week period and the 1-year, 3-year, 5-year and 10-year compounded returns to shareholders holding PNC Common Stock (including the reinvestment of dividends). Merrill Lynch noted that PNC's stock had recently underperformed the S&P 500 index in terms of total returns to shareholders. Merrill Lynch explained that PNC's recent performance was due in part to concerns about the impact of its securities and derivatives portfolios on net interest margin and overall profitability, and described PNC's strategies for addressing these matters.

     Transaction Summary. Merrill Lynch reviewed with the Midlantic Board the key financial terms of the proposed Merger. Merrill Lynch noted that based on PNC's closing stock price of $26.875 on July 7, 1995, the then current market value of the proposed Merger to Midlantic shareholders was $55.09 per share, representing a 33% premium to Midlantic's July 7, 1995 closing market price of $41.375 per share. Merrill Lynch stated that the $55.09 value per share represented a multiple of 2.14 times Midlantic's fully diluted book value per share as of March 31, 1995 and a multiple of 2.30 times Midlantic's fully diluted tangible book value per share. Merrill Lynch also explained that the $55.09 value represented a multiple of 14.58 times Midlantic's latest 12-months pre-tax earnings per share as of March 31, 1995 tax effected at 38%, a multiple of 14.42 times the mean Wall Street analyst estimates for Midlantic's 1995 earnings per share and a multiple of 13.24 times the mean Wall Street analyst estimates for Midlantic's 1996 earnings per share.

     Pro Forma Analysis. Merrill Lynch reviewed the preliminary estimates for cost savings, revenue enhancements and enhanced earnings from leveraging excess capital that had been prepared by PNC management and discussed the potential impact of such synergies on PNC's 1996 and 1997 pre-tax earnings. Merrill Lynch also reviewed the pro forma impact of the proposed Merger on various balance sheet data and capital, asset quality and profitability ratios of PNC, Midlantic and the pro forma company as of March 31, 1995. Merrill Lynch reviewed the pro forma impact of the proposed Merger on PNC's and Midlantic's book value per share and estimated 1996 and 1997 earnings per share. This analysis showed that the proposed Merger would be slightly dilutive to PNC's estimated 1996 earnings per share, but would be accretive to PNC's estimated 1997 earnings per share, after giving effect to estimated Merger synergies. The analysis showed that the Merger was significantly accretive to Midlantic's estimated 1996 and 1997 earnings per share. The analysis also showed that the Merger was dilutive to PNC's book value and tangible book value per share and accretive to Midlantic's book value and tangible book value per share. Merrill Lynch also explained that based upon PNC's and Midlantic's current dividend payments, Midlantic shareholders would have a dividend increase of 124%. Merrill Lynch also reviewed the pro forma business rankings and pro forma deposit franchise of the combined company.

     Contribution Analysis. Merrill Lynch reviewed the contribution made by each of PNC and Midlantic to various balance sheet items and net income of the combined company at the proposed exchange ratio based on balance sheet data at March 31, 1995 and latest 12-month earnings as of March 31, 1995. For Midlantic, latest twelve-month earnings are the latest 12-month pre-tax earnings tax effected at 38%. This analysis showed that Midlantic shareholders would own approximately 32.9% of the aggregate fully diluted outstanding shares of the combined company and that Midlantic was contributing 17.66% of total assets, 18.25% of total loans (net), 16.38% of investment securities, 23.30% of total deposits, 24.60% of fully diluted common equity, 27.51% of tangible common equity, 26.79% of the fully diluted market capitalization and 28.09% of latest twelve months net income, respectively, of the pro forma combined company as of March 31, 1995.

     Summary Comparison of Selected Institutions. Merrill Lynch compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the 12 months ended March 31, 1995 and market data as of July 7, 1995 for Midlantic to a group of 10 selected bank holding companies consisting of BayBanks Inc., Crestar Financial Corporation, Central Fidelity Banks, Inc., First American Corporation, First Empire State Corporation, First Tennessee National Corp., First Virginia Banks, Inc., Integra Financial Corp., Meridian Bancorp, Inc. and UJB Financial Corp. (the "Midlantic Peer Group"). This analysis showed that (i) Midlantic had a ratio of noninterest expense to average assets of 3.48% compared to a mean ratio of 3.62% and a median ratio of 3.46% for the Midlantic Peer Group; (ii) Midlantic had a ratio of noninterest income to average assets of 1.42% compared to a mean ratio of 1.52% and a median ratio of 1.23% for the Midlantic Peer Group; (iii) Midlantic had a net interest margin of 5.04% compared to a mean margin of 4.56% and a median margin of 4.68% for the Midlantic Peer Group; (iv) Midlantic had an efficiency ratio (defined as noninterest expense divided by the sum of noninterest income plus net interest income before provision for loan losses) of 57.06% compared to a mean ratio of 61.50% and a median ratio of 60.78% for the Midlantic Peer Group; (v) Midlantic had a return on average assets of 1.58% compared to a mean and median return of 1.17% for the Midlantic Peer Group; (vi) Midlantic had a return on average equity of 14.85% compared to a mean return of 15.24% and a median return of 15.20% for the Midlantic Peer Group; (vii) Midlantic had a ratio of tangible common equity to tangible assets of 9.68% compared to a mean ratio of 7.17% and a median ratio of 7.21% for the Midlantic Peer Group; (viii) Midlantic had a ratio of nonperforming loans to total loans of 2.34% compared to a mean ratio of 1.03% and a median ratio of 0.98% for the Midlantic Peer Group; (ix) Midlantic had a ratio of nonperforming assets to total assets of 1.85% compared to a mean ratio of 0.70% and a median ratio of 0.67% for the Midlantic Peer Group; (x) Midlantic had a ratio of loan loss reserve to nonperforming assets of 133.50% compared to a mean ratio of 244.62% and a median ratio of 213.85% for the Midlantic Peer Group; (xi) Midlantic had a price to 1996 estimated earnings per share multiple of 9.95x compared to a mean multiple of 9.70x and a median multiple of 9.46x for the Midlantic Peer Group; (xii) Midlantic had a price to book value multiple of 1.60x compared to a mean multiple of 1.68x and a median multiple of 1.60x for the Midlantic Peer Group; (xiii) Midlantic had a price to tangible book value of 1.72x compared to a mean multiple of 1.85x and a median multiple of 1.78x for the Midlantic Peer Group; and (xiv) Midlantic had a dividend yield of 3.20% compared to a mean yield of 3.42% and a median yield of 3.75% for the Midlantic Peer Group. Merrill Lynch then computed an imputed value for the Midlantic Common Stock based upon current trading multiples for the Midlantic Peer Group as of July 7, 1995. This analysis yielded a range of imputed values of $39.36 to $44.44 per share using the mean and median of the trading multiples for the Midlantic Peer Group and a range of imputed values of $36.62 to $59.86 per share using the full range of low and high multiples for the Midlantic Peer Group.

     Merrill Lynch also compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the 12 months ended March 31, 1995 and market data as of July 7, 1995 for PNC to a group of 14 selected bank holding companies consisting of Bank of New York Company, Bank of Boston Corporation, Fleet Financial Group, Inc., NBD Bancorp, Inc., Barnett Banks, Inc., First Chicago Corporation, First Union Corporation, First Interstate Bancorp, KeyCorp, Norwest Corporation, Banc One Corporation, Republic New York Corporation, SunTrust Banks, Inc., and Wells Fargo & Company (the "PNC Peer Group"). This analysis showed that (i) PNC had a ratio noninterest expense to average assets of 2.81% compared to a mean ratio of 3.58% and a median ratio of 3.52% for the PNC Peer Group; (ii) PNC had a ratio of noninterest income to average assets of a 1.57% compared to a mean ratio of 1.90% and a median ratio of 1.86% for the PNC Peer Group; (iii) PNC had a net interest margin of 3.17% compared to a mean margin of 4.52% and a median margin of 4.67% for the PNC Peer Group; (iv) PNC had an efficiency ratio of 59.38% compared to a mean ratio of 58.89% and a median ratio of 58.96% for the PNC Peer Group; (v) PNC had a return on average assets of 0.86% compared to a mean return of 1.28% and a median return of 1.29% for the PNC Peer Group; (vi) PNC had a return on average equity of 12.20% compared to a mean return of 17.22% and a median return of 17.00% for the PNC Peer Group; (vii) PNC had a ratio of tangible common equity to tangible assets of 5.66% compared to a mean ratio of 6.21% and a median ratio of 6.04% for the PNC Peer Group; (viii) PNC had a ratio of nonperforming loans to total loans of 0.85% compared to a mean ratio of 0.83% and a median ratio of 0.66% for the PNC Peer Group; (ix) PNC had a ratio of nonperforming assets to total assets of 0.72% compared to a mean ratio of 0.66% and a median ratio of 0.59% for the PNC Peer Group; (x) PNC had a ratio of loan loss reserves to nonperforming assets of 219.46% compared to a mean ratio of 274.25% and a median ratio of 233.22% for the PNC Peer Group; (xi) PNC had a price to 1996 estimated earnings per share multiple of 9.56x compared to a mean multiple of 8.61x and a median multiple of 8.37x for the PNC Peer Group; (xii) PNC had a price to book value multiple of 1.41x compared to a mean multiple of 1.71x and a median multiple of 1.57x for the PNC Peer Group; (xiii) PNC had a price to tangible book value of 1.64x compared to a mean multiple of 2.10x and a median multiple of 1.98x for the PNC Peer Group; and (xiv) PNC had a dividend yield of 5.31% compared to a mean yield of 3.53% and a median yield of 3.67% for the PNC Peer Group. Merrill Lynch then computed an imputed value for the PNC Common Stock based upon current trading multiples for the PNC Peer Group as of July 7, 1995. This analysis yielded a range of imputed values of $21.92 to $34.30 per share using the mean and median of the trading multiples for the PNC Peer Group and a range of imputed values of $17.57 to $59.05 per share using the full range of low and high multiples for the PNC Peer Group.

     Summary of Selected Bank Merger and Acquisition Transactions. Merrill Lynch compared the ratios of price/market, price/latest 12 months earnings, price/book, price/tangible book, deposit premium (defined as: (transaction value--book value)/deposits, price/normalized book (which assumes the acquiror pays the corresponding book multiple up to the mean equity/asset ratio of announced transactions and then dollar for dollar on equity thereafter), and price/normalized tangible book (which assumes the acquiror pays the corresponding tangible book multiple up to the mean tangible equity/asset ratio of announced transactions and then dollar for dollar on equity thereafter), for the proposed Merger to the high, mean, median and low ratios for selected nationwide bank acquisitions announced since January 1, 1994 with a transaction value of greater than $500 million (the "Selected Transactions") and to the then recently announced First Union/First Fidelity transaction. This analysis showed that (i) the price/market paid in the proposed Merger was 1.33x compared to a mean of 1.37x and a median of 1.41x for the Selected Transactions and 1.29x for the First Union/First Fidelity transaction; (ii) the price/earnings paid in the proposed Merger was 14.58x compared to a mean of 14.50x and a median of 14.49x for the Selected Transactions and 12.44x for the First Union/First Fidelity transaction; (iii) the price/book value paid for the proposed Merger was 2.14x compared to a mean of 1.86x and a median of 1.88x for the Selected Transactions and 1.92x for the First Union/First Fidelity transaction; (iv) the price/tangible book value paid in the proposed Merger was 2.30x compared to a mean of 2.14 and a median of 2.13 for the Selected Transactions and a 2.72x for the First Union/First Fidelity transaction; and (v) the deposit premium paid in the proposed Merger was 15.42% compared to a mean of 9.76% and a median of 9.36% for the Selected Transactions and 9.56% for the First Union/First Fidelity transaction. The imputed values per share for the Midlantic Common Stock based upon the various transaction multiples reviewed by Merrill Lynch yielded a range of imputed values of $43.52 to $53.77 based upon the median and mean of the Selected Transactions multiples and a range of $43.90 to $64.94 based upon the First Union/First Fidelity transaction multiples.

     Discounted Dividend Analysis. Merrill Lynch performed a discounted dividend analysis for Midlantic and PNC, each on a stand-alone basis, and for the pro forma combined company, using assumed growth rates for Midlantic and PNC earnings per share of 8% and 7%, respectively, discount rates ranging from 13.0% to 15.0% for Midlantic and 14.0% to 16.0% for PNC and the pro forma combined company, and terminal price to earnings multiples of 9.0x and 10.0x applied to the year 2000 forecasted earnings, and projecting the maximum dividends that would permit the maintenance of their existing tangible common equity ratio. This analysis showed a range of present values per share of Midlantic Common Stock from $39.94 to $46.26, a range of present values per share of PNC Common Stock from $25.12 to $28.97 and a range of present values per Midlantic equivalent shares (e.g., 2.05 shares of the combined company) from $53.74 to $61.51 after giving effect to PNC's preliminary cost savings and revenue enhancement estimates, prior to leveraging excess capital. This analysis did not purport to be indicative of actual values or expected values of the shares of Midlantic Common Stock or PNC Common Stock before or after the Merger. Merrill Lynch noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values, and discount rates.

     In connection with rendering its October Opinion, Merrill Lynch performed procedures to update certain of the foregoing analyses and reviewed the assumptions on which such analyses were based, and the factors considered in connection therewith.

     Merrill Lynch is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and securities in connection with the mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and valuations for estate, corporate and other purposes. Midlantic selected Merrill Lynch as a financial advisor in connection with the Merger because of its reputation and because Merrill Lynch has substantial experience in transactions such as the Merger.

     In addition to the financial advisory services referred to above, Merrill Lynch has from time to time provided underwriting, financial advisory and/or brokerage services to Midlantic and PNC, for all of which Merrill Lynch has received customary compensation. In the ordinary course of business, Merrill Lynch makes a market in Midlantic Common Stock and PNC Common Stock and trades the debt and equity securities of Midlantic and PNC for its own account and for the account of its customers and may at any time hold a long or short position in such securities.

     Midlantic and Merrill Lynch have entered into a letter agreement relating to the services to be provided by Merrill Lynch in connection with the Merger. Midlantic has agreed to pay Merrill Lynch fees as follows: (1) a cash fee of $250,000, which was paid upon execution of the letter agreement, (2) an additional cash fee of $2,400,000, which was paid upon the delivery by Merrill Lynch of the October Opinion and (3) an additional cash fee equal to approximately $8,250,000, payable at the Effective Time of the Merger. In such letter, Midlantic also agreed to reimburse Merrill Lynch for its reasonable and necessary out-of-pocket expenses and to indemnify Merrill Lynch against certain liabilities, including liabilities under the federal securities laws.

     Merrill Lynch has filed a written consent with the Commission relating to the inclusion of their fairness opinion and the references to such opinion and to Merrill Lynch in the Registration Statement in which this Joint Proxy Statement is included. In giving such consent, Merrill Lynch did not admit that they come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder nor did they admit that they are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act, or the rules and regulations of the Commission thereunder.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER; WAIVER

     The Agreement contains representations and warranties by PNC and Midlantic regarding, among other things, their capitalization, organization, ownership and capitalization of their subsidiaries, qualification to do business, authority to enter into the Agreement, the PNC Stock Option Agreement and Midlantic Stock Option Agreement, regulatory filings, financial statements, compliance with applicable laws and regulations, loans, taxes, employee benefit plans, certain contracts, undisclosed liabilities, properties, the accuracy of information prepared and provided by them in connection with the Merger and the absence of certain legal proceedings and other events, including material adverse changes in the parties' respective businesses, financial condition or results of operations. Except as otherwise provided in the Agreement, these representations and warranties will not survive the Effective Date.

     The respective obligations of PNC, PNC Bancorp and Midlantic to consummate the Merger are subject to the fulfillment, at or prior to the Effective Date, of the following conditions: (i) approval of the PNC Proposal and the Midlantic Proposal by the requisite vote of the shareholders of PNC and Midlantic, respectively; (ii) receipt of all requisite regulatory approvals for the Merger, the expiration of all waiting periods and the satisfaction of all pre-consummation conditions in any such approval, without any condition which, in the reasonable opinion of the PNC Board or the Midlantic Board, so materially and adversely affects the anticipated benefits to a party as to render consummation of the transactions inadvisable (see "--Regulatory and Other Approvals"); (iii) the receipt of certain federal income tax opinions described under "--Certain Federal Income Tax Consequences"; (iv) the absence of any order, decree or injunction enjoining or prohibiting the consummation of the Merger; (v) receipt of approval to list the shares of PNC Common Stock that may be issued in the Merger on the NYSE; (vi) the absence of any event that would preclude the Merger from being accounted for as a pooling-of-interests transaction; (vii) receipt of all state securities or "Blue Sky" permits or other authorizations; (viii) the effectiveness of the Registration Statement and the absence of any "stop order" proceeding related thereto; (ix) the representations and warranties of the other party to the Agreement shall be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, provided, however, that in determining the satisfaction of this condition, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect (as defined in the Agreement) and the condition shall be deemed to be satisfied unless the failure of such representations and warranties to be true and correct constitute a Material Adverse Effect on the party making such representation and warranty; (x) each party shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Closing Date; (xi) in the case of PNC and PNC Bancorp, the rights issued pursuant to the Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement (see "--Certain Differences in the Rights of Shareholders--Rights Agreement"); and (xii) receipt of routine certificates, legal opinions, auditors' "comfort letters," approvals and consents.

     Except with respect to any required shareholder or regulatory approvals, the absence of any order, decree or injunction enjoining or prohibiting the consummation of the Merger, receipt of all state securities or "Blue Sky" permits or other authorizations and the effectiveness of the Registration Statement under the Securities Act and the absence of any "stop order" proceeding related thereto, all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by PNC's or Midlantic's shareholders shall alter the Exchange Ratio.

REGULATORY AND OTHER APPROVALS

     On September 26, 1995, PNC received approval of the Merger from the Federal Reserve under the BHCA, which required that the Federal Reserve take into consideration the financial and managerial resources and future prospects of the existing and proposed companies and their subsidiary banks and the convenience and needs of the communities to be served. The Merger may not be consummated until the

30th day after such approval. On October 3, 1995, PNC received approval of the Merger from the NJ Commissioner under the applicable provisions of the New Jersey banking laws.

     Consummation of the Merger will be subject to the compliance requirements of the New Jersey Industrial Site Recovery Act, if the Merger is determined to constitute a change in ownership of an industrial establishment. Such compliance requirements could apply to all branch and other bank facilities of Midlantic and any of Midlantic's tenants or subtenants at those facilities, as well as properties obtained by Midlantic or its subsidiaries in satisfaction of previously contracted debts.

     PNC and Midlantic are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger and would not be conditioned in a manner that would cause PNC or Midlantic to abandon the Merger. Furthermore, there can be no assurance that no action will be brought challenging the Merger on anti-trust or other grounds.

     The Agreement also provides that to the extent that rights of Midlantic Bank under any investment advisory contract with funds in the Compass Capital Group (Midlantic Bank's family of proprietary mutual funds) may not be assigned without the consent or approval of another party to such contract, Midlantic shall cause Midlantic Bank to use its reasonable best efforts to obtain any such consent, including seeking to obtain the approval of directors and shareholders of the funds to new contracts, effective as of the Effective Date. The new contracts will be with Midlantic Bank or an affiliate of PNC, as PNC may elect, on substantially the same terms as the existing contracts except that PNC may otherwise request that Midlantic Bank seek the necessary approvals to merge one or more of Compass Capital Group funds into a similar fund in PNC's family of funds.

     To the extent that the foregoing information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and the regulations promulgated under such statutes. See
"--Representations and Warranties; Conditions to the Merger; Waiver" and "--Effective Date of the Merger; Termination."

BUSINESS PENDING THE MERGER

     Under the terms of the Agreement, each of PNC, Midlantic and their respective subsidiaries generally is required to use its best efforts to preserve its properties, business and relationships with customers, employees and others and to carry on its respective business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Agreement. In addition, each party may not, without the prior written consent of PNC or Midlantic, as the case may be, or as otherwise provided in the Agreement, increase compensation or fringe benefits of directors, officers or employees beyond customary limits; declare or pay any dividends or other distributions on capital stock other than pursuant to certain specified limits; or take other actions, other than in the ordinary course of business, that might impact the financial condition or business of the entity. PNC and Midlantic have mutually agreed that certain of the restrictions set forth in the Agreement will not apply, or will apply only to a limited extent; provided that the activities of PNC or Midlantic in light of this mutual agreement do not have a material and adverse effect on the anticipated economic and business benefits to Midlantic and its shareholders or PNC and its shareholders, respectively, of the transactions contemplated by the Reorganization Agreement.

     The Agreement obligates PNC and Midlantic to coordinate with each other the declaration of any dividends in respect of PNC Common Stock or Midlantic Common Stock and the relevant record dates and payment dates in order to prevent holders of PNC Common Stock and Midlantic Common Stock from receiving two dividends, or failing to receive one dividend, for any single calendar quarter with respect to their shares of PNC Common Stock or Midlantic Common Stock and any shares of PNC Common Stock that a holder of Midlantic Common Stock receives in exchange therefor in the Merger.

     In addition, PNC and Midlantic have agreed that neither they nor any of their officers or directors will solicit or encourage any inquiries or proposals with respect to an acquisition, business combination or similar transaction involving, or any purchase of all or any substantial portion of the assets or equity securities of, PNC, Midlantic or any of their respective subsidiaries, or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any such transaction, participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to carry out such a transaction. Each party has also agreed to notify the other party immediately if it receives any inquiries or proposals with respect to the foregoing types of transactions.

     Midlantic also has agreed that, if so requested by PNC, it will take all necessary action to facilitate the merger of Midlantic's subsidiaries with subsidiaries of PNC on or after the Effective Date; provided, however, that in no event shall the Closing Date (as defined below) be delayed in order to facilitate any such merger and that Midlantic will not be required to take any action that could adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

EFFECTIVE DATE OF THE MERGER; TERMINATION

     The Effective Date shall be the date and time as set forth in the certificate of merger to be delivered and filed with the Delaware Secretary of State and the New Jersey Secretary of State in accordance with Delaware and New Jersey law, respectively, on the closing date (the "Closing Date"). The Closing Date will be the first business day following satisfaction of the conditions to consummation of the Merger (other than such conditions relating to the receipt of officers' certificates and legal opinions) or such later date during such month in which such business day shall occur (or, if such business day shall occur within 10 days prior to the end of such month, during the next following month) thereafter as may be specified by PNC.

     PNC and Midlantic each anticipate that the Merger will be consummated by the end of 1995. However, consummation of the Merger could be delayed as a result of delays in obtaining the necessary governmental and regulatory approvals or if any other condition to consummation of the Merger is not satisfied. There can be no assurances as to if or when such approvals will be obtained or that the Merger will be consummated. Certain regulatory approvals have been received. See "--Regulatory and Other Approvals."

     The Agreement may be terminated by any party, whether before or after shareholder approval: (i) in the event of a material breach by the other party of any covenant, agreement, representation or warranty in the Agreement which has not been cured within the period specified in the Agreement; (ii) if any application for any required federal or state regulatory approval has been denied, and the time for all appeals and requests for reconsideration of such denial has run; (iii) if the shareholders of PNC or Midlantic do not approve the PNC Proposal or the Midlantic Proposal, respectively, at the respective Special Meetings called for such purpose; or (iv) in the event that the Merger is not consummated by March 31, 1996 unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the Agreement to perform or observe the covenants and agreements set forth therein. The Agreement also may be terminated at any time by the mutual written consent of the parties. In the event of termination, the Agreement shall become null and void, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties shall survive any such termination and any termination resulting from a material breach of a covenant or agreement in the Agreement shall not relieve any breaching party from liability for any uncured willful breach of any such covenant or agreement giving rise to such termination.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     BOARD OF DIRECTORS. From and after the Effective Date, the Board of Directors of PNC and PNC Bancorp shall consist of those persons serving as directors immediately prior thereto, except that, on the Effective Date, Mr. Scheuring and three other persons, selected by Midlantic and approved by PNC, who are serving on the Midlantic Board prior to the Merger, will be appointed directors of an expanded PNC Board. Information regarding the current directors of PNC and Midlantic is included in documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

     MANAGEMENT. After the Merger, certain executive officers of Midlantic will become executive officers of PNC. Mr. Scheuring, in addition to his appointment to the Board of Directors of PNC, will become a Vice Chairman of PNC, will assume responsibility for the New Jersey and Philadelphia markets and the retail line of business corporate wide and will also be a member of a newly created Office of the Chairman, which will include Thomas H. O'Brien, Chairman of the Board and Chief Executive Officer of PNC, and James E. Rohr, President of PNC. In addition, Howard I. Atkins, Midlantic's current Executive Vice President and Chief Financial Officer, will become Executive Vice President of Asset and Liability Management/Treasury at PNC. Except for Mr. Scheuring and Mr. Atkins, it has not yet been determined which members of Midlantic's senior management will become executive officers of PNC following the Merger or what such persons' titles or functions will be. From time to time prior to consummation of the Merger, decisions may be made with respect to the management and operations of PNC following the Merger, including the selection of executive officers of PNC. It is contemplated that Mr. Scheuring and Mr. Atkins will enter into employment agreements with PNC. See "--Interests of Certain Persons in the Merger--New Employment Agreements."

     OPERATIONS. On the Effective Date, Midlantic will merge with and into PNC Bancorp, whereupon Midlantic Bank will become a wholly-owned subsidiary of PNC Bancorp. Immediately following consummation of the Merger, and for some limited period of time thereafter, PNC will operate two banks in New Jersey and Pennsylvania, PNC Bank and Midlantic Bank. PNC anticipates that it will merge or otherwise combine Midlantic Bank and PNC Bank, subject to required regulatory approvals, in the second half of 1996 upon conversion of Midlantic's customer accounts to PNC's data processing systems. The planned combination of Midlantic Bank and PNC Bank and the receipt of any regulatory approvals that may be required in connection therewith are not required for, and are not a condition to, the consummation of the Merger.

     Under the terms of an agreement between Chemical and PNC, Chemical-New Jersey will be merged with and into PNC Bank, creating an interstate national bank with offices in both Pennsylvania and New Jersey. This acquisition is expected to occur in early October 1995. The Chemical-New Jersey acquisition will add 82 New Jersey branch offices to PNC Bank's nearly 400 Pennsylvania branch offices. As of September 23, 1995, Midlantic Bank had 260 branch offices in New Jersey and 76 branch offices in Pennsylvania.

     While no assurance can be given, PNC and Midlantic expect to achieve approximately $150 million of combined pre-tax annual cost savings within 12 to 15 months following consummation of the Merger. Such cost savings are expected to be realized primarily through reductions in staffing; elimination, consolidation or divestiture of branches and duplicate facilities; and the consolidation of certain businesses, data processing and other redundant operations and staff functions. Cost reductions and branch consolidations will come from both companies, particularly in areas where there are overlapping operations.

     The increased size and scale of operations in New Jersey and eastern Pennsylvania resulting from the Merger will provide further opportunities to realize productivity improvements as new product and technology investments will be spread over a larger customer base. In addition, the marketing of PNC's products and services to Midlantic's customers will provide greater opportunities for incremental revenue growth. While no assurances can be given, PNC and Midlantic expect to achieve approximately $10 million in net revenue enhancements during the first full year of operations following consummation of the Merger.

     These revenue enhancements are expected to largely reflect the marketing of PNC products and services to Midlantic customers where Midlantic offers no such product or service or provides a less competitive offering. Products and services identified include credit and debit cards, residential mortgage lending, certain investment products, public finance and treasury management. PNC's revenue enhancement projections reflect estimates of the negative impact associated with customer attrition primarily resulting from the conversion of bank systems.

     PNC and Midlantic also anticipate that the capital position of the combined company will provide additional opportunities to enhance future earnings. PNC currently expects that the $300 million in preferred stock originally anticipated to be issued to finance the Chemical-New Jersey acquisition will not be used. It is now anticipated that the Chemical-New Jersey acquisition will be financed by the issuance of additional debt. The substitution of debt for preferred stock is expected to result in an $11 million increase in income applicable to common shareholders.

     The extent and timing of cost savings and revenue enhancements to be achieved is dependent upon various factors, some of which are beyond the control of PNC and Midlantic. Therefore, no assurances can be given with respect to the ultimate level of cost savings and revenue enhancements to be realized, or that such amounts will be realized in the time frame currently anticipated.

     In addition to potential cost savings and revenue enhancements, certain balance sheet initiatives can be accomplished. Based upon a preliminary review of Midlantic's asset and liability management position, PNC anticipates terminating its interest rate cap position concurrent with or shortly after consummation of the Merger. Termination of these interest rate caps is expected to result in a $60 million pre-tax loss, measured by the difference between the unamortized premium and the estimated fair value. The write-off of the unamortized premium is expected to have the effect of increasing net interest income over the following two years by approximately $46 million and $39 million, respectively.

     PNC is continuing to review Midlantic's asset and liability management position and is considering various other actions to maintain PNC's existing interest rate risk position. As a result of further analysis, certain reclassifications or sales of investment securities currently classified in the held to maturity portfolio may occur. PNC's management has not made a determination with respect to such matters. See "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Unaudited)."

     PNC and Midlantic also anticipate that they will incur expenses and nonrecurring charges related to the Merger. These costs are estimated to approximate $130 million on a pre-tax basis and represent expenses to be incurred in connection with anticipated staff reductions and elimination of overlapping and duplicative facilities resulting from the Merger. It is intended that substantially all of these charges will be recognized upon consummation of the Merger and be paid in 1995 and/or 1996. The estimated charges pertain to the following areas: operations and facilities, $56 million; personnel, $40 million; and other, $34 million. Operations and facilities charges consist primarily of lease termination costs and other related costs resulting from the consolidation of overlapping branches and elimination of redundant operational facilities as well as write-offs of computer hardware and software, signage and telecommunications equipment due to incompatibility or duplication. Personnel costs consist primarily of charges related to employee severance, termination of certain employee benefit plans and employee outplacement assistance. Other charges include investment banking fees, legal and accounting fees, proxy registration/filing fees and mailing costs and adjustment of state deferred tax assets relating to the Merger. PNC management continues to review these charges and there can be no assurance that such expenses and charges will not exceed the amounts described above.

     ESTIMATED FINANCIAL IMPACT. To further illustrate the potential impact of the Merger, PNC has made certain forward looking estimates based on various factors and assumptions. In PNC's opinion, the most significant assumptions include: the realization of each company's internal stand-alone projections; the consummation of the Chemical-New Jersey transaction prior to year end 1995 financed by the issuance of additional debt in lieu of preferred stock; the consummation of the Merger by year end 1995; the attainment of projected cost savings and net revenue enhancements; and the termination of the interest rate caps in 1995; each as discussed above. See "--Management and Operations After the Merger--Operations." In this regard, PNC has estimated tangible book value dilution to approximate 6.9% and has estimated that its earnings for 1996 could approximate $983 million or $2.87 per share, and that earnings for 1997 could increase by more than 10% over the 1996 earnings estimate. The 1996 pro forma financial results are accretive to shareholders compared with the PNC stand-alone 1996 earnings estimate of $2.80 per share. Estimated 1996 earnings would result in a return on equity of approximately 16%, a return on assets of approximately 1.30% and an after tax profit margin of approximately 25%. Based on the discounted cash flow analyses prepared by PNC management (the results of which were consistent with Smith Barney's analyses), the indicated rate of return on the Merger exceeds 15%, which was higher than other investment alternatives, including PNC's share repurchase program. See "--Opinions of Financial Advisors--PNC."

     While such forward looking estimates have been prepared on reasonable bases and in good faith, they are based on many factors and assumptions, including economic and business conditions, many of which are beyond PNC's control, as well as management's strategies, which are subject to change. There will be differences between estimates and actual results, which could be material. These estimates are necessarily speculative in nature and no assurance can be given that they will be realized. Further, information with respect to 1997 is subject to even greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. This forward looking information has been presented for illustrative purposes in connection with this Joint Proxy Statement. Accordingly, PNC does not intend to update these estimates.

     EMPLOYEES. On the Effective Date (or as soon thereafter as may be practicable), all employees of Midlantic and its subsidiaries on that date shall be employed by subsidiaries of PNC, upon terms and conditions (including benefits) which in the aggregate are no less favorable than those generally afforded to other employees of such PNC subsidiaries holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees and to certain other provisions of the Agreement. PNC may elect to continue coverage of the employees of Midlantic and its subsidiaries under employee benefit plans maintained by Midlantic immediately prior to the Merger during a transition period following the Merger, provided that there is no material reduction, on an overall basis, in the benefits provided under such Midlantic plans. Under the terms of the Agreement, PNC will, or will cause PNC Bancorp to, provide a severance plan for Midlantic employees. This severance plan shall, for a period of one year following the Effective Date, be the Midlantic Severance Pay Policy as currently in effect (the "Severance Policy"), and, thereafter, shall be PNC's employee severance plan.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     GENERAL. Certain members of Midlantic management and the Midlantic Board have interests in the Merger that are in addition to any interests they may have as shareholders of Midlantic generally. The Midlantic Board was aware of these interests in approving the Merger Agreement and the transactions contemplated thereby.

     DIRECTORS AND MANAGEMENT. As described above, upon consummation of the Merger, Mr. Scheuring and three other members of the Midlantic Board will become members of the PNC Board and Mr. Scheuring also will become a Vice Chairman of PNC. In addition, Mr. Atkins will become Executive Vice President of Asset and Liability Management/Treasury at PNC. See "--Management and Operations After the Merger--Board of Directors" and "--Management".

     MIDLANTIC EMPLOYMENT AGREEMENT. Midlantic and Mr. Scheuring have entered into an employment contract dated April 11, 1991 (the "Midlantic Employment Agreement"), which provides, among other things, that if Mr. Scheuring terminates his employment for "Good Reason" because of the occurrence of a "change in control" of Midlantic (which, as defined in the Midlantic Employment Agreement, would include the approval of the Midlantic Proposal by the shareholders of Midlantic), Mr. Scheuring would be entitled to, among other things, a payment equal to 2.99 times his "base amount", as defined in Section 280G of the Code, payable over a period of 36 months. The Midlantic Employment Agreement provides that payments received in connection with a change in control will be reduced to the extent necessary to avoid the imposition of an excise tax under federal tax laws. It is anticipated that, on the Effective Date, the New Employment Agreement (as defined below) will replace the Midlantic Employment Agreement. However, the amounts payable described above have generally been incorporated into, and may be paid to Mr. Scheuring pursuant to, the New Employment Agreement described below.

     NEW EMPLOYMENT AGREEMENTS. The Agreement provides that PNC will offer to enter into an employment agreement with Mr. Scheuring on or prior to the Effective Date (the "New Employment Agreement"). The New Employment Agreement will replace the Midlantic Employment Agreement and will include the following terms and conditions: (i) a term commencing on the Closing Date (as defined in the Agreement) and ending on the third anniversary thereof; (ii) annual base salary in an amount not less than currently in effect at Midlantic ($650,000);
(iii) a bonus for 1996 in an amount equal to the greater of 1996 salary and the amount that would otherwise be payable under PNC's incentive bonus plan and, thereafter, as described in the following clause; (iv) participation in all of PNC's compensation and benefit (including perquisite and, after 1996, annual bonus) plans or arrangements at a level, in each case, that is no less favorable than the level at which provided to any other member of PNC's Office of the Chairman (other than the Chairman); and (v) non-competition and confidentiality covenants by Mr. Scheuring.

     If the New Employment Agreement is terminated by Mr. Scheuring (for any reason other than by reason of death or disability) or by PNC other than for "cause" (as defined in the Midlantic Employment Agreement), Mr. Scheuring will be entitled to receive, among other things, his full base salary through the date of termination at the highest annual rate in effect during the 12 months immediately preceding the time notice of termination is given, and a cash severance payment equal to 2.99 times his "base amount" as defined in Section 280G of the Code, but excluding from the computation of Mr. Scheuring's base amount income from the exercise or settlement of stock options during 1995 and 1996. Generally, such amounts are to be paid in a lump sum no later than the fifth day following the date of termination. The New Employment Agreement will provide that payments received in connection with a change in control will be reduced to the extent necessary to avoid the imposition of the excise tax (the "Excise Tax") imposed on excess parachute payments under federal tax laws. If the Effective Date were to occur on the date of this Joint Proxy Statement, the amount payable to Mr. Scheuring under the New Employment Agreement, were his employment to terminate on that day under circumstances entitling him to a benefit thereunder, would be approximately $3 million.

     Although not required under the terms of the Agreement to enter into any employment agreement with any executive officer of Midlantic other than Mr. Scheuring, PNC has agreed to enter into an employment agreement with Mr. Atkins, and is engaged in discussions with respect to the terms of such agreement.

     SEVERANCE ARRANGEMENTS. The parties are working to identify operational efficiencies that may be obtained through the consolidation of the entities. It is anticipated that some positions will be eliminated following the Effective Date. Fifteen officers of Midlantic, including 11 executive officers (including Messrs. Atkins, Lynch, Schiavetti and Silberstein, who are the executive officers (other than Mr. Scheuring) named in Midlantic's most recent annual meeting proxy statement), participate in the Midlantic Corporation Executive Severance Plan (the "Executive Severance Plan"). Under the terms of the Executive Severance Plan, each officer covered by the plan is entitled to benefits thereunder in the event that the officer's employment is terminated by the officer for "good reason," or by Midlantic other than for "cause," death, "disability" or "retirement," as such terms are defined in the Executive Severance Plan, at any time during a specified period ending three years after a change in control of Midlantic. In the case of three executive officers, the benefits described below may be payable if the officer's employment is terminated under any of the circumstances described above prior to a change in control of Midlantic. Approval of the Midlantic Proposal by the shareholders of Midlantic will constitute a change in control of Midlantic under the Executive Severance Plan. Benefits payable under the Executive Severance Plan generally include, subject to certain limitations, (i) for a two-year period, base salary less amounts received by the officer as severance pay under the Severance Policy, subject to partial mitigation in the event of reemployment, (ii) a lump sum payment equal to the sum of (A) any unpaid incentive award under Midlantic's Annual Incentive and Bonus Plan, (B) a pro rata incentive award for the calendar year in which the officer's employment is terminated based on the higher of the award paid during the year of a change in control or the year prior to the change in control (together with the amount described in clause (A), the "Severance Payment"), and (C) the amount of all cash awards and deferred cash compensation payable to the executive, (iii) life insurance and health benefits for a period of two years after the date of termination, subject to mitigation in the event of receiving certain alternate coverage, and (iv) upon retirement, an amount of additional retirement benefits equal to that which the officer would have received from Midlantic's retirement plans if the officer's employment had continued for two years and the officer's rights were fully vested. Generally, payments under the Executive Severance Plan are limited to the largest amount that will result in no portion of such payment being deemed an "excess parachute payment" under the Code. However, in no event may the officer's payment under the Severance Plan be reduced to less than his or her annual base salary less amounts paid under the Severance Policy. In the event that any portion of such payment (as so reduced) would subject the officer to the Excise Tax, the officer would be entitled to be reimbursed on an after-tax basis for the amount of such Excise Tax. PNC has agreed to honor the Executive Severance Plan in accordance with its terms. If the Effective Date were to occur on the date of this Joint Proxy Statement and the employment of each officer was terminated on the next business day under circumstances entitling them to benefits under the Executive Severance Plan, the Severance Payments thereunder to Messrs. Atkins, Lynch, Schiavetti and Silberstein and to all officers in the aggregate would be approximately $750,000, $450,000, $850,000, $850,000 and $6.7
million, respectively.

     OPTION PLANS. The provisions of the Merger Agreement relating to treatment of stock options outstanding under the Option Plans are described under "--Terms of the Merger." The 1986 Plan and the Midlantic Plan provide that, in the event of a transaction such as the Merger, (i) unless substitute stock options are provided by the corporation surviving the merger, all non-qualified stock options will terminate, provided that, immediately prior to such merger, any theretofore unexercisable stock options will become exercisable, and (ii) all theretofore unexercisable incentive non-qualified stock options will become exercisable. The Continental Plan provides that, in the event of a transaction such as the Merger, all stock options will be equitably adjusted. All of the options under the Midlantic Plan and the Continental Plan are currently vested.

     As of October 2, 1995, Mr. Scheuring held Midlantic Stock Options with respect to an aggregate of 490,000 shares of Midlantic Common Stock. Of this total amount, options with respect to 415,000 shares (with a weighted average exercise price of $12.75) are currently exercisable and options with respect to 75,000 shares (with an exercise price of $28.3125 per share) will become exercisable in connection with the Merger. Of the Midlantic Stock Options held as of October 2, 1995 by Messrs. Atkins, Lynch, Schiavetti and Silberstein, options with respect to 30,000, 25,000, 30,000 and 30,000 shares, respectively, all with an exercise price of $28.3125, will become exercisable in connection with the Merger. Based upon the closing price of PNC Common Stock on July 7, 1995 (the last trading day preceding public announcement of the proposed Merger) and the Exchange Ratio of 2.05, the value of the options held by Messrs. Scheuring, Atkins, Lynch, Schiavetti and Silberstein that will become exercisable as a result of the Merger was $2,008,594, $803,438, $669,531, $803,438 and $803,438, respectively.

     INDEMNIFICATION AND INSURANCE. The Agreement provides that for a period of six years following the Effective Date, PNC will, or will cause PNC Bancorp to, provide indemnification to the fullest extent permitted by law, to any person who prior to the Effective Date, is, has at any time been, or becomes a director or officer of Midlantic with respect to claims arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer or employee of Midlantic or any of Midlantic's subsidiaries or any of their respective predecessors or (ii) the Agreement, the PNC Option Agreement, the Midlantic Option Agreement, or any of the transactions contemplated thereby. The Agreement also provides that all rights to indemnification and all limitations on liabilities existing in favor of the directors, officers and employees of Midlantic and its subsidiaries as provided in their respective Certificates of Incorporation, bylaws or similar governing documents as in effect on the date of the Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years following the Effective Date.

     In addition, PNC has agreed to use its best efforts for a period of not less than six years following the Effective Date, directly or indirectly, to cause those persons who served as directors or officers of Midlantic or its subsidiaries, on or before the Effective Date, to be covered by Midlantic's existing directors' and officers' liability insurance policy against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Date, or comparable substitute coverage if reasonably available at reasonable cost. It is currently anticipated that coverage can be obtained at a total cost of approximately $1.1 million. In no event shall PNC be obligated to provide insurance coverage to an insured person on more favorable terms than is currently provided to him or her in such capacities. Midlantic agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at PNC's request.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     PNC is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law. Midlantic is a New Jersey corporation subject to the provisions of the New Jersey Business Corporation Act. Upon consummation of the Merger, shareholders of Midlantic, whose rights are governed by Midlantic's Certificate of Incorporation and By-Laws and by the New Jersey Business Corporation Act, will become shareholders of PNC, and their rights will be governed by PNC's Articles of Incorporation and By-Laws, each as amended, and by the Pennsylvania Business Corporation Law.

     The following is a summary of the material differences between the rights of shareholders of PNC and Midlantic. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the certificate or articles of incorporation and bylaws of each corporation.

     AUTHORIZED COMMON STOCK. PNC is authorized to issue 450,000,000 shares of PNC Common Stock, 228,061,462 of which were issued and outstanding, and 8,425,134 of which were held in treasury, as of June 30, 1995. Midlantic is authorized to issue 150,000,000 shares of Midlantic Common Stock, 52,128,214 of which were issued and outstanding, and 633,883 of which were held in treasury, as of June 30, 1995.

     AUTHORIZED PREFERRED STOCK. PNC is authorized to issue 17,562,360 shares of PNC Preferred Stock, 881,802 of which were issued and outstanding in four series, as of June 30, 1995. The rights and preferences evidenced by shares of PNC Common Stock are limited or qualified by the rights and preferences evidenced by shares of PNC Preferred Stock. Information with respect to the relative rights and preferences of PNC Common Stock and PNC Preferred Stock is included in the description of PNC Common Stock incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE." PNC's Board of Directors may establish and designate additional series of PNC Preferred Stock and fix and determine the terms thereof by resolution. Midlantic is authorized to issue 40,000,000 shares of Midlantic Preferred Stock, none of which is outstanding.

     ISSUANCE OF AUTHORIZED SHARES. The PNC Board generally may authorize the issuance of authorized and unissued shares of PNC Capital Stock upon a majority vote of the PNC Board present at a meeting at which a quorum is present. PNC is required by the rules of the NYSE to submit certain transactions to a vote of its shareholders, including, without limitation, those in which the issuance of shares of PNC Common Stock could result in an increase in the number of outstanding shares by 20% or more. The Midlantic Board also may authorize the issuance of authorized and unissued shares of Midlantic Common Stock or Midlantic Preferred Stock upon a majority vote of the Midlantic Board present at a meeting at which a quorum is present. Midlantic is required by rules applicable to companies with shares quoted in the NASDAQ/NMS to submit certain transactions to a vote of its shareholders, including, without limitation, those in which the issuance of shares of Midlantic Common Stock could result in an increase in the number of outstanding shares by 20% or more.

     AMENDMENT OF ARTICLES. An amendment to PNC's Articles of Incorporation can be proposed either by adoption of a resolution by the PNC Board or by a petition of shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast thereon. The amendment then must be submitted to a vote and be approved by a majority of the shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote, except for amendments on matters specified in Section 1914(c) of the Pennsylvania Business Corporation Law which do not require shareholder approval. Amendments affecting the relative rights and preferences of shares are subject to special restrictions. An amendment to Midlantic's Certificate of Incorporation must be approved by the Midlantic Board and then submitted to a vote at a meeting of the shareholders where it must receive an affirmative vote of a majority of the votes entitled to vote thereon and, if any class of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class. Amendments on certain matters require a greater shareholder vote and are subject to special procedures.

     AMENDMENT OF BY-LAWS. PNC's By-Laws may be altered, amended, added to or repealed by a vote of a majority of the PNC Board at any regular meeting of the PNC Board or at any special meeting of the PNC Board called for that purpose. The PNC Board may not adopt or change a bylaw on certain subjects committed expressly to the shareholders by the Pennsylvania Business Corporation Law. Midlantic's Bylaws may be altered or repealed, and new Bylaws may be adopted, by the Midlantic Board, but Bylaws so adopted by the Midlantic Board may be altered or repealed, and new Bylaws made, by the shareholders entitled to vote thereon.

     NOTICE OF SHAREHOLDER MEETINGS. PNC's By-Laws provide that written notice of every meeting of the shareholders shall be given to each shareholder of record entitled to vote at the meeting at least five days prior to the meeting date, unless a greater notice period is required by law. The Pennsylvania Business Corporation Law states that five days' notice is sufficient unless the meeting will consider a "fundamental change," in which case 10 days' notice is required. "Fundamental changes" include, without limitation, amendments of articles of incorporation, mergers, consolidations, divisions, conversions, voluntary dissolutions, and involuntary liquidations. Midlantic's Bylaws provide that written notice of the time, place and purpose of every meeting of shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting.

     RECORD DATE. PNC's By-Laws state that the PNC Board shall fix a record date not more than 90 days prior to the date of any meeting of shareholders, the date fixed for the payment of any dividend or distribution, the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect. Midlantic's Bylaws provide that, for purposes of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or allotment of any right, or for the purpose of any other action, the Midlantic Board shall fix in advance a record date not more than 60 nor less than 10 days before the date of a meeting of shareholders, nor more than 60 days prior to any other action.

     SPECIAL SHAREHOLDERS' MEETINGS. PNC's By-Laws provide that a special meeting of shareholders can be called at any time by the PNC Board, the Chairman of the Board, the President, a Vice Chairman of the Board, or when requested in writing by shareholders entitled to cast at least one-fifth of the votes which all shareholders are entitled to cast at the meeting. Midlantic's Bylaws provide that a special meeting of shareholders can be called by the Midlantic Board or the Chief Executive Officer, and shall be called by the Chief Executive Officer or the Secretary at the written demand of the holders of at least 25% of all outstanding shares entitled to vote on the action proposed to be taken at such meeting, which demand shall state the purpose or purposes of the proposed meeting.

     NOMINATING DIRECTORS. PNC's By-Laws contain no restrictions on the ability of PNC shareholders to nominate one or more persons for election as directors. Midlantic's Bylaws provide that, subject to any rights of holders of stock having a preference over Midlantic Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by any shareholder entitled to vote in the election of directors generally who complies with certain provisions of the Bylaws. Those provisions provide that any Midlantic shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a shareholders' meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given to the Secretary of Midlantic not later than, with respect to an election to be held at an annual meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and with respect to an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to the shareholders. Each such notice shall set forth certain information specified in Midlantic's Bylaws.

     REMOVAL OF DIRECTORS. The Pennsylvania Business Corporation Law provides that any director, or all of them, may be removed by a vote of shareholders entitled to elect such director or directors. Shareholder removal of directors is restricted if the board of directors is classified, if shareholders vote cumulatively when electing directors, or if the bylaws contain provisions addressing shareholder removal of directors, but none of these restrictions applies to PNC. Directors may remove a fellow director if he or she has been judicially declared of unsound mind, has been convicted of an offense punishable by imprisonment for more than one year or any other proper cause which the bylaws may specify, or has failed to accept the office. The court may remove a director upon application in a derivative suit in case of fraudulent or dishonest acts, gross abuse of authority or discretion, or for any other proper cause. The New Jersey Business Corporation Act states that any director, or all of them, may be removed with or without cause by a majority of the votes cast by the shares entitled to vote for the election of directors. Shareholder removal of directors is restricted if, among other things, the Board of Directors is classified, if shareholders vote cumulatively when electing directors, in the case of any director elected by a class vote, if the certificate of incorporation contains provisions addressing shareholder removal of directors, or if more than a plurality of the votes cast are required to elect directors, but none of these restrictions applies to Midlantic.

     LIMITATIONS OF LIABILITY OF DIRECTORS AND OFFICERS. The shareholders of a Pennsylvania corporation may adopt a bylaw which eliminates the personal liability of a director, except when the director breaches or fails to perform the duties of his or her office under Subchapter 17B of the Pennsylvania Business Corporation Law, and the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness. PNC's By-Laws contain a provision that limits a director's liability to the fullest extent permitted by law. Under the New Jersey Business Corporation Act, a New Jersey corporation may provide that a director or officer shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. The Certificate of Incorporation of Midlantic contains a provision that limits a director's or officer's liability to the fullest extent permitted by law.

     SHAREHOLDER CONSENTS. Under the Pennsylvania Business Corporation Law, any action required or permitted to be taken at a meeting of the shareholders of PNC may be taken without a meeting only if written consents are obtained from all shareholders who would be entitled to vote at a meeting. Under the New Jersey Business Corporation Act, any action required or permitted to be taken at a meeting of shareholders of Midlantic may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting at which all shareholders entitled to vote thereon were present and voting, except that unanimous consent is required for mergers, consolidations, sales of substantially all assets, and the annual election of directors.

     DISTRIBUTIONS. Under the Pennsylvania Business Corporation Law, PNC may pay dividends and purchase, redeem, or otherwise acquire its own shares unless, after giving effect thereto, it would be unable to pay its debts as they became due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distributions. Under PNC's Articles of Incorporation, PNC may not pay dividends, purchase, redeem or otherwise acquire PNC Common Stock until all past dividends on PNC Preferred Stock (to the extent cumulative) have been paid, or declared and set apart for payment, in full. Under the New Jersey Business Corporation Act, Midlantic may not pay dividends or purchase, redeem, or otherwise acquire its own shares if, after giving effect thereto, it would be unable to pay its debts as they become due in the usual course of business or its total assets would be less than its total liabilities.

     RIGHTS AGREEMENT. On February 23, 1990, the Midlantic Board declared a dividend distribution of one Right for each outstanding share of Midlantic's Common Stock, to shareholders of record at the close of business on March 12, 1990 (the "Rights Record Date") and authorized the issuance of one Right for each share of Midlantic Common Stock issued between the Rights Record Date and the Distribution Date (as defined in the Rights Agreement) and, in certain circumstances, after the Distribution Date. After the Distribution Date, each Right will initially entitle the registered holder to purchase from Midlantic a unit consisting of one one-hundredth of a share (a "Unit") of Series B Junior Participating Preferred Stock, without par value, at an exercise price of $125 per Unit, subject to adjustment (the "Exercise Price"). Upon the occurrence of certain events set forth below, none of which has occurred as of the date hereof, the Rights may become exercisable for the Midlantic Common Stock and/or other consideration. The description and terms of the Rights are set forth in the Rights Agreement, a copy of which was filed as an exhibit to the Midlantic registration statement on Form 8-A dated February 27, 1990, as amended by a Form 8-A/A dated July 20, 1995, which is incorporated by reference herein. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

     In connection with the execution of the Merger Agreement, Midlantic executed an amendment to the Rights Agreement in order to (x) amend the definition of "Acquiring Person" set forth in the Rights Agreement to provide that neither PNC nor any of its subsidiaries will be deemed to be an Acquiring Person by virtue of the fact that PNC is the Beneficial Owner (as defined in the Rights Agreement) solely of Midlantic Common Stock (i) of which PNC or such subsidiary was the Beneficial Owner on July 10, 1995, together with up to 1% more of Midlantic Common Stock acquired after July 10, 1995 by PNC's Affiliates and Associates (as such terms are defined in the Rights Agreement), (ii) acquired or acquirable pursuant to the grant or exercise of the option granted pursuant to the Midlantic Option Agreement, (iii) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for third parties and (iv) held in respect of a debt previously contracted.

     PNC has not adopted a shareholder rights plan.

     CERTAIN ANTITAKEOVER PROVISIONS. Midlantic's Certificate of Incorporation and Bylaws contain provisions which may have the effect of discouraging a change in control of Midlantic that is not supported by the Midlantic Board. None of these provisions apply to the Merger. PNC's Articles of Incorporation and Bylaws do not contain similar provisions. In the case of both PNC and Midlantic, the existence of authorized but unissued preferred stock could have the effect of discouraging an attempt to acquire control of the respective corporation. For example, stock could be issued to persons, firms or entities known to be friendly to management. A summary of certain of the provisions in Midlantic's Certificate of Incorporation and Bylaws is set forth below.

     BUSINESS COMBINATIONS. Midlantic's Certificate of Incorporation contains a "supermajority provision" and a "fair price provision." The supermajority provision requires the affirmative vote of not less than 80% of the combined voting power (voting as a class) of all outstanding voting stock of Midlantic to approve certain business transactions, including a merger or consolidation of Midlantic, or a sale of substantially all of its assets, unless the transaction is approved by the greater of (i) three-fourths of the "disinterested directors" or (ii) three disinterested directors. For purposes of the supermajority provision, a disinterested director is any member of the Midlantic Board who is not affiliated with the other party to the transaction and who was either named as a director in Midlantic's original certificate of incorporation or was recommended for election to the Midlantic Board, or elected to fill a vacancy on the Midlantic Board, by a majority of the disinterested directors at the time of such election.

     The fair price provision requires the same 80% vote of shareholders to approve a certain business transaction involving an "interested shareholder" unless the transaction is approved by three-fourths of the "continuing directors" or meets certain minimum price and procedural criteria. Transactions to which the fair price provisions apply include any merger or consolidation of Midlantic or any of its subsidiaries, or other disposition involving any assets or securities of Midlantic, to, with or by any interested shareholder or any affiliate or associate (as defined in Midlantic's Certificate of Incorporation) of an interested shareholder. For these purposes, an interested shareholder includes any person or group that is the beneficial owner of 10% or more of Midlantic's voting stock, other than Midlantic, its subsidiaries or employee benefit plans and the trustees of such plans. A continuing director is any member of the Midlantic Board who is not affiliated with an interested shareholder and who was either named as a director in Midlantic's original certificate of incorporation or was recommended for election to the Midlantic Board, or elected to fill a vacancy on the Midlantic Board, by a majority of the disinterested directors at the time of such election.

     The consideration to be paid to the shareholders of Midlantic in a business combination to which the fair price provision applies must be either cash or the same type of consideration used by the interested shareholder to acquire beneficial ownership of the largest portion of Midlantic stock beneficially owned by the interested shareholder. In the case of a transaction that provides for the payment of cash or other consideration to holders of Midlantic Common Stock, such shareholders must receive at least the fair market value of their Midlantic Common Stock, determined pursuant to a specified formula that is designed to ensure that such shareholders receive the economic benefit of the highest prices paid for Midlantic Common Stock during defined time periods.

     The procedural requirements of the fair price provision are intended to inhibit transactions that might favor an interested shareholder. These requirements are intended to ensure that other shareholders continue to receive the benefits of their stock ownership prior to the consummation of a business transaction to which the fair price provision applies, and obtain full information, in the form of a proxy or information statement, regarding the proposed transaction.

     APPROVAL OF MERGERS BY SHAREHOLDERS OF SURVIVING CORPORATION. Notwithstanding the requirements for shareholder approval of a merger set forth above, no such approval is required with respect to mergers of either PNC or Midlantic where the corporation in question is the surviving corporation (or, in the case of PNC, a new domestic corporation) and certain criteria are satisfied. For example, the surviving or new corporation continues to operate under a charter that is identical to the pre-merger charter, except for amendments that do not require shareholder approval, and the number of shares and rights associated with such shares held by premerger shareholders remain unchanged after the merger. In addition, in the case of PNC it is a requirement the PNC shareholders will hold in the aggregate shares of the surviving or new corporation entitled to cast at least a majority of the votes for the election of directors. Under the New Jersey Business Corporation Act and pursuant to Midlantic's Certificate of Incorporation, the merger must have been approved by a prescribed number of "disinterested directors" (as defined in the preceding subsection) and the number of shares outstanding immediately after the merger, plus shares issued as the result of the conversion of securities or exercise of rights or warrants issued in connection with the merger, does not exceed the number of shares of the surviving corporation outstanding immediately prior to the merger by more than 40%.

     LONG-TERM INTERESTS. PNC has opted out of the provisions of the Pennsylvania Takeover Act of 1990 that authorize directors, in discharging their fiduciary duties, to consider, in a broader fashion than might otherwise be the case, the long-term interests of the corporation, including benefits that may accrue to a corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation. Midlantic is subject to a provision of the New Jersey Business Corporation Act which states that a director shall be entitled to consider the effects of the action on the corporation's employees, suppliers, creditors and customers, the effects of the action on the community in which the corporation operates and both the long-term and short-term interests of the corporation and its shareholders when taking action which may involve or relate to a change or potential change in the control of the corporation.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the anticipated material federal income tax consequences of the Merger to holders of Midlantic Common Stock.

     It is a condition to the obligation of Midlantic to consummate the Merger that Midlantic shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom, counsel to Midlantic, in form and substance reasonably satisfactory to Midlantic, as to certain federal income tax consequences of the Merger. Similarly, it is a condition to the obligation of PNC to consummate the Merger that PNC shall have received an opinion from Arnold & Porter, counsel to PNC, in form and substance reasonably satisfactory to PNC, as to certain federal income tax consequences of the Merger. Those opinions will be based on laws, regulations, rulings and judicial decisions as they will exist as of the date of the opinions. These authorities are all subject to change and such change may be made with retroactive effect. Neither Skadden, Arps, Slate, Meagher & Flom nor Arnold & Porter can give any assurance that, after any such change, its opinion would not be different, and neither of them will undertake any responsibility to update or supplement its opinion. The opinions will not be a complete description of the federal income tax consequences of the Merger; for example, the rules set out in the opinions may not apply to a holder of Midlantic Common Stock in light of his particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, insurance companies and persons who acquired shares of Midlantic Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation.

     The federal income tax laws are complex, and each shareholder's individual circumstances may affect the tax consequences to the shareholder. In addition, no information is provided with respect to the tax consequences of the Merger under applicable state, local, foreign and other tax laws. Consequently, each shareholder is urged to consult a tax adviser regarding the federal, state, local, foreign and other tax consequences of the Merger to such shareholder.

     On the basis of facts, representations and assumptions which will be referred to or set forth in their opinions and will be consistent with the state of facts that Midlantic and PNC believe will be existing on the

Effective Date, Skadden, Arps, Slate, Meagher & Flom and Arnold & Porter are expected to opine that, for federal income tax purposes: (i) the Merger, when consummated in accordance with the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by the stockholders of Midlantic who exchange all of their Midlantic Common Stock solely for PNC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in PNC Common Stock). Subject to the same conditions described in the preceding sentence, Skadden, Arps, Slate, Meagher & Flom is also expected to opine substantially to the effect that, for federal income tax purposes: (i) no gain or loss will be recognized by Midlantic as a result of the Merger, and (ii) the tax basis of the PNC Common Stock received by shareholders who exchange all of their Midlantic Common Stock solely for PNC Common Stock in the Merger will be the same as the tax basis of the Midlantic Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received). See "--Representations and Warranties; Conditions to the Merger; Waiver."

     Any cash received by a holder of Midlantic Common Stock in lieu of a fractional share interest in PNC Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss generally will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the shares of Midlantic Common Stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if such shares of Midlantic Common Stock are held as capital assets and have been held for more than one year at the Effective Date.

RESALE OF PNC COMMON STOCK

     The shares of PNC Common Stock issuable to shareholders of Midlantic pursuant to the Merger and those issuable in connection with stock options granted under the Option Plans as described under "--Terms of the Merger" have been registered under the Securities Act pursuant to the Registration Statement. It is anticipated, and it is a condition to each of the parties' obligations to effect the Merger, that such shares will be approved for listing, upon official notice of issuance, on the NYSE. Such shares may be traded freely by those shareholders not deemed to be "affiliates" of Midlantic under Rule 145 promulgated under the Securities Act ("Rule 145") or "affiliates" of PNC under Rule 144 promulgated under the Securities Act ("Rule 144"). The term "affiliate" will generally include each person who, controls, is controlled by or is under common control with, or is a member of a group that controls, is controlled by or is under common control with, (i) Midlantic at the time of the Midlantic Special Meeting or (ii) PNC after the Effective Date, and could be deemed to include all executive officers, directors and 10% shareholders of Midlantic and PNC.

     Rule 145 will restrict the sale of PNC Common Stock received in the Merger and beneficially owned by those shareholders who are deemed to be affiliates of Midlantic and certain of their family members and related interests. Such affiliates, provided they are not affiliates of PNC at or following the Effective Date, may publicly resell PNC Common Stock received by them in the Merger subject to certain limitations, principally as to, among other things, the number of shares sold and the manner of sale, during the two years following the Effective Date. After the two-year period, such affiliates may resell their shares without restriction so long as there is adequate current public information with respect to PNC as required by the Rule 145. Persons who become affiliates of PNC prior to, at or after the Effective Date may publicly resell the PNC Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. Affiliates also would be permitted to resell PNC Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. This Joint Proxy Statement does not cover any resales of PNC Common Stock received in the Merger by persons who may be deemed to be affiliates of PNC or Midlantic.

     In addition, shares of PNC Common Stock issued to affiliates of Midlantic or PNC in the Merger will not be transferable until financial results covering at least 30 days of post-Merger combined operations of PNC and Midlantic have been published, in order to satisfy certain requirements of the Commission in transactions, such as the Merger, to be accounted for using pooling-of-interests accounting treatment. Under the Agreement, PNC has agreed to use its best efforts to publish no later than 90 days after the end of the first month after the Effective Date in which there are at least 30 days of post-Merger combined operations (which may be the month in which the Effective Date occurs), combined sales and net income figures as contemplated by and in accordance with the Commission's Accounting Series Release No. 135.

     The Agreement provides that PNC and Midlantic shall cooperate and use their best efforts to identify those persons who may be deemed to be affiliates of Midlantic or PNC, and to cause such persons so identified to deliver to PNC or Midlantic, as appropriate, at least 30 days prior to the Effective Date, a written agreement providing that such persons will not dispose of any Midlantic Common Stock or any PNC Capital Stock except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling-of-interests accounting treatment. It is anticipated that each director and executive officer of PNC and Midlantic will execute such an agreement. See "--Accounting Treatment." Receipt of such a written agreement shall not affect the restriction on transfer, as discussed in the preceding paragraph, which exists prior to the publication of certain post-Merger financial results.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     PNC has a Dividend Reinvestment and Stock Purchase Plan, which provides, for those shareholders who elect to participate, that dividends on PNC Capital Stock may be invested in additional shares of PNC Common Stock at then-current market price without payment of brokerage commissions, fees or service charges. The plan also permits participants to invest voluntary cash payments, within certain dollar limitations, in additional shares of PNC Common Stock at then-current market prices. It is anticipated that, after the Effective Date, PNC will continue to offer such a Dividend Reinvestment and Stock Purchase Plan, and that shareholders of Midlantic who receive PNC Common Stock in the Merger will have the right to participate therein. Shareholders of Midlantic who currently participate in Midlantic's Dividend Reinvestment and Stock Purchase Plan will receive notice prior to the Effective Date regarding their participation under the PNC plan.

SHARE REPURCHASE PROGRAM

     In the latter half of 1994, PNC's strategic focus included realignment of the balance sheet through downsizing the securities portfolio and reducing wholesale funding to reduce interest rate sensitivity. At the January 5, 1995 PNC Board meeting, management recommended, and the PNC Board authorized, a common share repurchase program of up to 24 million shares over a two-year period in order to utilize the excess capital arising from the balance sheet downsizing and offset the negative earnings impact associated with a reduced investment portfolio. However, any determination as to the amount and timing of share repurchases would be subject to an evaluation of alternative investment returns and overall capitalization levels. Shares repurchased were to be held as treasury stock for such corporate purposes as may be determined, including to fund existing employee benefit and related share plans of PNC. Upon such approval, PNC began a pattern of open-market common stock repurchase activity. At June 30, 1995, PNC had 8.4 million common shares held in treasury. In order to satisfy pooling-of-interests accounting requirements associated with the Merger, PNC has not acquired any shares since the second quarter of 1995. Management believes that the repurchase of shares is an effective tool for managing shareholder capital.

ACCOUNTING TREATMENT

     It is a condition precedent to the obligations of PNC, PNC Bancorp and Midlantic to consummate the Merger that no event shall have occurred that will preclude the Merger from being accounted for as a "pooling-of-interests" transaction. In order to account for a business combination as a pooling-of-interests transaction, specific criteria must be met. The criteria for use of the pooling-of-interests accounting method relate to the attributes of the combining entities before the combination, the manner of combining the enterprises and the absence of certain plans or transactions following the combination. Under the pooling-of-interests method of accounting, the historical basis of the assets, liabilities and shareholders' equity of PNC and Midlantic will be combined at the Effective Date and carried forward at their previously recorded amounts and no goodwill will be created. Revenue and expenses of PNC and Midlantic will be combined at historically recorded amounts.

     In order for the pooling method to apply, affiliates of PNC and Midlantic cannot reduce their holdings of PNC Capital Stock or Midlantic Common Stock (or PNC Common Stock received in the Merger) for a period generally beginning 30 days prior to the Effective Date and ending upon the publication of at least 30 days of post-Merger combined operations of PNC and Midlantic. See "--Resale of PNC Common Stock." Midlantic and PNC have agreed that they will not take, or to the best of their respective abilities cause or permit to be taken, any action that would adversely affect the qualification of the Merger for pooling-of-interests accounting treatment; provided that nothing shall preclude either PNC or Midlantic, as the case may be, from exercising its rights under the Midlantic Option Agreement or the PNC Option Agreement, respectively. In the event either PNC or Midlantic has taken any action that would adversely affect such qualification, each party will take such action as the other party may reasonably request to cure such effect to the extent curable without a material adverse effect on either of the parties. All unaudited pro forma financial information contained in this Joint Proxy Statement has been prepared using the pooling-of-interests method to account for the Merger. See "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Unaudited)."

STOCK OPTION AGREEMENTS

     THE SUMMARY INFORMATION BELOW IN THIS JOINT PROXY STATEMENT CONCERNING THE MATERIAL TERMS OF THE OPTION AGREEMENTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH AGREEMENTS, WHICH ARE ATTACHED HERETO AS APPENDICES B AND C.

     As a condition to the execution of the Agreement, PNC and Midlantic entered into the PNC Option Agreement and the Midlantic Option Agreement. Under the Midlantic Option Agreement, Midlantic has granted to PNC the Midlantic Option, an option to purchase up to 10,425,000 authorized but unissued shares of Midlantic Common Stock (or 19.99% of the Midlantic Common Stock issued and outstanding prior to giving effect to the issuance of Midlantic Common Stock upon exercise of the Midlantic Option) at a price of $48 per share. Under the PNC Option Agreement, PNC has granted to Midlantic the PNC Option, an option to purchase up to 45,500,000 authorized but unissued shares of PNC Common Stock (or 19.99% of the PNC Common Stock issued and outstanding prior to giving effect to the issuance of PNC Common Stock upon exercise of the PNC Option) at a price of $35 per share. In the case of either the PNC Option or the Midlantic Option (either, an "Option" or, together, the "Options"), if the party granting the Option issues any shares of its common stock in breach of its obligations under the Agreement at a price per share less than the specified Option exercise price, then the exercise price shall be reduced to such lower price. In addition, the number of the shares of Midlantic Common Stock subject to the Midlantic Option may be reduced solely to the extent necessary to prevent PNC from becoming an interested stockholder for purposes of the New Jersey Shareholders Protection Act, becoming an Acquiring Person as such term is defined in the Rights Agreement or becoming an "Interested Shareholder," "Affiliate" or Associate" for purposes of Midlantic's Certificate of Incorporation. See "--Certain Differences in Rights of Shareholders."

     In the event of any change in PNC Common Stock or Midlantic Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the respective Option and the purchase price therefor shall be adjusted to reflect such change. If any additional shares of PNC or Midlantic Common Stock are issued after the date of the respective Option Agreement (other than as contemplated in such Option Agreement), the number of shares of PNC or Midlantic Common Stock subject to such Option shall be adjusted so that, after such issuance, it equals 19.99% of the number of shares of PNC Common Stock or Midlantic Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. The $48 exercise price for the Midlantic Option and the $35 exercise price for the PNC Option were negotiated prices, each representing a premium to the market price of the respective company's common stock immediately prior to the announcement of the Merger.

     The purpose of the Options is to increase the likelihood that the Merger will be consummated in accordance with the terms of the Agreement. Certain aspects of the Option Agreements may have the effect of discouraging persons who might be interested in acquiring control of PNC or Midlantic even, in the case of Midlantic, where such persons were prepared to pay consideration to Midlantic shareholders in excess of what such shareholders will receive pursuant to the Agreement. In addition, PNC and Midlantic management, after consultation with their respective advisors, believe that the exercise of an Option would likely prohibit any third party acquiror of PNC or Midlantic from accounting for such acquisition as a pooling-of-interests transaction for a period of two years, which in turn may have the effect of deterring or precluding an acquisition of PNC or Midlantic by certain other banking organizations.

     Each Option is exercisable only upon the occurrence of certain "Purchase Events" that might jeopardize consummation of the Merger pursuant to the terms of the Agreement. The term "Purchase Event" in the Option Agreements generally relates to attempts by one or more third parties to acquire a significant interest in the party granting the Option (the "Issuer") and refers to any of the following events: (i) the Issuer entering into an agreement providing for the merger of, the sale of substantially all of the assets of, or the sale of securities representing 20% or more of the voting power of, the Issuer, (ii) a third party acquiring 20% or more of the then outstanding shares of the Issuer's common stock, or (iii) the making of an acquisition proposal or an offer to purchase 20% or more of the then outstanding shares of the Issuer's common stock or the filing of an application or notice with any federal or state regulatory agency for clearance or approval to engage in any transaction described in clause (i) or (ii) above, and thereafter the holders of the Issuer's common stock shall have not approved the Agreement and the transactions contemplated thereby at the meeting of such shareholders held for such purpose or such meeting shall not have been held or shall have been cancelled prior to termination of the Agreement. As of the date of this Joint Proxy Statement, to the best knowledge of PNC or Midlantic, no Purchase Event has occurred.

     Each Option would terminate upon the earliest to occur of (i) the Effective Date of the Merger; (ii) termination of the Agreement in accordance with the provisions thereof prior to the occurrence of a Purchase Event, other than a termination resulting from a willful breach by the other party of any covenant contained in the Agreement; or (iii) six months after termination of the Agreement if such termination follows the occurrence of a Purchase Event or is due to a willful breach by the other party of any covenant contained in the Agreement.

     Although the shares issuable upon exercise of each Option represent approximately 16.67% of the PNC Common Stock or Midlantic Common Stock that would be outstanding after such exercise, neither PNC nor Midlantic may acquire more than 5% of the common stock of the other, pursuant to the exercise of the Option or otherwise, without prior approval of the Federal Reserve. PNC and Midlantic have applied to the Federal Reserve for prior approval to exercise the Options following any Purchase Event triggering the Options.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)

     The unaudited pro forma consolidated financial information gives effect to the Merger to be accounted for as a pooling of interests. The consolidated financial information on the following pages presents (i) the historical consolidated balance sheets of both PNC and Midlantic at June 30, 1995, and the pro forma consolidated balance sheet as of June 30, 1995, giving effect to the Merger as if it had occurred on that date; and (ii) the historical consolidated statements of income of both PNC and Midlantic for the six months ended June 30, 1995 and 1994 and for each of the three years in the period ended December 31, 1994, and the pro forma consolidated statements of income for the six months ended June 30, 1995 and 1994 and for each of the three years in the period ended December 31, 1994, giving effect to the Merger as if it had been effected for all periods presented. Certain reclassifications have been made to the historical financial information to conform presentation. Intercompany transactions between PNC and Midlantic are immaterial and, accordingly, have not been eliminated.

     The pro forma consolidated balance sheet gives effect to anticipated expenses and nonrecurring charges related to the Merger and assumes each of the outstanding shares of Midlantic Common Stock is converted into 2.05 shares of PNC Common Stock. In addition, the pro forma consolidated balance sheet assumes that all Midlantic stock options are exchanged for PNC Common Stock, in accordance with the terms of the Agreement. However, pro forma consolidated financial information excludes the estimated effect of revenue enhancements and expense savings associated with the consolidation of the operations of PNC and Midlantic. See "PROPOSED MERGER--Management and Operations After the Merger."

     During 1995 and 1994, PNC and Midlantic completed, or have pending, various other acquisitions (including the Chemical-New Jersey transaction) which individually and in the aggregate were and are not acquisitions of "significant subsidiaries" in relation to PNC. Accordingly, pro forma financial information with respect to those acquisitions is not included herein.

     The pro forma consolidated financial statements are intended for informational purposes and may not be indicative of the combined financial position or results of operations that actually would have occurred had the transaction been consummated during the periods or as of the dates indicated, or which will be attained in the future. The pro forma consolidated financial information should be read in conjunction with the 1994 Annual Reports on Form 10-K and the Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 1995 of PNC and Midlantic (see "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE") and the discussions relating to the Merger (See "PROPOSED MERGER").

                                 PNC BANK CORP.
                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1995

                                                                           PRO FORMA         PRO
IN MILLIONS                                       PNC       MIDLANTIC     ADJUSTMENTS       FORMA
-----------                                       ---       ---------     -----------       -----
ASSETS
Cash and due from banks......................   $ 2,612      $   834         $   13 (A)    $ 3,484
                                                                                 25 (B)
Short-term investments.......................       502          593                         1,095
Loans held for sale..........................       773                                        773
Securities available for sale................     2,447          814                         3,261
Investment securities........................    16,658        2,478                        19,136
Loans, net of unearned income................    36,690        8,657                        45,347
     Allowance for credit losses.............      (961)        (339)                       (1,300)
                                                -------      -------                       -------
     Net loans...............................    35,729        8,318                        44,047
Other assets.................................     4,042          697             32 (A)      4,752
                                                                                 21 (B)
                                                                                (85)(B)
                                                                                 45 (C)
                                                -------      -------         ------        -------
          Total assets.......................   $62,763      $13,734         $   51        $76,548
                                                =======      =======         ======        =======
LIABILITIES
Deposits
     Noninterest-bearing.....................   $ 6,660      $ 2,798                       $ 9,458
     Interest-bearing........................    28,630        8,089                        36,719
                                                -------      -------                       -------
          Total deposits.....................    35,290       10,887                        46,177
Borrowed funds
     Federal funds purchased.................     2,154           68                         2,222
     Repurchase agreements...................     5,793          785                         6,578
     Commercial paper........................       576                                        576
     Other...................................     3,863           30                         3,893
                                                -------      -------                       -------
          Total borrowed funds...............    12,386          883                        13,269
     Notes and debentures....................     8,995          373                         9,368
     Accrued expenses and other
       liabilities...........................     1,656          194         $  130 (C)      1,980
                                                -------      -------         ------        -------
          Total liabilities..................    58,327       12,337            130         70,794
SHAREHOLDERS' EQUITY
Preferred stock..............................         1                                          1
Common stock.................................     1,182          158           (158)(A)      1,736
                                                                                554 (A)
Capital surplus..............................       461          620           (620)(A)        707
                                                                                246 (A)
Retained earnings............................     3,119          638            (39)(B)      3,633
                                                                                (85)(C)
Deferred ESOP benefit expense................       (83)                                       (83)
Net unrealized securities gains (losses).....       (41)           4                           (37)
Common stock held in treasury at cost........      (203)         (23)            23 (A)       (203)
                                                -------      -------         ------        -------
          Total shareholders' equity.........     4,436        1,397            (79)         5,754
                                                -------      -------         ------        -------
          Total liabilities and shareholders'
            equity...........................   $62,763      $13,734         $   51        $76,548
                                                =======      =======         ======        =======

     See accompanying Notes to Pro Forma Consolidated Financial Information

                                 PNC BANK CORP.
             PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1995

                                                                                          PRO
IN THOUSANDS, EXCEPT PER SHARE DATA                          PNC         MIDLANTIC      FORMA(D)
-----------------------------------                          ---         ---------      --------
INTEREST INCOME
Loans and fees on loans................................   $1,445,006     $361,703     $1,806,709
Securities.............................................      578,787      104,374        683,161
Other..................................................       42,929       23,121         66,050
                                                          ----------     --------      ---------
     Total interest income.............................    2,066,722      489,198      2,555,920
INTEREST EXPENSE
Deposits...............................................      612,618      135,857        748,475
Borrowed funds.........................................      418,867       20,371        439,238
Notes and debentures...................................      288,935       17,170        306,105
                                                          ----------      -------      ---------
     Total interest expense............................    1,320,420      173,398      1,493,818
                                                          ----------     --------      ---------
     Net interest income...............................      746,302      315,800      1,062,102
Provision for credit losses............................                     3,000          3,000
                                                          ----------     --------      ---------
     Net interest income less provision for credit
       losses..........................................      746,302      312,800      1,059,102
NONINTEREST INCOME
Investment management and trust........................      176,649       22,870        199,519
Service charges, fees and commissions..................      180,408       38,375        218,783
Mortgage banking.......................................       95,320                      95,320
Net securities gains...................................        9,036          184          9,220
Other..................................................       40,734       35,231         75,965
                                                          ----------     --------      ---------
     Total noninterest income..........................      502,147       96,660        598,807
NONINTEREST EXPENSE
Staff expense..........................................      406,448      124,129        530,577
Net occupancy..........................................       69,712       21,720         91,432
Equipment..............................................       67,047       12,792         79,839
Amortization of intangibles............................       43,186        4,004         47,190
Federal deposit insurance..............................       36,649       11,888         48,537
Other..................................................      240,740       59,460        300,200
                                                          ----------     --------      ---------
     Total noninterest expense.........................      863,782      233,993      1,097,775
                                                          ----------     --------      ---------
     Income before income taxes........................      384,667      175,467        560,134
Applicable income taxes................................      122,028       65,751        187,779
                                                          ----------     --------      ---------
     Net income........................................   $  262,639     $109,716      $ 372,355
                                                          ==========     ========      =========
EARNINGS PER COMMON SHARE
     Primary...........................................        $1.13        $2.04          $1.09
     Fully diluted.....................................         1.13         2.02           1.08
AVERAGE COMMON SHARES OUTSTANDING
     Primary...........................................      231,388       52,790        339,608
     Fully diluted.....................................      233,412       54,461        345,056

     See accompanying Notes to Pro Forma Consolidated Financial Information

                                 PNC BANK CORP.
             PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1994

                                                                                          PRO
IN THOUSANDS, EXCEPT PER SHARE DATA                           PNC        MIDLANTIC      FORMA(D)
-----------------------------------                           ---        ---------      --------
INTEREST INCOME
Loans and fees on loans................................   $1,166,847     $331,021     $1,497,868
Securities.............................................      612,455       53,786        666,241
Other..................................................       50,796       32,189         82,985
                                                          ----------     --------     ----------
     Total interest income.............................    1,830,098      416,996      2,247,094
INTEREST EXPENSE
Deposits...............................................      417,516      107,395        524,911
Borrowed funds.........................................      207,311       10,822        218,133
Notes and debentures...................................      214,971       17,279        232,250
                                                          ----------     --------      ---------
     Total interest expense............................      839,798      135,496        975,294
                                                          ----------     --------      ---------
     Net interest income...............................      990,300      281,500      1,271,800
Provision for credit losses............................       50,045       18,983         69,028
                                                          ----------     --------      ---------
     Net interest income less provision for credit
       losses..........................................      940,255      262,517      1,202,772
NONINTEREST INCOME
Investment management and trust........................      146,461       20,642        167,103
Service charges, fees and commissions..................      180,041       37,966        218,007
Mortgage banking.......................................       80,363                      80,363
Net securities gains (losses)..........................       30,307       (3,374)        26,933
Other..................................................       49,619       62,324        111,943
                                                          ----------     --------      ---------
     Total noninterest income..........................      486,791      117,558        604,349
NONINTEREST EXPENSE
Staff expense..........................................      410,871      114,115        524,986
Net occupancy..........................................       66,562       23,055         89,617
Equipment..............................................       65,580       12,915         78,495
Amortization of intangibles............................       37,830        3,225         41,055
Federal deposit insurance..............................       36,339       14,381         50,720
Other..................................................      227,959       72,256        300,215
                                                          ----------     --------      ---------
     Total noninterest expense.........................      845,141      239,947      1,085,088
                                                          ----------     --------      ---------
     Income before income taxes........................      581,905      140,128        722,033
Applicable income taxes................................      188,371       14,496        202,867
                                                          ----------     --------      ---------
     Income before cumulative effect of change
       in accounting principle                            $  393,534     $125,632      $ 519,166
                                                          ==========     ========      =========
EARNINGS PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE
     Primary...........................................        $1.66        $2.34          $1.50
     Fully diluted.....................................         1.65         2.31           1.48
AVERAGE COMMON SHARES OUTSTANDING
     Primary...........................................      236,974       52,868        345,353
     Fully diluted.....................................      238,887       54,445        350,498

     See accompanying Notes to Pro Forma Consolidated Financial Information

                                 PNC BANK CORP.
             PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1994

                                                                                          PRO
IN THOUSANDS, EXCEPT PER SHARE DATA                           PNC         MIDLANTIC      FORMA(D)
-----------------------------------                           ---         ---------      --------
INTEREST INCOME
Loans and fees on loans................................   $2,479,093     $676,741     $3,155,834
Securities.............................................    1,290,998      116,887      1,407,885
Other..................................................       91,721       69,856        161,577
                                                          ----------     --------     ----------
     Total interest income.............................    3,861,812      863,484      4,725,296
INTEREST EXPENSE
Deposits...............................................      935,876      223,366      1,159,242
Borrowed funds.........................................      499,252       21,128        520,380
Notes and debentures...................................      517,078       34,453        551,531
                                                          ----------     --------      ---------
     Total interest expense............................    1,952,206      278,947      2,231,153
                                                          ----------     --------      ---------
     Net interest income...............................    1,909,606      584,537      2,494,143
Provision for credit losses............................       60,123       23,335         83,458
                                                          ----------     --------      ---------
     Net interest income less provision for credit
       losses..........................................    1,849,483      561,202      2,410,685
NONINTEREST INCOME
Investment management and trust........................      292,052       43,263        335,315
Service charges, fees and commissions..................      370,146       77,337        447,483
Mortgage banking.......................................      198,548                     198,548
Net securities losses..................................     (134,919)      (6,663)      (141,582)
Other..................................................       96,814      100,273        197,087
                                                          ----------     --------      ---------
     Total noninterest income..........................      822,641      214,210      1,036,851
NONINTEREST EXPENSE
Staff expense..........................................      835,672      226,676      1,062,348
Net occupancy..........................................      147,713       44,354        192,067
Equipment..............................................      132,724       23,542        156,266
Amortization of intangibles............................       82,237        6,460         88,697
Federal deposit insurance..............................       73,902       28,407        102,309
Other..................................................      497,487      141,968        639,455
                                                          ----------     --------      ---------
     Total noninterest expense.........................    1,769,735      471,407      2,241,142
                                                          ----------     --------      ---------
     Income before income taxes........................      902,389      304,005      1,206,394
Applicable income taxes................................      292,327       24,900        317,227
                                                          ----------     --------      ---------
     Income before cumulative effect of change
       in accounting principle.........................   $  610,062     $279,105      $ 889,167
                                                          ==========     ========      =========
EARNINGS PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE
     Primary...........................................        $2.57        $5.18          $2.56
     Fully diluted.....................................         2.56         5.11           2.54
AVERAGE COMMON SHARES OUTSTANDING
     Primary...........................................      236,610       52,978        345,215
     Fully diluted.....................................      238,448       54,522        350,218

     See accompanying Notes to Pro Forma Consolidated Financial Information

                                 PNC BANK CORP.
             PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1993

                                                                                          PRO
IN THOUSANDS, EXCEPT PER SHARE DATA                           PNC         MIDLANTIC      FORMA(D)
-----------------------------------                           ---         ---------      --------
INTEREST INCOME
Loans and fees on loans................................   $1,950,937     $ 663,410     $2,614,347
Securities.............................................    1,203,151        92,048      1,295,199
Other..................................................       47,032        70,089        117,121
                                                          ----------     ---------     ----------
     Total interest income.............................    3,201,120       825,547      4,026,667
INTEREST EXPENSE
Deposits...............................................      742,772       262,886      1,005,658
Borrowed funds.........................................      362,995        11,586        374,581
Notes and debentures...................................      266,320        36,385        302,705
                                                          ----------     ---------     ----------
     Total interest expense............................    1,372,087       310,857      1,682,944
                                                          ----------     ---------     ----------
     Net interest income...............................    1,829,033       514,690      2,343,723
Provision for credit losses............................      203,944       146,305        350,249
                                                          ----------     ---------     ----------
     Net interest income less provision for credit
       losses..........................................    1,625,089       368,385      1,993,474
NONINTEREST INCOME
Investment management and trust........................      273,849        41,459        315,308
Service charges, fees and commissions..................      354,297        78,815        433,112
Mortgage banking.......................................       50,590                       50,590
Net securities gains...................................      187,694         7,005        194,699
Other..................................................       78,819        59,174        137,993
                                                          ----------     ---------     ----------
     Total noninterest income..........................      945,249       186,453      1,131,702
NONINTEREST EXPENSE
Staff expense..........................................      685,388       219,332        904,720
Net occupancy..........................................      115,354        44,622        159,976
Equipment..............................................      113,954        26,881        140,835
Amortization of intangibles............................       31,589         6,334         37,923
Federal deposit insurance..............................       65,488        33,841         99,329
Other..................................................      441,953       203,475        645,428
                                                          ----------     ---------     ----------
     Total noninterest expense.........................    1,453,726       534,485      1,988,211
                                                          ----------     ---------     ----------
Income before income taxes.............................    1,116,612        20,353      1,136,965
Applicable income taxes (benefits).....................      371,349      (111,043)       260,306
                                                          ----------     ---------     ----------
     Income before cumulative effect of changes
       in accounting principles........................   $  745,263     $ 131,396     $  876,659
                                                          ==========     =========     ==========
EARNINGS PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF
  CHANGES IN ACCOUNTING PRINCIPLES
     Primary...........................................        $3.14         $2.51          $2.55
     Fully diluted.....................................         3.13          2.51           2.53
AVERAGE COMMON SHARES OUTSTANDING
     Primary...........................................      236,386        50,943        340,820
     Fully diluted.....................................      238,421        52,569        346,187

     See accompanying Notes to Pro Forma Consolidated Financial Information

                                 PNC BANK CORP.
             PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1992

                                                                                          PRO
IN THOUSANDS, EXCEPT PER SHARE DATA                          PNC         MIDLANTIC       FORMA(D)
-----------------------------------                          ---         ---------       --------
INTEREST INCOME
Loans and fees on loans...............................   $1,964,248     $  844,240     $2,808,488
Securities............................................    1,203,643        181,421      1,385,064
Other.................................................       51,080         36,546         87,626
                                                         ----------     ----------     ----------
     Total interest income............................    3,218,971      1,062,207      4,281,178
INTEREST EXPENSE
Deposits..............................................    1,063,422        483,154      1,546,576
Borrowed funds........................................      352,162         17,341        369,503
Notes and debentures..................................      146,095         41,517        187,612
                                                         ----------     ----------     ----------
     Total interest expense...........................    1,561,679        542,012      2,103,691
                                                         ----------     ----------     ----------
     Net interest income..............................    1,657,292        520,195      2,177,487
Provision for credit losses...........................      323,531        170,299        493,830
                                                         ----------     ----------     ----------
     Net interest income less provision for credit
       losses.........................................    1,333,761        349,896      1,683,657
NONINTEREST INCOME
Investment management and trust.......................      260,113         46,776        306,889
Service charges, fees and commissions.................      330,317         79,478        409,795
Mortgage banking......................................       30,476          6,361         36,837
Net securities gains..................................      193,503         52,753        246,256
Other.................................................       72,367        104,997        177,364
                                                         ----------     ----------     ----------
     Total noninterest income.........................      886,776        290,365      1,177,141
NONINTEREST EXPENSE
Staff expense.........................................      668,403        257,221        925,624
Net occupancy.........................................      104,407         51,410        155,817
Equipment.............................................      102,153         35,776        137,929
Amortization of intangibles...........................       18,294          7,696         25,990
Federal deposit insurance.............................       65,629         34,090         99,719
Other.................................................      483,529        244,196        727,725
                                                         ----------     ----------     ----------
     Total noninterest expense........................    1,442,415        630,389      2,072,804
                                                         ----------     ----------     ----------
     Income before income taxes.......................      778,122          9,872        787,994
Applicable income taxes...............................      248,682          2,844        251,526
                                                         ----------     ----------     ----------
     Income before cumulative effect of change
       in accounting principle........................   $  529,440     $    7,028     $  536,468
                                                         ==========     ==========     ==========
EARNINGS PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE
     Primary..........................................        $2.36           $.08          $1.72
     Fully diluted....................................         2.34            .08           1.70
AVERAGE COMMON SHARES OUTSTANDING
     Primary..........................................      224,023         41,569        309,240
     Fully diluted....................................      227,125         41,954        316,333

     See accompanying Notes to Pro Forma Consolidated Financial Information

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)

     (A) The pro forma consolidated balance sheet gives effect to the proposed Merger of PNC and Midlantic by combining the respective balance sheets of the two companies at June 30, 1995 on a pooling-of-interests basis. Cash and other assets have been adjusted to reflect the exercise of Midlantic stock options for $13 million in cash and a current tax benefit of $32 million related to the exchange of PNC Common Stock for outstanding Midlantic options. See "PROPOSED MERGER--Terms of the Merger." The capital accounts have been adjusted to reflect the issuance of 110.8 million shares of PNC Common Stock in exchange for all the outstanding shares of Midlantic Common Stock (Midlantic Common Stock held in treasury was assumed to be canceled) and the assumed exchange of PNC Common Stock for outstanding Midlantic stock options. Midlantic Debentures, which approximate $73 million, are convertible into Midlantic Common Stock at a conversion price of $48 per share. For purposes of this pro forma consolidated balance sheet, conversion of these Midlantic Debentures has not been assumed.

     (B) Based upon a preliminary review of Midlantic's asset and liability management position, PNC anticipates terminating its interest rate cap position concurrent with or shortly after consummation of the Merger. Interest rate caps are accounted for on the accrual basis under PNC's accounting policies because they are designated to certain interest bearing assets which modify their interest rate characteristics. Upon termination, any losses, measured by the difference between the unamortized premium and the fair value payment to PNC, would be recognized immediately in the results of operations. This is because the predominant characteristic of the interest rate cap is that of a purchased option for which losses are expensed upon termination under PNC's accounting policies. An adjustment of $60 million (unamortized premium of $85 million net of estimated fair value payment of $25 million to PNC) has been recorded in the pro forma consolidated balance sheet to reflect the anticipated loss. This adjustment resulted in a $39 million after-tax charge to retained earnings in the pro forma balance sheet.

     PNC is continuing this review of Midlantic's asset and liability management position and is considering various other actions to maintain its existing interest rate risk position. As a result of further analysis, certain reclassifications or sales of investment securities currently classified in the held to maturity portfolio may occur. Reclassifications, if any, will be accounted for at fair value with any unrealized gain or loss, net of taxes, at the date of transfer recognized as a separate component of shareholders' equity. If any such securities are sold, gains or losses from such transactions would be reflected in results of operations. At June 30, 1995, securities held to maturity, on a pro forma basis, had a total net unrealized pretax loss of $274 million.

     Additionally, certain interest rate swaps are associated with investment securities which are currently classified in the held to maturity portfolio. If, as a result of the aforementioned review, such securities are reclassified to the available for sale portfolio or are sold, the fair value or the gain or loss on sale of such securities will also reflect the fair value of the related interest rate swaps, if any. At June 30, 1995, interest rate swaps designated to held to maturity securities, on a pro forma basis, had a total net unrealized pretax loss of $249 million.

     No adjustments have been made in the accompanying pro forma consolidated balance sheet to reflect the potential reclassification or sale of investment securities, including the effect, if any, of the related interest rate swaps, as PNC's management has not made a determination with respect to such matters.

     (C) A liability of $130 million has been recorded in the pro forma consolidated balance sheet to reflect management's estimate of anticipated expenses and nonrecurring charges related to the Merger. This liability resulted in an $85 million after-tax adjustment to retained earnings in the pro forma consolidated balance sheet. It is anticipated that substantially all of these charges will be recognized upon consummation of the Merger and paid in 1995 and/or 1996. The following table provides details of the estimated charges by type:

         TYPE OF COST
         (IN MILLIONS)                                              PRE-TAX AMOUNT
        ---------------------------------------------------------   ---------------
        Operations and Facilities................................        $  56
        Personnel Related........................................           40
        Other....................................................           34
                                                                        ------
                                                                         $ 130

     Operations and facilities charges consist of lease termination costs and other related costs resulting from the consolidation of overlapping branches and elimination of redundant operational facilities as well as write-offs of computer hardware and software, signage and telecommunications equipment due to incompatibility or duplication. Personnel related costs consist primarily of charges related to employee severance, termination of certain employee benefit plans and employee outplacement assistance. Other charges include investment banking fees, legal and accounting fees, proxy registration/filing fees and mailing costs and adjustment of state deferred tax assets relating to the Merger. Management continues to review these charges and there can be no assurance that such expenses and charges will not exceed the amounts described above.

     (D) The pro forma consolidated statements of income give effect to the proposed Merger by combining the respective statements of income of the two companies for the six months ended June 30, 1995 and 1994 and for each of the three years in the period ended December 31, 1994. The pro forma consolidated statements of income do not give effect to anticipated expenses and nonrecurring charges related to the Merger and the estimated effect of revenue enhancements and expense savings associated with the consolidation of the operations of PNC and Midlantic.

     Earnings per common share amounts for PNC and Midlantic are based on the historical fully diluted weighted average number of common shares outstanding for each company during the period. With respect to the pro forma earnings per share computation, shares of Midlantic have been adjusted to the equivalent shares of PNC for each period. Midlantic Debentures were excluded from the 1992 historical earnings per share calculation as their effect was antidilutive. Adjustments were made to the pro forma computation to reflect the dilutive impact of such Debentures on a combined basis.

                           CERTAIN LEGAL PROCEEDINGS

     A purported class action lawsuit was filed in July 1995 in the Superior Court of New Jersey, Middlesex County, against Midlantic, Midlantic's chief executive officer and its directors and PNC, on behalf of a purported class of persons who own securities of Midlantic. The amended complaint alleges, among other things, that the Merger, as announced on July 10, 1995, is unfair to Midlantic's public shareholders and that consideration to be paid in the Merger is grossly unfair, inadequate, and substantially below the fair or inherent value of Midlantic. PNC is alleged to have aided and abetted the breach of fiduciary duties by the other defendants. The lawsuit seeks, among other things: an injunction preliminarily and then permanently enjoining the Merger; in the event the Merger is consummated, rescission of the Merger; an accounting for all profits realized and to be realized by defendants as a result of the Merger; an order requiring defendants to permit a shareholders' committee to participate in any process undertaken in connection with the sale of Midlantic; and unquantified compensatory damages. The plaintiff also seeks costs and disbursements of the action, including reasonable attorneys' and experts' fees and expenses. Management of both PNC and Midlantic believes that the allegations contained in the amended complaint are without merit and intends to defend them vigorously.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     Bank holding companies, banks and many of their nonbank affiliates are extensively regulated under both federal and state law. The following information describes certain aspects of that regulation. To the extent that the following information describes statutory provisions, it is qualified in its entirety by reference to the particular statutory provisions and any regulations promulgated thereunder. The following is not intended to be an exhaustive description of the statutes and regulations applicable to PNC's or Midlantic's business. Additional information regarding supervision and regulation is included in documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

     PNC is a legal entity separate and distinct from its subsidiary banks ("Banks," which will include Midlantic Bank following the Merger), and its nonbanking subsidiaries. Accordingly, the right of PNC, and consequently the right of creditors and shareholders of PNC, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of PNC in its capacity as a creditor may be recognized. The principal source of PNC's revenue and cash flows is dividends from its Banks and nonbank subsidiaries. There are legal limitations on the extent to which the Banks can finance or otherwise supply funds to PNC and its nonbanking subsidiaries.

RESTRICTIONS ON PAYMENT OF DIVIDENDS

     Because PNC derives substantially all of its income from the payment of dividends by the Banks and by its nonbanking subsidiaries, its ability to pay dividends is affected by the ability of its subsidiaries to pay dividends. The Banks are subject to various statutory and contractual restrictions on their ability to pay dividends to PNC. In the case of PNC Bank and other Banks that are national banking associations (including Midlantic Bank after the Merger), these restrictions include a requirement that no such Bank may, without the prior approval of the Office of the Comptroller of the Currency (the "OCC"), pay a dividend if the total of all dividends declared by the Bank in any calendar year exceeds the total of its net profits for the preceding two calendar years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. Under such restrictions, the aggregate amount available for payment of dividends to PNC by the Banks was $660.7 million at June 30, 1995. In addition, the OCC, in the case of national bank subsidiaries, and the FDIC or the Federal Reserve, in the case of state bank subsidiaries, have authority to prohibit any such Bank from engaging in an unsafe or unsound practice in conducting its business. The payment of dividends, depending upon the financial condition of the Bank in question, could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve has stated that it generally would be an unsafe and unsound practice for state-member banks to pay dividends except out of current earnings. The OCC has stated that a national bank's dividends should be consistent with the bank's projections, capital plan and strategic plan, and that it can be an unsafe and unsound practice for the bank to pay a dividend even when such dividend complies with statutory and regulatory requirements. The ability of the Banks to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies or agreements and by regulatory capital guidelines.

     In addition, consistent with its policy regarding bank holding companies serving as a source of strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fund fully the dividends, and the prospective rate of earnings retention appears to be consistent with such holding company's capital needs, asset quality and overall financial condition.

AFFILIATE TRANSACTION RESTRICTIONS

     The Banks are subject to affiliate transaction restrictions under federal law which limit the transactions by subsidiary banks to or on behalf of their parent company and to or on behalf of any non-bank subsidiaries, whether in the form of loans, extensions of credit, issuances of guaranties, acceptances or letters of credit, investments or asset purchases. Such transactions by a subsidiary bank to its parent company or to any non-bank subsidiary are limited to 10% of a bank subsidiary's capital and surplus and, with respect to such parent company and all such non-bank subsidiaries, to an aggregate of 20% of such bank subsidiary's capital and surplus. Further, such loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also prohibits subsidiary banks from purchasing "low-quality" assets from affiliates.

CROSS-GUARANTEE AND HOLDING COMPANY LIABILITY

     The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 contains a "cross-guarantee" provision which could result in insured depository institutions "commonly controlled" by PNC being liable for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by PNC. Such liability could have a material adverse effect on the financial condition of any assessed Bank and PNC. Under Federal Reserve policy, PNC is expected to act as a source of financial strength to each Bank and to commit resources to support each Bank. This support may be required at times when, absent such policy, PNC might not otherwise provide such support. In addition, any capital loans by PNC to any of the Banks would be subordinate in right of payment to deposits and to certain other indebtedness of the Banks.

     Under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the Federal Reserve's source of strength policy, a bank holding company may be required to infuse sufficient capital into a subsidiary insured depository institution to ensure that such subsidiary is in compliance with its minimum capital requirements. See "--Enforcement Powers of the Federal Banking Agencies; Corrective Action" and "--Capital Guidelines." Further, in the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

FDIC INSURANCE ASSESSMENTS

     Since the deposits of the Banks are insured by the FDIC, the Banks are subject to FDIC insurance assessments. The amount of FDIC assessments paid by individual insured depository institutions is based on their relative risk as measured by regulatory capital ratios and certain other factors. Until recently, FDIC regulations provided for a minimum assessment of 23 cents per $100 of eligible deposits for the best-rated banks and savings associations, with a maximum of 31 cents per $100 of eligible deposits for the weakest-rated institutions. On August 8, 1995, the FDIC's Board of Directors voted to reduce the assessment rates for deposits insured by the Bank Insurance Fund (the "BIF"), which includes rates paid by most banks, and to keep existing assessment rates intact for deposits insured by the Savings Association Insurance Fund (the "SAIF"). Under the new rate structure, the best-rated BIF-insured banks will pay 4 cents per $100 of deposits, while the weakest ones will continue to pay 31 cents per $100 of deposits. The new rate structure will apply from the first day of the month after which the BIF was recapitalized. Such recapitalization was confirmed by the FDIC to have occurred at May 31, 1995. BIF members (including each of the Banks and Midlantic Bank) that have overpaid their assessments based on the newly adopted premium rate can expect to receive a refund of any overpayment plus interest.

     Under the old regulations, the rate assessed for each of the PNC subsidiary banks and Midlantic Bank was 23 cents per $100 of eligible deposits. Under the new rate structure, the rate assessed for such banks is expected to be 4 cents per $100 of Bank deposits. The assessment rate for the PNC savings association deposits insured under the SAIF will continue to be 23 cents per $100 of eligible deposits.

     Congress and various governmental agencies are reported to be considering a number of proposals to recapitalize the SAIF, including a one time assessment of up to approximately $6.6 billion on all SAIF-insured deposits and the merger of the SAIF and the BIF. PNC and Midlantic cannot predict the likelihood of any of the proposals being adopted or the effect, if any, that the adoption of such proposals would have on PNC or Midlantic.

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

ENFORCEMENT POWERS OF THE FEDERAL BANKING AGENCIES; CORRECTIVE ACTION

     Failure to comply with applicable laws, regulations and supervisory agreements could subject PNC and its subsidiary banks, which will include Midlantic Bank following the Merger, as well as officers, directors and institution-affiliated parties of these institutions to administrative sanctions and potentially substantial civil money penalties.

     Neither PNC, Midlantic nor any of their subsidiaries is subject to formal written agreements with state or federal regulators. Written agreements with federal regulators to which Midlantic and Midlantic Bank had been subject were terminated in March 1994.

     Under FDICIA, the federal banking agencies possess broad powers to take corrective action as deemed appropriate for an insured depository institution and its holding companies. The extent of these powers depends upon whether the institution in question is considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." As of June 30, 1995, all of the Banks, as well as Midlantic Bank, exceeded the required ratios for classification as "well capitalized." The categorization of depository institutions under the uniform regulations is solely for the purpose of applying the federal bank agencies' prompt corrective action powers and is not intended to be, and should not be interpreted as, a representation of the depository institution's overall financial condition or prospects.

     Generally, as an institution is deemed to be less well capitalized, the scope and severity of the agencies' powers increase. The agencies' corrective powers can include, among other things, requiring an insured financial institution to adopt a capital restoration plan which cannot be approved unless guaranteed by the institution's parent holding company; placing limits on asset growth and restrictions on activities; placing restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; prohibiting the institution from accepting deposits from correspondent banks; prohibiting the payment of principal or interest on subordinated debt; prohibiting the holding company from making capital distributions without prior regulatory approval; and, ultimately, appointing a receiver for the institution. Business activities may also be influenced by an institution's capital classification. For instance, only a "well capitalized" depository institution may accept brokered deposits without prior regulatory approval and only adequately capitalized institutions may accept brokered deposits with prior regulatory approval.

CAPITAL GUIDELINES

     PNC and Midlantic each are subject to capital adequacy guidelines of the Federal Reserve. Under the Federal Reserve's capital guidelines, a holding company's capital is divided into two tiers. Tier 1 and Tier 2, the respective components of which are described in materials incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE." Holding companies are required to maintain a minimum ratio of total capital (Tier 1 plus Tier 2 capital) to total risk-adjusted assets (which include the credit risk equivalents of certain off-balance sheet items) of 8%, of which half (4%) must be Tier 1 capital. In addition, the Federal Reserve Board requires a leverage ratio (Tier 1 capital to average total consolidated assets) of 3%. The Federal Reserve's risk-based and leverage ratios are minimum supervisory ratios generally applicable to bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. Each depository institution subsidiary of PNC and Midlantic is also subject to similar minimum capital guidelines established by the subsidiary's primary federal regulator. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant.

     Effective January 17, 1995, the Federal Reserve and the other federal banking agencies have amended their respective risked-based capital standards by explicitly identifying concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The federal banking agencies have also recently adopted a new rule that amends, effective September 1, 1995, the capital standards to include explicitly an institution's exposure to declines in the economic value of its capital

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

due to changes in interest rates as a factor to be considered in evaluating capital adequacy. This rule does not codify a measurement framework for assessing the level of interest rate exposure. Such agencies have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of an institution's net economic value to changes in interest rates. It is anticipated that at some future date such agencies would propose the establishment of an explicit minimum capital requirement to account for such interest rate risks.

     Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and seizure of the institution.

     As of June 30, 1995, PNC's and Midlantic's capital ratios and the capital ratios of each of their subsidiary depository institutions exceeded the minimum regulatory capital requirements established by the appropriate federal regulatory agency. It is anticipated that, after the consummation of the Merger, PNC and its depository institution subsidiaries, including Midlantic Bank, will continue to exceed minimum requirements.

RIEGLE-NEAL INTERSTATE BANKING AND BRANCHING EFFICIENCY ACT OF 1994

     On September 29, 1994, the President signed into law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA"), which permits adequately capitalized and adequately managed bank holding companies to acquire banks in any state. The IBBEA also permits banks in separate states to consolidate into single entities with branches in multiple states. Consequently, effective September 29, 1995, PNC has the authority to acquire any bank or bank holding company, and can be acquired by any bank or bank holding company, located anywhere in the United States. Further, effective June 1, 1997, the Banks will have the authority, subject to certain restrictions, including state opt-out provisions, to consolidate with other banking subsidiaries of PNC. States may affirmatively opt in earlier, which Delaware and Pennsylvania, among other states, have done. Among other provisions, the IBBEA provides that interstate branches of national banks will be subject to host state laws, such as intrastate branching, consumer protection, fair lending and community reinvestment laws, unless any such law is preempted by federal law or is discriminatory in effect. The IBBEA provides that interstate branches of state banks will be subject to the laws of the host state. In addition, among other things, the IBBEA also increases the community reinvestment requirements applicable to multi-state depository institutions. This legislation may increase competition as banks branch across state lines and enter new markets.

                    RELATIONSHIPS WITH INDEPENDENT AUDITORS

     The PNC Board has appointed Ernst & Young LLP as independent auditors for PNC for the fiscal year ending December 31, 1995. Ernst & Young LLP has served as independent auditors of PNC and Pittsburgh National Corporation, a predecessor, continuously since 1972. A representative of Ernst & Young LLP is expected to be present at the Special Meeting of PNC shareholders, will have an opportunity to make a statement if he or she desires and will be available to respond to questions.

     The Midlantic Board has appointed Coopers & Lybrand L.L.P. as independent auditors for Midlantic for the fiscal year ending December 31, 1995. Coopers & Lybrand L.L.P. has served as Midlantic's independent auditors continuously since 1974. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Special Meeting of Midlantic shareholders, will have an opportunity to make a statement if he or she desires and will be available to respond to questions.

                                    EXPERTS

     The consolidated financial statements of PNC incorporated by reference in PNC's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Midlantic and subsidiaries, included in the Annual Report on Form 10-K of Midlantic for the year ended December 31, 1994 have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated January 18, 1995 and January 20, 1995 as to Note 28, which includes an explanatory paragraph relating to changed methods of accounting for postemployment benefits and investment securities in 1994 and postemployment benefits other than pensions and income taxes in 1993, accompanying such financial statements, and are incorporated herein by reference. Such report is given upon their authority as experts in accounting and auditing.

     Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                 LEGAL OPINION

     A legal opinion which states that the issuance of the shares of PNC Common Stock offered hereby, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable, has been rendered by William F. Strome, Esq., Senior Vice President, Deputy General Counsel and Corporate Secretary of PNC. As of September 25, 1995, Mr. Strome owned 2,093 shares of PNC Common Stock, including shares held in his PNC Incentive Savings Plan account, and held options granted under an employee stock option plan covering 24,800 shares of PNC Common Stock, 19,300 of which are currently exercisable.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     PNC shareholders may submit proposals to be considered for shareholder action at the 1996 Annual Meeting of Shareholders if they do so in accordance with the applicable SEC rules. Any such proposals must be in writing and received by the Corporate Secretary of PNC no later than November 21, 1995 in order to be considered for inclusion in 1996 proxy materials.

     With respect to the shareholders of Midlantic, proposals must be received by November 25, 1995 in order to be considered for inclusion in proxy materials for Midlantic 1996 Annual Meeting. If the Merger is effective prior to the 1996 Annual Meeting of Shareholders of Midlantic, shareholder proposals submitted in accordance with the above instructions for Midlantic will be considered for inclusion in proxy materials for PNC's 1996 Annual Meeting.

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

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  (AS AMENDED)

     AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") dated as of July 10, 1995, among MIDLANTIC CORPORATION ("MC"), a New Jersey corporation having its principal executive office at Metro Park Plaza, P.O. Box 600, Edison, New Jersey 08818, PNC BANK CORP. ("PNC"), a Pennsylvania corporation having its principal executive office at One PNC Plaza, Pittsburgh, Pennsylvania 15265, and PNC BANCORP, INC. ("Bancorp"), a Delaware corporation and a wholly-owned subsidiary of PNC having its registered office at 222 Delaware Avenue, Wilmington, Delaware 19899.

                                   WITNESSETH

     WHEREAS, the parties hereto desire that MC shall be merged with and into Bancorp ("Merger") pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger"); and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     1.1. "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

     1.2. "Closing Date" shall mean the date specified pursuant to Section 4.8 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

     1.3.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.4.  "Commission" or "SEC" shall mean the Securities and Exchange
Commission.

     1.5. "Department of Banking" shall mean the Pennsylvania Department of Banking.

     1.6.  "Effective Date" shall mean the date specified pursuant to Section
4.8 hereof as the effective date of the Merger.

     1.7. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.8. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.9.  "FDIA" shall mean the Federal Deposit Insurance Act.

     1.10. "FDIC" shall mean the Federal Deposit Insurance Corporation.

     1.11. "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

     1.12. "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

     1.13. "Investment Companies" means the Compass Capital Group of open-end mutual funds.

     1.14. "Investment Company Act" means the Investment Company Act of 1940, as amended.

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

     1.15. "Material Adverse Effect" shall mean, with respect to MC or PNC, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole.

     1.16. "MB" means Midlantic Bank, N.A., a wholly owned subsidiary of MC.

     1.17. "MC Financial Statements" shall mean (i) the consolidated balance sheets of MC as of March 31, 1995 and as of December 31, 1994 and 1993 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three months ended March 31, 1995 and each of the three years ended December 31, 1994, 1993 and 1992 as filed by MC in SEC Documents and (ii) the consolidated balance sheets of MC and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by MC in SEC Documents with respect to periods ended subsequent to March 31, 1995.

     1.18. "MC Option Agreement" shall mean the Stock Option Agreement dated of even date herewith between MC and PNC pursuant to which MC will grant PNC the right to purchase certain shares of MC Common Stock (as defined below), approval of the Merger by MC's Board of Directors having been received on a prior date.

     1.19. "Option Agreements" shall mean the MC Option Agreement and the PNC Option Agreement.

     1.20. "PNC Financial Statements" shall mean (i) the consolidated balance sheets of PNC as of March 31, 1995 and as of December 31, 1994 and 1993 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three months ended March 31, 1995 and each of the three years ended December 31, 1994, 1993 and 1992 as filed by PNC in SEC Documents and (ii) the consolidated balance sheets of PNC and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by PNC in SEC Documents with respect to periods ended subsequent to March 31, 1995.

     1.21. "PNC Option Agreement" shall mean the Stock Option Agreement dated of even date herewith between PNC and MC pursuant to which PNC will grant MC the right to purchase certain shares of PNC Common Stock (as defined below).

     1.22. "Pennsylvania Banking Code" shall mean the Pennsylvania Banking Code of 1965, as amended.

     1.23. "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to January 1, 1994 and prior to the date hereof or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

     1.24. "Proxy Statement" shall mean the joint proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of PNC and MC to solicit their votes in connection with this Agreement and the Plan of Merger.

     1.25. "Registration Statement" shall mean the registration statement with respect to the PNC Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

     1.26. "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

     1.27. "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

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

     1.28. "Securities Act" shall mean the Securities Act of 1933, as amended.

     1.29. "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

     Other terms used herein are defined in the preamble and the recitals to this Reorganization Agreement and in Articles II, III and IV hereof.

                                   ARTICLE 2
                      REPRESENTATIONS AND WARRANTIES OF MC

     MC hereby represents and warrants to PNC and Bancorp as follows:

2.1. CAPITAL STRUCTURE OF MC

     The authorized capital stock of MC consists of (i) 40,000,000 shares of preferred stock, no par value ("MC Preferred Stock"), none of which is issued and outstanding, and (ii) 150,000,000 shares of common stock, par value $3 per share ("MC Common Stock"), of which, as of June 30, 1995, 52,128,214 shares are issued and outstanding and 633,883 shares are held in treasury. As of June 30, 1995, no shares of MC Preferred Stock or MC Common Stock were reserved for issuance, except that (i) 1,389,333 shares of MC Common Stock were reserved for issuance pursuant to MC's dividend reinvestment and stock purchase plans, (ii) 5,830,616 shares of MC Common Stock were reserved for issuance upon the exercise of stock options heretofore granted pursuant to MC's stock option plans, (iii) 500,000 shares of MC's Series B Junior Participating Preferred Stock were reserved for issuance upon exercise of rights pursuant to the Rights Agreement dated as of February 23, 1990 between MC and MB, as amended (the "MC Rights Agreement"), (iv) 10,425,000 shares of MC Common Stock were reserved for issuance pursuant to the MC Option Agreement and (v) 1,517,500 shares of MC Common Stock were reserved for issuance pursuant to MC's 8 1/4% Convertible Subordinated Debentures due 2010. All outstanding shares of MC Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. MC does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of MC except for the MC Option Agreement and as Previously Disclosed and except for Rights issued pursuant to the MC Rights Agreement. None of the shares of MC's capital stock has been issued in violation of the preemptive rights of any person. MC has taken all action necessary so that the execution of this Reorganization Agreement, the Plan of Merger and the MC Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the MC Rights Agreement or enable or require the Rights thereunder to be exercised, distributed or triggered.

2.2. ORGANIZATION, STANDING AND AUTHORITY OF MC

     MC is a duly organized corporation, validly existing and in good standing under the laws of New Jersey with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on MC. MC is registered as a bank holding company under the Bank Holding Company Act.

2.3. OWNERSHIP OF MC SUBSIDIARIES; CAPITAL STRUCTURE OF MC SUBSIDIARIES

     MC does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except as Previously Disclosed (collectively the "MC Subsidiaries" and individually a "MC Subsidiary"). The outstanding shares of capital stock of each MC Subsidiary are validly issued and outstanding, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable and, except as Previously Disclosed, all such shares are directly or indirectly owned by MC free and clear of all liens, claims and encumbrances. No MC Subsidiary has or is bound by any Rights which are

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

authorized, issued or outstanding with respect to the capital stock of any MC Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of MC to vote or to dispose of said shares. None of the shares of capital stock of any MC Subsidiary has been issued in violation of the preemptive rights of any person.

2.4. ORGANIZATION, STANDING AND AUTHORITY OF MC SUBSIDIARIES

     Each MC Subsidiary is a duly organized corporation or banking association, validly existing and in good standing under applicable laws. Each MC Subsidiary
(i) has full power and authority to carry on its business as now conducted, and
(ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be so licensed or qualified would have a Material Adverse Effect on MC. Each MC Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on MC.

2.5. AUTHORIZED AND EFFECTIVE AGREEMENT

     (a) MC has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the MC Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the MC Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of MC, except that the affirmative vote of the holders of a majority of the shares of MC Common Stock cast by the holders of such shares entitled to vote thereon is the only shareholder vote required to approve the Plan of Merger pursuant to the New Jersey Business Corporation Act and MC's Restated Certificate of Incorporation and Bylaws. The Board of Directors of MC has directed that this Agreement and the Plan of Merger be submitted to MC's stockholders for approval at a special meeting to be held as soon as practicable.

     (b) Assuming the accuracy of the representation contained in Section 3.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of MC, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (c) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the MC Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by MC with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or by-laws of MC or any MC Subsidiary,
(ii) assuming the consents and approvals contemplated by Section 4.3(b) hereof and which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of MC or any MC Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or
(iii) assuming the consents and approvals contemplated by Section 4.3(b) hereof and which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to MC or any MC Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on MC.

     (d) Other than as contemplated by Section 4.3(b) hereof and except as Previously Disclosed, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by MC or any MC Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby.

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2.6. SEC DOCUMENTS; REGULATORY FILINGS

     MC has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. MC and each of the MC Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on MC, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

2.7. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

     The MC Financial Statements fairly present the consolidated financial position of MC and its consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of MC and its consolidated Subsidiaries for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein. The books and records of MC and each MC Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of MC and the MC Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

2.8. MATERIAL ADVERSE CHANGE

     MC has not, on a consolidated basis, suffered any material adverse change in its financial condition, results of operations or business since December 31, 1994.

2.9. ABSENCE OF UNDISCLOSED LIABILITIES

     Neither MC nor any MC Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to MC on a consolidated basis, or that, when combined with all similar liabilities, would be material to MC on a consolidated basis, except as Previously Disclosed, as disclosed in the MC Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to March 31, 1995.

2.10. PROPERTIES

     MC and the MC Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of MC and its Subsidiaries taken as a whole, and which are reflected on the MC Financial Statements as of December 31, 1994 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which MC or any MC Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of MC and its Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms.

2.11. LOANS

     Each loan reflected as an asset in the MC Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on MC.

2.12. TAX MATTERS

     (a) MC and each MC Subsidiary have timely filed federal income tax returns for each year through December 31, 1993 and have timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to MC or any MC Subsidiary, except where the failure to file timely such federal income and other tax returns would not, in the aggregate, have a Material Adverse Effect on MC. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on MC and, as of the Closing Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on MC. Except as Previously Disclosed, no material (i) audit examination, (ii) deficiency, or
(iii) refund litigations with respect to such returns is pending. Not later than 60 days after the date hereof, MC shall deliver to PNC a list of all (i) audit examinations, (ii) deficiencies, and (iii) refund litigation with respect to such returns. Neither MC nor any MC Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

     (b) All federal, state and local (and, if applicable, foreign) tax returns filed by MC and each MC Subsidiary are complete and accurate in all material respects. Neither MC nor any MC Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against MC or any MC Subsidiary which have not been settled and paid. Except as Previously Disclosed, there are currently no agreements in effect with respect to MC or any MC Subsidiary to extend the period of limitations for the assessment or collection of any tax.

     (c) Except as Previously Disclosed, neither the transactions contemplated hereby nor the termination of the employment of any employees of MC or any MC Subsidiary prior to or following consummation of the transactions contemplated hereby could result in MC or any MC Subsidiary making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

     (d) For purposes of this Section 2.12, references to MC and any MC Subsidiary shall include predecessors thereof.

2.13. EMPLOYEE BENEFIT PLANS

     (a) MC has made available true and complete copies of all qualified pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of MC or any MC Subsidiary, and will make available to PNC (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

     (b) Neither MC nor any MC Subsidiary (nor any pension plan maintained by any of them) has incurred or reasonably expects to incur any material liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code except liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid. No reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan, other than a reportable event that occurs by reason of the transactions contemplated by this Agreement or an event for which the 30 day notice requirement has been waived by the Pension Benefit Guaranty Corporation.

     (c) Neither MC nor any MC Subsidiary participates in, or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, a multiemployer plan as such term is defined in ERISA.

     (d) Except as Previously Disclosed, a favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of MC or any MC Subsidiary which is intended to be a qualified plan to the effect that such plan is qualified under Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or threatened to be revoked and neither MC nor any MC Subsidiary knows of any reasonable ground on which such revocation may be based. Such plans have been operated in all material respects in accordance with their terms and applicable law.

     (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by MC or any MC Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code that would have, individually or in the aggregate, a Material Adverse on MC.

     (f) The actuarial present value of accrued benefit obligations, whether or not vested, under each "employee pension plan" maintained by MC or any MC Subsidiary did not exceed as of the most recent actuarial valuation date the then current fair market value of the assets of such plan and no material adverse change has occurred with respect to the funded status of any such plan since such date.

2.14. CERTAIN CONTRACTS

     (a) Except as Previously Disclosed, neither MC nor any MC Subsidiary is a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or, to the knowledge of the executive officers of MC involved in the negotiation of, or conduct of PNC's due diligence with respect to, this Agreement, any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of the MC Subsidiaries) or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by MC or any MC Subsidiary or the guarantee by MC or any MC Subsidiary of any such obligation, other than instruments relating to transactions entered into in the customary course, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

     (b) Except as Previously Disclosed, neither MC nor any MC Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on MC.

2.15. LEGAL PROCEEDINGS

     Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of MC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against MC or any MC Subsidiary or against any asset, interest or right of MC or any MC Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on MC. To the knowledge of MC, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on MC. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of MC, threatened (or unasserted but considered probable of assertion and which if asserted would be reasonably expected to have an unfavorable outcome) against any present or former director or officer of MC, that might give rise to a claim for indemnification and that (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on MC.

2.16. COMPLIANCE WITH LAWS

     Except as Previously Disclosed, MC and each MC Subsidiary is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither MC nor any MC Subsidiary has received notification from any agency or department of federal, state or local government
(i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on MC. Neither MC nor any MC Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on MC, and none of them has received any communication requesting that they enter into any of the foregoing.

2.17. LABOR MATTERS

     With respect to their employees, neither MC nor any MC Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 1994 and prior to the date hereof, MC and the MC Subsidiaries have not experienced any attempt by organized labor or its representatives to make MC or any MC Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of MC or any MC Subsidiary. There is no unfair labor practice charge or other complaint by any employee or former employee of MC or any MC Subsidiary against any of them pending before any governmental agency arising out of MC's or such MC Subsidiary's activities, which charge or complaint (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome would, individually or in the aggregate, have a Material Adverse Effect on MC; there is no labor strike or labor disturbance pending or threatened against any of them; and neither MC nor any MC Subsidiary has experienced a work stoppage or other labor difficulty since January 1, 1994.

2.18. BROKERS AND FINDERS

     Neither MC nor any MC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for MC's retention of Merrill Lynch & Co. to perform certain financial advisory services.

2.19. INSURANCE

     MC and the MC Subsidiaries each currently maintains insurance in amounts reasonably necessary for their operations. Neither MC nor any MC Subsidiary has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither MC nor any MC Subsidiary has been refused any insurance coverage sought or applied for, and MC has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of MC or any MC Subsidiary. The deposits of MB are insured by the FDIC in accordance with the FDIA, and MB has paid all assessments and filed all reports required by the FDIA.

2.20. ENVIRONMENTAL LIABILITY

     Neither MC nor any MC Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of MC and the MC Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on MC or any MC Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on MC; except as Previously Disclosed, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither MC nor any MC Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

2.21. ADMINISTRATION OF TRUST ACCOUNTS

     Each MC Subsidiary has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on MC. Neither MC, any MC Subsidiary, nor any director, officer or employee of MC or any MC Subsidiary acting on behalf of MC or an MC Subsidiary, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on MC.

2.22. INTELLECTUAL PROPERTY

     Except as Previously Disclosed, MC or an MC Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of MC and the MC Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on MC. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on MC.

2.23. CERTAIN INFORMATION

     When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the MC shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by MC relating to MC and the MC Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

2.24. POOLING OF INTERESTS

     As of the date of this Agreement, MC knows of no reason relating to it or any of its Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

                                   ARTICLE 3
                       REPRESENTATIONS AND WARRANTIES OF
                                PNC AND BANCORP

     PNC and Bancorp hereby jointly and severally represent and warrant to MC as follows:

3.1. CAPITAL STRUCTURE OF PNC

     The authorized capital stock of PNC consists at June 30, 1995 of (i) 17,562,360 shares of preferred stock, par value $1 per share (the "PNC Preferred Stock"), of which at such date the following series and respective number of shares were issued and outstanding: 18,362 shares of $1.80 Cumulative Convertible Preferred Stock, Series A; 6,336 shares of $1.80 Cumulative Convertible Preferred Stock, Series B; 365,114 shares of $1.60 Cumulative Convertible Preferred Stock, Series C; and 491,990 shares of $1.80 Cumulative Convertible Preferred Stock, Series D and (ii) 450,000,000 shares of common stock, par value $5 per share ("PNC Common Stock"), of which 227,915,764 shares were issued and outstanding and 8,570,832 shares were held in treasury. All outstanding shares of PNC capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of PNC's capital stock has been issued in violation of the preemptive rights of any person. The shares of PNC Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights. As of June 30, 1995, no shares of PNC Preferred Stock or PNC Common Stock were reserved for issuance, except that (i) 2,178,965 shares of PNC Common Stock were reserved for issuance pursuant to PNC's dividend reinvestment and stock purchase plans, (ii) 22,752,023 shares of PNC Common Stock were reserved for issuance pursuant to PNC employee benefit and stock incentive plans, (iii) 1,693,527 shares of PNC Common Stock were reserved for issuance upon conversion of the shares of PNC Preferred Stock and convertible debentures, and (iv) 45,500,000 shares of PNC Common Stock were reserved for issuance pursuant to the PNC Option Agreement.

3.2. ORGANIZATION, STANDING AND AUTHORITY OF PNC

     PNC is a duly organized corporation, validly existing and in good standing under the laws of Pennsylvania, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on PNC. Each of PNC and Bancorp is registered as a bank holding company under the Bank Holding Company Act.

3.3. OWNERSHIP OF PNC SUBSIDIARIES; CAPITAL STRUCTURE OF PNC SUBSIDIARIES

     PNC does not own, directly or indirectly, 25% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except as Previously Disclosed (collectively the "PNC Subsidiaries" and individually a "PNC Subsidiary"). The outstanding shares of capital stock of the PNC Subsidiaries are validly issued and outstanding, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable and all such shares are directly or indirectly owned by PNC free and clear of all liens, claims and encumbrances. No PNC Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of any PNC Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of PNC to vote or to dispose of said shares. None of the shares of capital stock of any PNC Subsidiary has been issued in violation of the preemptive rights of any person.

3.4. ORGANIZATION, STANDING AND AUTHORITY OF PNC SUBSIDIARIES

     Each PNC Subsidiary is a duly organized corporation or banking association, validly existing and in good standing under applicable laws. Each PNC Subsidiary
(i) has full power and authority to carry on its business as now conducted, and
(ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on PNC. Each PNC Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on PNC.

3.5. AUTHORIZED AND EFFECTIVE AGREEMENT

     (a) Each of PNC and Bancorp has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the PNC Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the PNC Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PNC and Bancorp, except that the affirmative vote of the holders of a majority of the votes cast by the holders of PNC capital stock eligible to vote thereon is required to authorize the issuance of PNC Common Stock pursuant to this Reorganization Agreement and the Plan of Merger in accordance with New York Stock Exchange ("NYSE") policy. The Board of Directors of PNC has directed that this Agreement and the Plan of Merger be submitted to PNC's stockholders for approval at a special meeting to be held as soon as practicable.

     (b) Assuming the accuracy of the representation contained in Section 2.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of PNC and Bancorp, in each case enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (c) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the PNC Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by PNC or Bancorp with any of the provisions hereof or thereof shall
(i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or by-laws of PNC or any PNC Subsidiary, (ii) assuming the consents and approvals contemplated by Section 4.3(a) hereof and which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of PNC or any PNC Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 4.3(a) hereof and which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PNC or any PNC Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on PNC.

     (d) Except for approvals specified in Section 4.3(a) hereof, except as Previously Disclosed and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by PNC or Bancorp on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby.

3.6. SEC DOCUMENTS; REGULATORY FILINGS

     PNC has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. PNC and each of the PNC Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on PNC, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

3.7. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

     The PNC Financial Statements fairly present the consolidated financial position of PNC and its consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of PNC and its consolidated Subsidiaries for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein. The books and records of PNC and each PNC Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of PNC and the PNC Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

3.8. MATERIAL ADVERSE CHANGE

     PNC has not, on a consolidated basis, suffered any material adverse change in its financial condition, results of operations or business since December 31, 1994.

3.9. ABSENCE OF UNDISCLOSED LIABILITIES

     Neither PNC nor any PNC Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to PNC on a consolidated basis, or that, when combined with all similar liabilities, would be material to PNC on a consolidated basis, except as Previously Disclosed, as disclosed in the PNC Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to March 31, 1995.

3.10. PROPERTIES

     PNC and the PNC Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of PNC and its Subsidiaries taken as a whole, and which are reflected on the PNC Financial Statements as of December 31, 1994 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which PNC or any PNC Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of PNC and its Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms.

3.11. LOANS

     Each loan reflected as an asset in the PNC Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on PNC.

3.12. TAX MATTERS

     (a) PNC and each PNC Subsidiary have timely filed federal income tax returns for each year through December 31, 1993 and have timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to PNC or any PNC Subsidiary, except where the failure to file timely such federal income and other tax returns would not, in the aggregate, have a Material Adverse Effect on PNC. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on PNC and, as of the Closing Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on PNC. Except as Previously Disclosed, no material (i) audit examination, (ii) deficiency, or (iii) refund litigation with respect to such returns is pending. Not later than 60 days after the date hereof, PNC shall deliver to MC a list of all (i) audit examinations, (ii) deficiencies, and (iii) refund litigations with respect to such returns. Neither PNC nor any PNC Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

     (b) All federal, state and local (and, if applicable, foreign) tax returns filed by PNC and each PNC Subsidiary are complete and accurate in all material respects. Neither PNC nor any PNC Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against PNC or any PNC Subsidiary which have not been settled and paid. Except as Previously Disclosed, there are currently no agreements in effect with respect to PNC or any PNC Subsidiary to extend the period of limitations for the assessment or collection of any tax.

     (c) For purposes of this Section 3.12, references to PNC and any PNC Subsidiary shall include predecessors thereof.

3.13. EMPLOYEE BENEFIT PLANS

     (a) PNC has made available to MC true and complete copies of all qualified pension or profit-sharing plans, any deferred compensation, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of PNC or any PNC Subsidiary, and will make available to MC (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

     (b) Neither PNC nor any PNC Subsidiary (nor any pension plan maintained by any of them) has incurred or reasonably expects to incur any material liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code except liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid. No reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan, other than a reportable event that occurs by reason of the transactions contemplated by this Agreement or an event for which the 30 day notice requirement has been waived by the Pension Benefit Guaranty Corporation.

     (c) Neither PNC nor any PNC Subsidiary participates in, or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, a multiemployer plan as such term is defined in ERISA.

     (d) Except as Previously Disclosed, a favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of PNC or any PNC Subsidiary which is intended to be a qualified plan to the effect that such plan is qualified under Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or threatened to be revoked and neither PNC nor any PNC Subsidiary knows of any reasonable ground on which such revocation may be based. Such plans have been operated in all material respects in accordance with their terms and applicable law.

     (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by PNC or any PNC Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code that would have, individually or in the aggregate, a Material Adverse Effect on PNC.

     (f) The actuarial present value of accrued benefit obligations, whether or not vested, under each "employee pension plan" maintained by PNC or any PNC Subsidiary did not exceed as of the most recent actuarial valuation date the then current fair market value of the assets of such plan and no material adverse change has occurred with respect to the funded status of any such plan since such date.

3.14. CERTAIN CONTRACTS

     (a) Except as Previously Disclosed, neither PNC nor any PNC Subsidiary is a party to, or is bound by, (i) any material contract required to be filed by PNC under Item 601(b)(10) of Regulation S-K of the SEC, any agreement restricting in any material respect the nature of its current business activities or the geographic scope of its business activities in New Jersey or in Philadelphia, Montgomery, Delaware, Chester or Bucks Counties in Pennsylvania, (ii) any agreement, indenture or other instrument relating to the borrowing of money by PNC or any PNC Subsidiary of an amount exceeding $100 million or the guarantee by PNC or any PNC Subsidiary of any such obligation, other than instruments relating to transactions entered into in the customary course, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or executive officer of PNC, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

     (b) Neither PNC nor any PNC Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on PNC.

3.15. LEGAL PROCEEDINGS

     Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of PNC and Bancorp, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against PNC, Bancorp or any PNC Subsidiary or against any asset, interest or right of PNC or any PNC Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on PNC. To the knowledge of PNC and Bancorp, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on PNC.

3.16. COMPLIANCE WITH LAWS

     Except as Previously Disclosed, each of PNC and the PNC Subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and none of them has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on PNC. None of PNC or any PNC Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on PNC, and none of them has received any communication requesting that they enter into any of the foregoing.

3.17. LABOR MATTERS

     With respect to their employees, neither PNC nor any PNC Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 1994, and prior to the date hereof, PNC and the PNC Subsidiaries have not experienced any attempt by organized labor or its representatives to make PNC or any PNC Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of PNC or any PNC Subsidiary. There is no unfair labor practice charge or other complaint by any employee or former employee of PNC or any PNC Subsidiary against any of them pending before any governmental agency arising out of PNC's or such PNC Subsidiary's activities, which charge or complaint (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on PNC; there is no labor strike or labor disturbance pending or threatened against any of them; and neither PNC nor any PNC Subsidiary has experienced a work stoppage or other labor difficulty since January 1, 1994.

3.18. BROKERS AND FINDERS

     Neither PNC nor any PNC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for PNC's retention of Smith Barney Inc. to perform certain financial advisory services.

3.19. INSURANCE

     PNC and the PNC Subsidiaries each currently maintains insurance in amounts reasonably necessary for their operations and, to the best knowledge of PNC, similar in scope and coverage to that maintained by other entities similarly situated. Neither PNC nor any PNC Subsidiary has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither PNC nor any PNC Subsidiary has been refused any insurance coverage sought or applied for, and PNC has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of PNC or any PNC Subsidiary. The deposits of those PNC Subsidiaries that are insured depository institutions within the meaning of the FDIA are insured by the FDIC in accordance with the FDIA, and such institutions have paid all assessments and filed all reports required by the FDIA.

3.20. ENVIRONMENTAL LIABILITY

     Neither PNC nor any PNC Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of PNC and the PNC Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on PNC or any PNC Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on PNC; except as Previously Disclosed, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither PNC nor any PNC Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

3.21. ADMINISTRATION OF TRUST ACCOUNTS

     Each PNC Subsidiary has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on PNC. Neither PNC, any PNC Subsidiary, nor any director, officer or employee of PNC or any PNC Subsidiary acting on behalf of PNC or an PNC Subsidiary, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on PNC.

3.22. CERTAIN INFORMATION

     When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the PNC shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by PNC relating to PNC and the PNC Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

3.23. POOLING OF INTERESTS

     As of the date of this Agreement, PNC knows of no reason relating to it or any of its Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

                                   ARTICLE 4
                                   COVENANTS

4.1. SHAREHOLDERS' MEETING

     PNC and MC shall submit this Reorganization Agreement and the Plan of Merger and, in the case of PNC, the issuance of PNC Common Stock thereunder, to their respective shareholders for approval at special meetings to be held as soon as practicable. Subject to the fiduciary duties of the respective boards of directors of MC and PNC as determined by each after consultation with such board's counsel, the boards of directors of PNC and MC shall recommend at the respective shareholders' meetings that the shareholders vote in favor of such approval.

4.2. PROXY STATEMENT; REGISTRATION STATEMENT

     As promptly as practicable after the date hereof, PNC and MC shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of MC and PNC in connection with the Merger and the transactions contemplated thereby and to be filed by PNC as part of the Registration Statement. PNC will advise MC, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the PNC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. PNC shall take all actions necessary to register or qualify the shares of PNC Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. PNC shall apply for approval to list the shares of PNC Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, prior to the Effective Date.

4.3. APPLICATIONS

     (a) As promptly as practicable after the date hereof, Bancorp and, if required, PNC, shall submit any requisite applications for prior approval of the transactions contemplated herein and in the Plan of Merger (i) to the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act, (ii) to the Department of Banking pursuant to Section 116 of the Pennsylvania Banking Code, and (iii) to the Commissioner of Banking of New Jersey pursuant to N.J. Stat. Ann. Section 17:9A-370, et seq., and the regulations promulgated thereunder, and each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger. MC and PNC each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.

     (b) To the extent that the rights of MB under any investment advisory contract with the Investment Companies may not be assigned without the consent or approval of another party thereto, MC shall cause MB to use its reasonable best efforts to obtain any such consent, which obligation may be satisfied by seeking to obtain the approval of directors and shareholders of the Investment Companies to new contracts, effective as of the Effective Date with MB or with an affiliate of PNC, as PNC may elect, on substantially the same terms as existing contracts at meetings of shareholders to be held as soon as practicable, except as PNC may otherwise request that MB seek the requisite approvals to merge one or more of the Investment Companies into a similar fund in the PNC Family of Funds. MC and PNC each represents and warrants that none of the information or data in the proxy materials required for the shareholder approvals referred to in this Section 4.3(b) and provided by it or any of its Subsidiaries will contain at the time of the related meeting of shareholders any untrue statement of a material fact or any omission of any material fact, the omission of which would be misleading in the circumstances in which made.

4.4. BEST EFFORTS

     (a) PNC, Bancorp, and MC shall each use its best efforts in good faith, and each of them shall cause its subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither MC nor any MC Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of PNC, which consent shall not be unreasonably withheld and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No

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

party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger for pooling of interests accounting treatment or as a reorganization within the meaning of
Section 368(a) of the Code; provided that nothing herein contained shall preclude PNC or MC, as the case may be, from exercising its rights under the PNC Option Agreement or the MC Option Agreement, respectively. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

     (b) MC shall give prompt notice to PNC, and PNC shall give prompt notice to MC, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of MC or PNC, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

     (c) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for securities disclosure purposes.

4.5. INVESTIGATION AND CONFIDENTIALITY

     MC and PNC each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. PNC and MC each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. PNC and MC agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this
Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to
Section 4.5 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated June 27, 1995 between MC and PNC (the "Confidentiality Agreement").

4.6. PRESS RELEASES

     MC and PNC shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or the rules of the NYSE.

4.7. COVENANTS OF MC AND PNC

     (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Merger Agreement, the Option Agreements, or consented to or approved by the other parties hereto, each of PNC and MC shall, and shall cause each of its respective subsidiaries to, use its best efforts to preserve its properties, business and relationships with customers, employees and other persons.

     (b) Neither PNC nor MC shall, and neither PNC nor MC shall permit any of their respective subsidiaries to, except with the prior written consent of the other and except as Previously Disclosed or expressly contemplated or permitted by this Agreement, the Merger Agreement, or the Option Agreements:

          (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (2) in the case of MC only, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than its regular quarterly cash dividends on MC Common Stock in amounts not in excess of $.32 per share, or, in the case of PNC only, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than (x) its regular quarterly cash dividend on PNC Common Stock in amounts not in excess of $.35 per share, except as may be increased by PNC's Board of Directors at a regularly scheduled meeting, such increase not to exceed 20%, or (y) any dividends payable on any PNC Preferred Stock in accordance with the provisions of the applicable certificate of incorporation or certificate of designation relating to such preferred stock;

          (3) issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the Option Agreements, the MC Rights Agreement or Rights outstanding at the date hereof; provided, however, that MC may issue shares of MC Common Stock or permit treasury shares to become outstanding in accordance with the terms of its Dividend Reinvestment and Stock Purchase Plan and its Savings and Investment Plan;

          (4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

          (5) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

          (6) amend its articles or certificate of incorporation or association or by-laws; impose, or suffer the imposition, on any share of stock held by such party in any Subsidiary of such party of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist;

          (7) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any subsidiary;

          (8) except in the ordinary course of business, waive or release any material right or cancel or compromise any material debt or claim;

          (9) liquidate or sell or dispose of any material assets or acquire any material assets; except as Previously Disclosed, make any capital expenditure in excess of $250,000 in any instance or $500,000 in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities or enter into or modify any leases or other contracts relating thereto that involve annual payments by such party or any Subsidiary of such party that exceed $100,000 in any instance or $500,000 in the aggregate, except with respect to renewals of leases in the ordinary course of business;

          (10) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except (i) in a manner consistent with past practice, (ii) for bonuses in respect of 1995 pursuant to the MC Annual Incentive and Bonus Plan (including without limitation the provisions thereof providing MC with discretion in determining the amounts payable thereunder), provided, however, that in no event shall the aggregate amount paid pursuant to such plan in respect of 1995 exceed 140% of the aggregate amount paid pursuant to such plan in respect of 1994, consistent with the terms of such plan, and (iii) MC and its Subsidiaries may in their discretion increase the salaries of any or all of their respective employees who were employees on or prior to December 31, 1994, in the ordinary course of business but only to the extent that the aggregate amount paid by MC and its Subsidiaries as salaries during the 1995 calendar year to such employees is equal to or less than 104% of the aggregate amount paid by MC and its Subsidiaries to such employees during the 1994 calendar year; enter into or modify any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or substantially modify

     (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

          (11) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

          (12) change its methods of accounting in effect at December 31, 1994, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1994, except as required by law;

          (13) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that each party may communicate information about any such takeover proposal to its stockholders if, in the judgment of such party's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. Each party will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. Each party will notify the other immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, such party, and such party will promptly inform the other party in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving PNC or MC or any of their respective Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, PNC or MC or any of their respective Subsidiaries other than the transactions contemplated or permitted by this Agreement, the Plan of Merger and the Option Agreements; or

          (14) agree to do any of the foregoing.

     (c) Unless such action would prevent the Merger from being accounted for as a pooling of interests, and if PNC shall request such action, then, on or before the Closing Date, MC shall call for redemption and cause to be redeemed (or converted by the holders thereof into MC Common Stock) and cancelled by MC the total outstanding principal amount of MC's 8 1/4% Convertible Subordinated Debentures Due 2010 (the "Debentures"), all in accordance with the terms and conditions of the Indenture (the "Indenture") dated June 15, 1985 and supplemented January 30, 1987 between MC and Morgan Guaranty Trust Company of New York as Trustee. In the event such redemption and cancellation shall not occur prior to the Closing Date, PNC and Bancorp shall, by Supplemental Indenture, jointly and severally assume all of the obligations of MC under the outstanding Debentures.

4.8. CLOSING; ARTICLES OF MERGER

     The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at the executive offices of PNC, One PNC Plaza, Pittsburgh, Pennsylvania, on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 hereof (other than such conditions relating to the receipt of officers' certificates and legal opinions) or such later date during such month in which such business day shall occur (or, if such business day shall occur within 10 days prior to the end of such month, during the next following month) thereafter as may be specified by PNC. In connection with such Closing, Bancorp and MC shall execute a certificate of merger and shall cause such certificate to be delivered to the New Jersey Secretary of State in accordance with Section 14A:10-4.1 of the New Jersey Business Corporation Act and Bancorp shall execute a certificate of merger and shall cause such certificate to be delivered to the Delaware Secretary of State in accordance with Section 252(c) of the Delaware General Corporation Law. The Merger shall be effective at the time and on the date specified in such certificates of merger.

4.9. AFFILIATES

     (a) MC and PNC shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of MC or PNC within the meaning of Rule 145 promulgated by the Commission under the Securities Act and for purposes of qualifying the "Merger" for "pooling of interests" accounting treatment. MC and PNC shall use its respective best efforts to cause each person so identified to deliver to PNC or MC, as the case may be, no later than 30 days prior to the Effective Date, a written agreement (which agreement shall be substantially in the form of Exhibit 4.9(a) (in the case of MC affiliates) and 4.9(b) (in the case of PNC affiliates) hereof). Shares of PNC Common Stock issued to such MC and PNC affiliates in exchange for MC Common Stock or previously owned by them shall not be transferable until such time as financial results covering at least 30 days of combined operations of PNC and MC have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this section.

     (b) PNC shall use its best efforts to publish no later than ninety (90) days after the end of the first month after the Effective Date in which there are at least thirty (30) days of post-Merger combined operations (which month may be the month in which the Effective Date occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

4.10. MC EMPLOYEES; DIRECTORS AND MANAGEMENT; INDEMNIFICATION

     (a) On and after the Effective Date (or as soon thereafter as may be practicable), all persons who are employed by MC and/or MC Subsidiaries on such date shall be employed upon terms and conditions (including benefits) which in the aggregate are no less favorable with respect to their employment by PNC and its subsidiaries after the Effective Date than those generally afforded to other employees of PNC subsidiaries holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees and provided that for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes) and, if applicable, for purposes of satisfying any waiting periods concerning "preexisting conditions" and the satisfaction of any "copayment" or deductible requirements, service with MC or a MC Subsidiary or any predecessor thereto prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of PNC, and provided further that this Section 4.10(a) shall not be construed (i) to limit the ability of PNC and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate or (ii) to require PNC or its affiliates to provide employees or former employees of MC or any of its Subsidiaries with post-retirement medical benefits more favorable than those provided to new hires at PNC (except that such persons who are employed by MC and/or MC Subsidiaries on the Effective Date ("MC Employees") shall receive credit for service with MC and/or MC Subsidiaries and their predecessors for purposes of eligibility for such post-retirement medical benefits to the extent that MC provided such credit with respect to comparable plans). PNC agrees to honor in accordance with their terms all employment, severance and employee benefit plans, contracts, agreements, arrangements, and understandings Previously Disclosed, provided, however, that the foregoing shall not prevent PNC from amending or terminating any such plan, contract, agreement, arrangement or understanding in accordance with its terms. The continued coverage of the MC Employees under the employee benefit plans maintained by MC and/or the MC Subsidiaries immediately prior to the Effective Date (the "MC Plans") during a transition period shall be deemed to provide the MC Employees with benefits that are no less favorable than those offered to other employees of PNC and its Subsidiaries, provided that after the Effective Date there is no material reduction (determined on an overall basis) in the benefits provided under the MC Plans. Notwithstanding anything in this Section
4.10 to the contrary, following the Effective Date, PNC shall or shall cause Bancorp to provide a severance plan to MC Employees. Such severance plan shall
(i) for a period of one year following the Effective Date, be either the MC severance plan as Previously Disclosed or the PNC severance plan as in effect on the date hereof, as MC may elect on or prior to July 19, 1995 and (ii) thereafter, under the PNC severance plan (as in effect from time to time).

     (b) On or prior to the Effective Date, PNC shall offer to enter into an employment agreement with Mr. Garry J. Scheuring on the terms Previously Disclosed.

     (c) PNC's Board of Directors shall take all requisite action to elect as directors of PNC effective as of the Effective Date Garry J. Scheuring and three other persons serving as directors of MC immediately prior to the Effective Date, which three persons shall be selected by MC subject to approval by PNC.

     (d) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of MC (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of MC, any of the MC Subsidiaries or any of their respective predecessors or (ii) this Agreement, the Merger Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Date, PNC shall (or shall cause Bancorp to) indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with PNC; provided, however, that (1) PNC shall have the right to assume the defense thereof and upon such assumption PNC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if PNC elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between PNC and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with PNC, and PNC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) PNC shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties,
(3) PNC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) PNC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 4.10(d), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify PNC thereof, provided that the failure of any Indemnified Party to so notify PNC shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices PNC. PNC's obligations under this Section 4.10(d) continue in full force and effect for a period of six (6) years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     (e) PNC agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of MC and its Subsidiaries (the "Covered Parties") as provided in their respective Certificates of Incorporation, By-Laws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 4.10(e) shall be deemed to preclude the liquidation, consolidation or merger of MC or any MC Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger.

     (f) PNC, from and after the Effective Date will use its best efforts directly or indirectly to cause the persons who served as directors or officers of MC on or before the Effective Date to be covered by MC's existing directors' and officers' liability insurance policy (provided that PNC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 4.10(e) to insurance coverage more favorable than that provided to him or her in such capacities at the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage, if reasonably available at a reasonable cost relative to the coverage obtained, shall commence on the Effective Date and will be provided for a period of no less than six (6) years after the Effective Date; provided, however, that in no event shall PNC be required to expend more than 125% of the current amount expended by MC (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that the Insurance Amount shall be deemed reasonable for purposes of this Section 4.10(f). MC agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at PNC's request.

     (g) In the event PNC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of PNC assume the obligations set forth in this section.

     (h) The provisions of Section 4.10(d), (e) and (f) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives. The provisions of Section 4.10(b) are intended to be for the benefit of, and shall be enforceable by Mr. Scheuring and his heirs and representatives.

4.11. MC SUBSIDIARIES

     MC undertakes and agrees that, if so requested by PNC, it shall take all necessary action to facilitate the merger of MC Subsidiaries with subsidiaries of PNC effective on or after the Effective Date; provided however, that in no event shall the Closing be delayed in order to facilitate any such merger and provided further, however, that MC shall not be required to take any action that could adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

4.12. DIVIDENDS

     After the date of this Agreement, each of PNC and MC shall coordinate with the other the declaration of any dividends in respect of PNC Common Stock and MC Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of PNC Common Stock or MC Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of PNC Common Stock and/or MC Common Stock and any shares of PNC Common Stock any such holder receives in exchange therefor in the Merger.

                                   ARTICLE 5
                              CONDITIONS PRECEDENT

5.1. CONDITIONS PRECEDENT - PNC, BANCORP AND MC

     The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken;

     (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of PNC or MC so materially and adversely affects the anticipated economic and business benefits to PNC or MC, respectively, of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

     (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of PNC threatened by the Commission to suspend the effectiveness of such Registration Statement, and PNC shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

     (d) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which MC or any MC Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on MC;

     (e) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger; and

     (f) The shares of PNC Common Stock that may be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

5.2. CONDITIONS PRECEDENT - MC

     The obligations of MC to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by MC pursuant to Section 6.4 hereof:

     (a) The representations and warranties of PNC and Bancorp set forth in
Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by MC; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on PNC;

     (b) PNC and Bancorp shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

     (c) Each of PNC and Bancorp shall have delivered to MC a certificate, dated the Closing Date and signed by its respective Chairman, President, Executive Vice President or Senior Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

     (d) No event shall have occurred that shall preclude the Merger from being accounted for as a pooling of interests;

     (e) MC shall have received from Ernst & Young letters dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding PNC, each in form and substance which is customary in transactions of the nature contemplated by this Agreement;

     (f) MC shall have received opinions of Arnold & Porter and William F. Strome, Esquire, dated the Closing Date, as to the matters specified in Exhibit 5.2(f) hereto; and

     (g) MC shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, in form and substance reasonably satisfactory to MC dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

           (i) No gain or loss will be recognized by MC as a result of the Merger;

          (ii) No gain or loss will be recognized by the stockholders of MC who exchange all of their MC Common Stock solely for PNC Common Stock in the Merger (except with respect to cash received in lieu of a fractional share interest in PNC Common Stock); and

         (iii) The tax basis of the PNC Common Stock received by stockholders who exchange all of their MC Common Stock solely for PNC Common Stock in the Merger will be the same as the tax basis of the MC Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

5.3. CONDITIONS PRECEDENT - PNC AND BANCORP

     The respective obligations of PNC and Bancorp to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by PNC pursuant to Section 6.4 hereof:

     (a) The representations and warranties of MC set forth in Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by PNC; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on MC;

     (b) MC shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

     (c) MC shall have delivered to PNC and Bancorp a certificate, dated the Closing Date and signed by its Chairman, President and Chief Executive Officer or any Executive Vice President to the effect that the conditions set forth in this section have been satisfied;

     (d) The Rights issued pursuant to the MC Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement;

     (e) No event shall have occurred that shall preclude the Merger from being accounted for as a pooling of interests;

     (f) PNC shall have received from Coopers & Lybrand letters dated not more than five days prior to (i) the effective date of the Registration Statement and
(ii) the Closing Date, with respect to certain financial information regarding MC, each in form and substance which is customary in transactions of the nature contemplated by this Agreement;

     (g) PNC and Bancorp shall have received opinions of Skadden, Arps, Slate, Meagher & Flom, Joseph Kott, Esquire and local counsel reasonably satisfactory to PNC, dated the Closing Date, as to the matters specified in Exhibit 5.3(g) hereto; and

     (h) PNC shall have received an opinion of Arnold & Porter, reasonably satisfactory in form and substance to PNC substantially to the effect that the Merger when consummated in accordance with the terms hereof and the Plan of Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and that the exchange of MC Common Stock to the extent exchanged for PNC Common Stock will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of MC.

                                   ARTICLE 6
                       TERMINATION, WAIVER AND AMENDMENT

6.1. TERMINATION

     This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of PNC and MC:

     (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

     (b) At any time on or prior to the Closing Date, by PNC in writing, if MC has, or by MC in writing, if PNC or Bancorp has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein, and in either case if
(x) such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article V hereof.

     (c) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 4.3 hereof have been denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the Merger;

     (d) At any time, by any party hereto in writing, if the shareholders of PNC or MC do not approve the transactions contemplated herein at the special meetings duly called for that purpose; or

     (e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on March 31, 1996, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

6.2. EFFECT OF TERMINATION

     In the event this Reorganization Agreement or the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.5 and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement giving rise to such termination.

6.3. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive PNC, Bancorp or MC (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either PNC or MC, the aforesaid representations, warranties and covenants being material inducements to the consummation by PNC, Bancorp and MC of the transactions contemplated herein.

6.4. WAIVER

     Except with respect to any required shareholder or regulatory approval, PNC and MC, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of PNC and
MC) extend the time for the performance of any of the obligations or other acts of MC, on the one hand, or PNC or Bancorp, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of PNC or MC shall change the number of shares of PNC Common Stock into which each share of MC Common Stock shall be converted pursuant to the Merger.

6.5. AMENDMENT OR SUPPLEMENT

     This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

                                   ARTICLE 7
                                 MISCELLANEOUS

7.1. EXPENSES

     Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that PNC and MC each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement.

7.2. ENTIRE AGREEMENT

     This Reorganization Agreement, the Plan of Merger and the Option Agreements contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreement. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

7.3. NO ASSIGNMENT

     No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

7.4. NOTICES

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

       If to MC:

       Midlantic Corporation
       Metro Park Plaza
       P.O. Box 600
       Edison, New Jersey 08818
       Attention: Garry J. Scheuring
       Chairman, President and
       Chief Executive Officer
       Facsimile No.: 908-321-8518

       With a required copy to:

       Midlantic Corporation
       Metro Park Plaza
       P.O. Box 600
       Edison, New Jersey 08818
       Attention: Joseph H. Kott
       Executive Vice President and
       General Counsel
       Facsimile No.: 908-321-8518

       and to:

       Skadden, Arps, Slate, Meagher & Flom
       919 Third Avenue
       New York, New York 10022
       Attention: William S. Rubenstein, Esquire
       Facsimile No.: 212-735-2000

       If to PNC or Bancorp:

       PNC Bank Corp.
       One PNC Plaza
       Pittsburgh, Pennsylvania 15265
       Attention: Thomas H. O'Brien
       Chairman and Chief Executive Officer
       Facsimile No.: 412-762-4507

       With a required copy to:

       PNC Bank Corp.
       One PNC Plaza
       Pittsburgh, Pennsylvania 15265
       Attention: Walter E. Gregg, Jr., Esquire
       Executive Vice President,
       Finance and Administration
       Facsimile No.: 412-762-4507

       and to:

       Arnold & Porter
       555 Twelfth Street, N.W.
       Washington, D.C. 20004
       Attention: Steven Kaplan, Esquire
       Facsimile No.: 202-942-5999

7.5. CAPTIONS

     The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

7.6. COUNTERPARTS

     This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7. GOVERNING LAW

     This Reorganization Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest

/s/ WILLIAM F. STROME, JR.
------------------------------------------------
William F. Strome
Secretary

(SEAL)

PNC BANK CORP.

By /s/ WALTER E. GREGG, JR.
    ----------------------------------------------------
    Walter E. Gregg, Jr.
    Executive Vice President

Attest

/s/ WILLIAM F. STROME, JR.
------------------------------------------------
William F. Strome
Assistant Secretary

(SEAL)

PNC BANCORP, INC.

By /s/ WALTER E. GREGG, JR.
    ----------------------------------------------------
    Walter E. Gregg, Jr.
    Executive Vice President

Attest

/s/ JOHN M. SPERGER
------------------------------------------------
John M. Sperger
Secretary

(SEAL)

MIDLANTIC CORPORATION

By /s/ GARRY J. SCHEURING
    ----------------------------------------------------
    Garry J. Scheuring
    Chairman, President and
      Chief Executive Officer

                                                                         ANNEX A

                        AGREEMENT AND PLAN OF MERGER OF
                             MIDLANTIC CORPORATION
                        WITH AND INTO PNC BANCORP, INC.
                                  (AS AMENDED)

     AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of July 10, 1995, by and between MIDLANTIC CORPORATION ("MC"), a New Jersey corporation having its principal executive office at Metro Park Plaza, P.O. Box 600, Edison, New Jersey 08818 and PNC BANCORP, INC. ("Bancorp"), a Delaware corporation having its registered office at 222 Delaware Avenue, Wilmington, Delaware 19899, and joined in by PNC BANK CORP. ("PNC"), a Pennsylvania corporation having its principal executive office at One PNC Plaza, Pittsburgh, Pennsylvania 15265.

                                   WITNESSETH

     WHEREAS, the respective Boards of Directors of MC, Bancorp and PNC deem the merger of MC with and into Bancorp, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of MC, Bancorp and PNC have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement"); and

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                     MERGER

     Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as hereinafter defined), MC shall be merged with and into Bancorp, pursuant to the provisions of, and with the effect provided in, Chapter 10 of the New Jersey Business Corporation Act, N.J. Rev. Stat. Section 14A:10-1 et seq. and 8 Del. Code Ch. 1, subchapter IX (said transaction being hereinafter referred to as the "Merger"). On the Effective Date, the separate existence of MC shall cease and Bancorp, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (Bancorp as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Corporation.")

                                   ARTICLE II
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Certificate of Incorporation and the By-Laws of Bancorp in effect immediately prior to the Effective Date shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

                                  ARTICLE III
                               BOARD OF DIRECTORS

     On the Effective Date, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of Bancorp immediately prior to the Effective Date.

                                   ARTICLE IV
                                    CAPITAL

     The shares of capital stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

                                   ARTICLE V
                         CONVERSION AND EXCHANGE OF MC
                       SHARES; FRACTIONAL SHARE INTERESTS

     1. On the Effective Date, each share of the common stock of MC, par value $3 per share ("MC Common Stock"), outstanding immediately prior to the Effective Date (except as provided in Paragraphs 2, 5 and 7 of this Article), including each attached right issued pursuant to the Rights Agreement dated as of February 23, 1990 between MC and Midlantic Bank, N.A. (as amended), shall by virtue of the Merger be converted into 2.05 shares of common stock, par value $5 per share, of PNC ("PNC Common Stock").

     2. On the Effective Date, all shares of MC Common Stock held in the treasury of MC or owned beneficially by any subsidiary of MC other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of MC Common Stock owned by PNC or owned beneficially by any subsidiary of PNC other than in a fiduciary capacity or in connection with a debt previously contracted shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

     3. On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of MC Common Stock (any such certificate being hereinafter referred to as a "Certificate") may surrender the same to PNC or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of shares of PNC Common Stock to which such holder is entitled as provided herein and a check in an amount equal to the amount of cash to be paid pursuant to Paragraph 7 of this Article V, without interest, to which such holder is entitled. Until so surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of shares of PNC Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid. No dividends or other distributions declared after the Effective Date with respect to PNC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article V. After the surrender of a Certificate in accordance with this Article V, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of PNC Common Stock represented by such Certificate. Certificates surrendered for exchange by any person who is an "affiliate" of MC for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of PNC Common Stock until PNC has received the written agreement of such person contemplated by Section 4.9 of the Reorganization Agreement. If any certificate for shares of MC Common Stock is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of PNC or its agent that such taxes are not payable.

     4. Upon the Effective Date, the stock transfer books of MC shall be closed and no transfer of MC Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, neither PNC or its agent nor any party to the Merger shall be liable to a holder of MC Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

     5. In the event that prior to the Effective Date the outstanding shares of PNC Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in PNC's capitalization, all without PNC receiving adequate consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of PNC Common Stock to be thereafter delivered pursuant to this Plan of Merger.

     6. On the Effective Date, MC's obligations under its Incentive Stock and Stock Option Plan (1986) (the "1986 Plan"), the Midlantic Banks, Inc. Incentive Plan and the Continental Bancorp, Inc. 1982 Stock Option Plan (the "Option Plans") and each stock option granted under the Option Plans and outstanding on the Effective Date (an "MC Option") shall be treated as follows:

     (i) Each MC Option granted to any person who is, on the date MC's shareholders approve the Merger, subject to the reporting requirements of
Section 16(a) of the Securities Exchange Act of 1934, as amended, with respect to equity securities of MC (an "Insider") shall, as to the portion of the MC Option that is then exercisable under the Option Plans (in the case of MC Options granted under the 1986 Plan, determined by giving effect to the acceleration provisions of Section 4(d)(ii) of the 1986 Plan but without regard to the acceleration provisions of Section 4(d)(i) of the 1986 Plan) (a "Vested MC Option") be assumed by PNC and each such option shall become an option (a "PNC Option") that entitles such Insider to receive, upon payment of the exercise price, 2.05 shares of PNC Common Stock for each share of MC Common Stock covered by the Vested MC Option. Each such PNC Option shall be subject to the same terms and conditions as were applicable to the Vested MC Option, except that immediately following the Effective Date, the PNC Option shall be cancelled in exchange for the number of shares of PNC Common Stock having an aggregate "fair market value" equal to the product of (1) the number of shares of PNC Common Stock subject to such PNC Option and (2) the excess, if any, of the fair market value of a share of PNC Common Stock on the Effective Date over the exercise price of the PNC Option.

     (ii) The portion of each MC Option held by an Insider that is not a Vested MC Option shall automatically become exercisable in accordance with Section 4(d) of the 1986 Plan and shall be cancelled on the Effective Date if not theretofore exercised.

     (iii) Each MC Option held by any person who is not an Insider shall be cancelled at the Effective Date and PNC shall deliver to the holder of each such option, in respect thereof, the number of shares of PNC Common Stock having an aggregate fair market value equal to the product of (1) the number of shares of MC Common Stock subject to such option and (2) the excess, if any, of the fair market value of a share of MC Common Stock on the Effective Date over the exercise price of such option.

     For purposes of this Paragraph 6, (1) "fair market value" with respect to a share of MC Common Stock shall have the meaning assigned to such term in the Option Plan under which the related MC Option was granted and (2) "fair market value" with respect to a share of PNC Common Stock shall have the meaning ascribed to the term "market value" in Paragraph 7 of this Article.

     7. Notwithstanding any other provision hereof, each holder of shares or of Stock Options who would otherwise have been entitled to receive a fraction of a share of PNC Common Stock (after taking into account all Certificates delivered by such holder or all shares to be delivered to such holder upon termination of Stock Options) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of PNC Common Stock multiplied by the market value of such Common Stock. The market value of one share of PNC Common Stock on the Effective Date shall be the closing price of such Common Stock in the New York Stock Exchange--Composite Transactions List (as reported by The Wall Street Journal or other authoritative source) on the last business day preceding such date. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

     8. The provisions pertaining to Stock Options contained in Paragraphs 6 and 7 of this Article V are intended to be for the benefit of, and shall be enforceable by, the respective holders of Stock Options and his or her heirs and representatives.

                                   ARTICLE VI
                          EFFECTIVE DATE OF THE MERGER

     Certificates of merger evidencing the transactions contemplated herein shall be delivered to the Delaware and New Jersey Secretaries of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such certificates of merger (such date and time being herein referred to as the "Effective Date").

                                  ARTICLE VII
                               FURTHER ASSURANCES

     If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of MC, or otherwise carry out the provisions hereof, the proper officers and directors of MC, as of the Effective Date, and thereafter the officers of the Surviving Corporation acting on behalf of MC, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

     The obligations of PNC, Bancorp and MC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                   ARTICLE IX
                                  TERMINATION

     Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of MC, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

                                   ARTICLE X
                                 MISCELLANEOUS

     1. This Plan of Merger may be amended or supplemented at any time prior to its Effective Date by mutual agreement of Bancorp, PNC and MC. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

     2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

     3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

     4. This Plan of Merger shall be governed by and construed in accordance with the laws of New Jersey and Delaware applicable to the internal affairs of MC and Bancorp, respectively.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest

/s/ WILLIAM F. STROME, JR.
------------------------------------------------
William F. Strome
Secretary

(SEAL)

PNC BANK CORP.

By /s/ WALTER E. GREGG, JR.
    ----------------------------------------------------
    Walter E. Gregg, Jr.
    Executive Vice President

Attest

/s/ WILLIAM F. STROME, JR.
------------------------------------------------
William F. Strome
Assistant Secretary

(SEAL)

PNC BANCORP, INC.

By /s/ WALTER E. GREGG, JR.
    ----------------------------------------------------
    Walter E. Gregg, Jr.
    Executive Vice President

Attest

/s/ JOHN M. SPERGER
------------------------------------------------
John M. Sperger
Secretary

(SEAL)

MIDLANTIC CORPORATION

By /s/ GARRY J. SCHEURING
    ----------------------------------------------------
    Garry J. Scheuring
    Chairman, President and
      Chief Executive Officer

                                   APPENDIX B

                           PNC STOCK OPTION AGREEMENT

     This PNC STOCK OPTION AGREEMENT ("Option Agreement") dated as of July 10, 1995, between MIDLANTIC CORPORATION ("MC"), a New Jersey corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("Bank Holding Company Act"), and PNC BANK CORP. ("PNC"), a Pennsylvania corporation registered as a bank holding company under the Bank Holding Company Act.

                                   WITNESSETH

     WHEREAS, the Boards of Directors of MC and PNC, together with the Board of Directors of PNC Bancorp, Inc., have approved an Agreement and Plan of Reorganization ("Reorganization Agreement") and have adopted a related Agreement and Plan of Merger dated as of the date hereof (together referred to herein as the "Merger Agreements"), providing for certain transactions pursuant to which MC would be merged with and into PNC Bancorp, Inc., a subsidiary of PNC;

     WHEREAS, as a condition to MC's entry into the Merger Agreements and to induce such entry, PNC has agreed to grant to MC the option set forth herein to purchase authorized but unissued shares of PNC Common Stock;

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1. DEFINITIONS.

     Capitalized terms defined in the Merger Agreements and used herein shall have the same meanings as in the Merger Agreements.

2. GRANT OF OPTION.

     Subject to the terms and conditions set forth herein, PNC hereby grants to MC an option ("Option") to purchase up to 45,500,000 shares of PNC Common Stock, at a price of $35 per share payable in cash as provided in Section 4 hereof; provided, however, that in the event PNC issues or agrees to issue any shares of PNC Common Stock in breach of its obligations under the Merger Agreements at a price less than $35 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price.

3. EXERCISE OF OPTION.

     (a) MC may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Date of the Merger or (ii) termination of the Merger Agreements in accordance with the provisions thereof prior to the occurrence of a Purchase Event (other than a termination resulting from a willful breach by PNC of any covenant contained therein) or (iii) six months after termination of the Merger Agreements if such termination follows the occurrence of a Purchase Event or is due to a willful breach by PNC of any covenant contained therein; and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

     (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) PNC or any PNC Subsidiary, without having received MC's prior written consent and except as permitted by the Merger Agreements, shall have entered into an agreement with any person (other than MC or any MC Subsidiary) to (x) merge or consolidate, or enter into any similar transaction, with PNC or any PNC Subsidiary, (y) purchase, lease or otherwise acquire all or substantially all of the assets of PNC or any PNC Subsidiary or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of PNC or any PNC Subsidiary; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only PNC and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be a Purchase Event, provided any such transaction is not entered into in violation of the terms of the Merger Agreements;

        (ii) any person (other than PNC, any PNC Subsidiary, the PNC Subsidiaries in a fiduciary capacity, MC, affiliates of MC or subsidiaries of MC in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of PNC Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder); or

       (iii) any person (other than PNC, any PNC Subsidiary, MC or any MC affiliate) (x) shall have made a bona fide proposal to PNC by public announcement or written communication that is or becomes the subject of public disclosure to acquire PNC or any PNC Subsidiary by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction,
             (y) shall have commenced a bona fide tender or exchange offer to purchase shares of PNC Common Stock such that upon consummation of such offer such person would own or control 20% or more of the outstanding shares of PNC Common Stock, or (z) shall have filed an application or notice with the Federal Reserve Board or any other federal or state regulatory agency for clearance or approval to engage in any transaction described in clause (i) or (ii) above, and thereafter the holders of PNC Common Stock shall have not approved the Merger Agreements and the transactions contemplated thereby at the meeting of such stockholders held for such purpose or such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreements.

If more than one of the transactions giving rise to a Purchase Event under this
Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (c) In the event MC wishes to exercise the Option, it shall send to PNC a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, MC shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

4. PAYMENT AND DELIVERY OF CERTIFICATES.

     (a) At the closing referred to in Section 3 hereof, MC shall pay to PNC the aggregate purchase price for the shares of PNC Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by PNC.

     (b) At such closing, simultaneously with the delivery of cash as provided in subsection (a), PNC shall deliver to MC a certificate or certificates representing the number of shares of PNC Common Stock purchased by MC, and MC shall deliver to PNC a letter agreeing that MC will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

     (c) Certificates for PNC Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

        "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and PNC Bank Corp. and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of PNC Bank Corp. A copy of such agreement will be provided to the holder hereof without charge upon receipt by PNC Bank Corp. of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if MC shall have delivered to PNC a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to PNC, to the effect that such legend is not required for purposes of the Securities Act.

5. REPRESENTATIONS.

     PNC hereby represents, warrants and covenants to MC as follows:

     (a) PNC shall at all times maintain sufficient authorized but unissued shares of PNC Common Stock so that the Option may be exercised without authorization of additional shares of PNC Common Stock.

     (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

     In the event of any change in PNC Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of PNC Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of PNC Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.99% of the number of shares of PNC Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize PNC to breach any provision of the Merger Agreements.

7. REGISTRATION RIGHTS.

     PNC shall, if requested by MC, as expeditiously as possible following the occurrence of a Purchase Event and prior to the second anniversary thereof, file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of PNC Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by MC. MC shall provide all information reasonably requested by PNC for inclusion in any registration statement to be filed hereunder. PNC will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The obligations of PNC hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of PNC shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect PNC. The first registration effected under this Section 7 shall be at PNC's expense except for underwriting commissions and the fees and disbursements of MC's counsel attributable to the registration of such PNC Common Stock. A second registration may be requested hereunder at MC's expense. In no event shall PNC be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by PNC of PNC Common Stock. If requested by MC, in connection with any such registration, PNC will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from MC or assignee thereof under this Section 7, PNC agrees to send a copy thereof to MC and to any assignee thereof known to PNC, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

8. SEVERABILITY.

     If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of PNC Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of PNC to allow the holder to acquire or to require PNC to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

9. MISCELLANEOUS.

     (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Notwithstanding anything to the contrary contained in this Agreement or the Merger Agreements, this Agreement shall be deemed to amend the Confidentiality Agreement so as to permit MC to enter into this Agreement and exercise all of its rights hereunder, including its right to acquire PNC Common Stock upon exercise of the Option. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

     (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing MC may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 30 days following the date on which the Federal Reserve Board approves an application by MC under the Bank Holding Company Act to acquire the shares of PNC Common Stock subject to the Option, MC may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of PNC, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on MC's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as provided in the Reorganization Agreement. A party may change its address for notice purposes by written notice to the other party hereto.

     (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

     (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of Pennsylvania applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                                             PNC BANK CORP.

                                             By /s/ THOMAS H. O'BRIEN
                                               ---------------------------------
                                               Thomas H. O'Brien
                                               Chairman and Chief
                                               Executive Officer

                                             MIDLANTIC CORPORATION

                                             By /s/ GARRY J. SCHEURING
                                               ---------------------------------
                                               Garry J. Scheuring
                                               Chairman, President and
                                               Chief Executive Officer

                                   APPENDIX C

                           MC STOCK OPTION AGREEMENT

     This MC STOCK OPTION AGREEMENT ("Option Agreement") dated as of July 10, 1995, between MIDLANTIC CORPORATION ("MC"), a New Jersey corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("Bank Holding Company Act"), and PNC BANK CORP. ("PNC"), a Pennsylvania corporation registered as a bank holding company under the Bank Holding Company Act.

                                   WITNESSETH

     WHEREAS, the Boards of Directors of MC and PNC, together with the Board of Directors of PNC Bancorp, Inc., have approved an Agreement and Plan of Reorganization ("Reorganization Agreement") and have adopted a related Agreement and Plan of Merger dated as of the date hereof (together referred to herein as the "Merger Agreements"), providing for certain transactions pursuant to which MC would be merged with and into PNC Bancorp, Inc., a subsidiary of PNC;

     WHEREAS, as a condition to PNC's entry into the Merger Agreements and to induce such entry, MC has agreed to grant to PNC the option set forth herein to purchase authorized but unissued shares of MC Common Stock;

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1. DEFINITIONS.

     Capitalized terms defined in the Merger Agreements and used herein shall have the same meanings as in the Merger Agreements.

2. GRANT OF OPTION.

     Subject to the terms and conditions set forth herein, MC hereby grants to PNC an option ("Option") to purchase up to 10,425,000 shares of MC Common Stock, at a price of $48 per share payable in cash as provided in Section 4 hereof; provided, however, that in the event MC issues or agrees to issue any shares of MC Common Stock in breach of its obligations under the Merger Agreements at a price less than $48 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price. Notwithstanding anything else in this Agreement to the contrary, the number of shares of MC Common Stock subject to the Option shall be reduced to such lesser number, if any, as may from time-to-time be necessary, but only for so long as may be necessary, to cause PNC not to (a) become an interested stockholder for purposes of the New Jersey Shareholders Protection Act, (b) become an Acquiring Person as such term is defined in the MC Rights Agreement or (c) become an "Interested Shareholder" or an "Affiliate" or "Associate" thereof for purposes of Article EIGHTH of the Restated Certificate of Incorporation of MC.

3. EXERCISE OF OPTION.

     (a) PNC may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Date of the Merger or (ii) termination of the Merger Agreements in accordance with the provisions thereof prior to the occurrence of a Purchase Event (other than a termination resulting from a willful breach by MC of any covenant contained therein) or (iii) six months after termination of the Merger Agreements if such termination follows the occurrence of a Purchase Event or is due to a willful breach by MC of any covenant contained therein; and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

     (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) MC or any MC Subsidiary, without having received PNC's prior written consent, shall have entered into an agreement with any person (other than PNC or any PNC Subsidiary) to (x) merge or consolidate, or enter into any similar transaction, with MC or any MC Subsidiary,
            (y) purchase, lease or otherwise acquire all or substantially all of the assets of MC or any MC Subsidiary or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of MC or any MC Subsidiary; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only MC and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be a Purchase Event, provided any such transaction is not entered into in violation of the terms of the Merger Agreements;

       (ii) any person (other than MC, any MC Subsidiary, the MC Subsidiaries in a fiduciary capacity, PNC, affiliates of PNC or subsidiaries of PNC in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of MC Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder); or

      (iii) any person (other than MC, any MC Subsidiary, PNC or any PNC affiliate) (x) shall have made a bona fide proposal to MC by public announcement or written communication that is or becomes the subject of public disclosure to acquire MC or any MC Subsidiary by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction,
            (y) shall have commenced a bona fide tender or exchange offer to purchase shares of MC Common Stock such that upon consummation of such offer such person would own or control 20% or more of the outstanding shares of MC Common Stock, or (z) shall have filed an application or notice with the Federal Reserve Board or any other federal or state regulatory agency for clearance or approval to engage in any transaction described in clause (i) or (ii) above, and thereafter the holders of MC Common Stock shall have not approved the Merger Agreements and the transactions contemplated thereby at the meeting of such stockholders held for such purpose or such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreements.

If more than one of the transactions giving rise to a Purchase Event under this
Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (c) In the event PNC wishes to exercise the Option, it shall send to MC a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, PNC shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

4. PAYMENT AND DELIVERY OF CERTIFICATES.

     (a) At the closing referred to in Section 3 hereof, PNC shall pay to MC the aggregate purchase price for the shares of MC Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by MC.

     (b) At such closing, simultaneously with the delivery of cash as provided in subsection (a), MC shall deliver to PNC a certificate or certificates representing the number of shares of MC Common Stock purchased by PNC, and PNC shall deliver to MC a letter agreeing that PNC will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

     (c) Certificates for MC Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Midlantic Corporation and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Midlantic Corporation. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Midlantic Corporation of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if PNC shall have delivered to MC a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to MC, to the effect that such legend is not required for purposes of the Securities Act.

5. REPRESENTATIONS.

     MC hereby represents, warrants and covenants to PNC as follows:

     (a) MC shall at all times maintain sufficient authorized but unissued shares of MC Common Stock so that the Option may be exercised without authorization of additional shares of MC Common Stock.

     (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

     In the event of any change in MC Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of MC Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of MC Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.99% of the number of shares of MC Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize MC to breach any provision of the Merger Agreements.

7. REGISTRATION RIGHTS.

     MC shall, if requested by PNC, as expeditiously as possible following the occurrence of a Purchase Event and prior to the second anniversary thereof, file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of MC Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by PNC. PNC shall provide all information reasonably requested by MC for inclusion in any registration statement to be filed hereunder. MC will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The obligations of MC hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of MC shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect MC. The first registration effected under this
Section 7 shall be at MC's expense except for underwriting commissions and the fees and disbursements of PNC's counsel attributable to the registration of such MC Common Stock. A second registration may be requested hereunder at PNC's expense. In no event shall MC be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by MC of MC Common Stock. If requested by PNC, in connection with any such registration, MC will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from PNC or assignee thereof under this Section 7, MC agrees to send a copy thereof to PNC and to any assignee thereof known to MC, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

8. SEVERABILITY.

     If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of MC Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of MC to allow the holder to acquire or to require MC to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

9. MISCELLANEOUS.

     (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Notwithstanding anything to the contrary contained in this Agreement or the Merger Agreements, this Agreement shall be deemed to amend the Confidentiality Agreement so as to permit PNC to enter into this Agreement and exercise all of its rights hereunder, including its right to acquire MC Common Stock upon exercise of the Option. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

     (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing PNC may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 30 days following the date on which the Federal Reserve Board approves an application by PNC under the Bank Holding Company Act to acquire the shares of MC Common Stock subject to the Option, PNC may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of MC, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on PNC's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as provided in the Reorganization Agreement. A party may change its address for notice purposes by written notice to the other party hereto.

     (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

     (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of New Jersey applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                                             PNC BANK CORP.

                                             By /s/ THOMAS H. O'BRIEN
                                               ---------------------------------
                                               Thomas H. O'Brien
                                               Chairman and Chief
                                               Executive Officer

                                             MIDLANTIC CORPORATION

                                             By /s/ GARRY J. SCHEURING
                                               ---------------------------------
                                               Garry J. Scheuring
                                               Chairman, President and
                                               Chief Executive Officer

                                   APPENDIX D

                           [SMITH BARNEY LETTERHEAD]

October 3, 1995

The Board of Directors
PNC Bank Corp.
One PNC Plaza
Fifth Avenue and Wood Street
Pittsburgh, PA 15265

Members of the Board:

We understand that PNC Bank Corp. ("PNC") and Midlantic Corporation ("Midlantic") have entered into an Agreement and Plan of Reorganization and an Agreement and Plan of Merger, each dated as of July 10, 1995 (together, the "Merger Agreement") pursuant to which PNC will acquire Midlantic (the "Merger"). You have requested our opinion as to the fairness, from a financial point of view, to PNC and its shareholders of the exchange ratio (the "Exchange Ratio") of 2.05 shares of the common stock, par value $5.00 per share, of PNC (the "PNC Common Stock") for each share of the common stock, par value $3.00 per share, of Midlantic (the "Midlantic Common Stock") to be paid in the Merger.

In arriving at our opinion, we reviewed the Merger Agreement and certain ancillary documents related thereto and held discussions with certain senior officers, directors and other representatives and advisors of PNC and with certain senior officers and other representatives and advisors of Midlantic concerning the businesses, operations and prospects of PNC and Midlantic. We examined certain publicly available business and financial information relating to PNC and Midlantic as well as certain financial forecasts and other data for PNC and Midlantic which were provided to us by or otherwise discussed with the respective managements of PNC and Midlantic, including information relating to certain strategic implications and operational benefits anticipated from the Merger. We reviewed the current and historical market prices and trading volumes of the PNC Common Stock and Midlantic Common Stock, historical and projected earnings and operating data of PNC and Midlantic, and the capitalization and financial condition of PNC and Midlantic. We also evaluated the potential pro forma financial impact of the Merger on PNC. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered comparable to the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered comparable to those of PNC and Midlantic. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with us, including, without limitation, projected cost savings, revenue enhancements and other operating synergies resulting from the Merger, we have been advised by the management of PNC that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of PNC as to the future financial performance of PNC and Midlantic and the potential strategic implications and operational benefits anticipated from the Merger. We have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. We are not experts in the evaluation of loan portfolios or the allowances for loan losses with respect thereto and have assumed with your consent that such allowances for Midlantic are in the aggregate adequate to cover such losses. In addition, we have not reviewed individual credit files nor have we made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PNC or Midlantic nor have we made any physical inspection of the properties or assets of PNC or Midlantic. We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for PNC or the effect of any other transaction in which PNC might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to PNC with respect to the Merger and will receive a fee for such services, a significant portion of which is payable upon the delivery of this opinion. In the ordinary course of business, we and our affiliates may actively trade the securities of PNC and Midlantic for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We are familiar with PNC and its business and have in the past provided financial advisory and investment banking services to PNC and its affiliates unrelated to the Merger and have received fees for such services. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) maintain business relationships with PNC and may also maintain business relationships with Midlantic.

Our advisory services and the opinion expressed herein are provided for the use of the Board of Directors of PNC in evaluating the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public references to Smith Barney be made, without our prior written consent; provided, however, that we hereby consent to the inclusion of this opinion and reference thereto in any registration statement or proxy statement used in connection with the Merger so long as the opinion is included in its entirety in such registration statement or proxy statement; provided, further, however, that we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to PNC and its shareholders.

Very truly yours,

SMITH BARNEY INC.

                                   APPENDIX E

                           [MERRILL LYNCH LETTERHEAD]

October 3, 1995

Board of Directors
Midlantic Corporation
Metro Park Plaza
Edison, New Jersey 08810

Members of the Board:

     Midlantic Corporation ("Midlantic") and PNC Bank Corp. ("PNC") have entered into an Agreement and Plan of Reorganization and a related Agreement and Plan of Merger (collectively the "Agreement") dated July 10, 1995, pursuant to which Midlantic will be merged with a wholly owned subsidiary of PNC, in a transaction (the "Merger") in which each outstanding share of Midlantic's common stock, par value $3.00 per share (the "Midlantic Shares"), will be converted into the right to receive 2.05 shares (the "Exchange Ratio") of the common stock, par value $5.00 per share, of PNC (the "PNC Shares"). In connection with the Merger, the parties have also entered into agreements, dated July 10, 1995 (the "Option Agreements") pursuant to which Midlantic and PNC have granted to the other an option to acquire approximately 19.9% of their respective common shares outstanding (all as set forth more fully in the Option Agreements).

     You have asked us whether, in our opinion, the proposed Exchange Ratio in the Merger is fair to the holders of Midlantic Shares from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed Midlantic's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1994 and Midlantic's Quarterly Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1995 and June 30, 1995;

     (2) Reviewed PNC's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1994 and PNC's Quarterly Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1995 and June 30, 1995;

     (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, assets and prospects of Midlantic and PNC, furnished to us by Midlantic and PNC;

     (4) Conducted discussions with members of senior management of Midlantic and PNC concerning their respective businesses, operations, regulatory condition and prospects;

     (5) Reviewed the historical market prices and trading activity for the Midlantic Shares and the PNC Shares and compared them with that of certain publicly traded companies which we deemed to be relevant;

     (6) Compared the results of operations of Midlantic and PNC with that of certain companies which we deemed to be relevant;

     (7) Compared the proposed financial terms of the Merger contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

     (8) Analyzed the pro forma impact of the transaction on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of PNC;

     (9) Participated in discussions and negotiations among representatives of Midlantic and PNC;

     (10) Reviewed the Agreement;

     (11) Reviewed the Option Agreements; and

     (12) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary to the rendering of this opinion.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by Midlantic and PNC, and we have not assumed any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of the assets or liabilities of Midlantic or PNC or any of their subsidiaries, nor have we been furnished any such evaluation or appraisal. We have also relied upon the managements of Midlantic and PNC as to the reasonableness and achievability of the financial operating forecasts (and the assumptions and bases therefor) provided to us. In that regard, we have assumed with your consent that such forecasts, including, without limitation, financial forecasts, projected cost savings and operating synergies resulting from the Merger and projections regarding future economic conditions and results of operations reflect the best currently available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and the time periods currently estimated by the managements of Midlantic and PNC. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We are not experts in the evaluation of allowances for loan losses and we have not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses of Midlantic and PNC, nor have we reviewed any individual credit files.

     We have been retained by the Board of Directors of Midlantic as an independent contractor to act as financial advisor to Midlantic with respect to the Merger and will receive a fee for our services. We have, in the past, provided financial advisory and financing services to Midlantic and PNC and have received fees for the rendering of such services. In addition, in the ordinary course of business, we may actively trade debt and/or equity securities of Midlantic and PNC and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Midlantic and does not constitute a recommendation to any shareholder of Midlantic as to how such shareholder should vote at any shareholder meeting of Midlantic held in connection with the Merger.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed Exchange Ratio in the Merger is fair to the holders of Midlantic Shares from a financial point of view.

                                    Very truly yours,

                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                INCORPORATED

                                       E-2